UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Bank of Hawaii Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Your VOTE is important!

Notice of 2022

Annual Meeting of Shareholders

and Proxy Statement

Meeting Date: April 29, 2022

Bank of Hawaii Corporation

130 Merchant Street

Honolulu, Hawaii 96813

LETTER FROM OUR CHAIRMAN, CEO, AND PRESIDENT

March 18, 2022

Dear Shareholder:

The 2022 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held via live webcast on Friday, April 29, 2022, at 8:30 a.m. Hawaii Standard Time.  Each shareholder will be asked to provide their control number when logging in to attend the virtual Annual Meeting.  Shareholders who hold shares through an intermediary, such as a bank or broker, will also be able to use the control number provided by their bank or broker to attend and participate at the virtual Annual Meeting.  More detailed instructions on how to attend and vote at the virtual Annual Meeting are found on pages 3 and 4.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider and vote upon at the meeting.  A report to shareholders on the affairs of Bank of Hawaii Corporation also will be given and shareholders will have the opportunity to ask about matters of interest concerning the Company through the virtual meeting platform during the virtual Annual Meeting.

For reasons explained in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR Proposal 1: Election of Directors, FOR Proposal 2: Advisory Vote on Executive Compensation, and FOR Proposal 3: Ratification of the Re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.

Your vote is very important.  Please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to virtually attend the Annual Meeting.  If you wish to do so, your proxy may be revoked at any time before voting occurs at the virtual Annual Meeting.  You may also vote and change your vote at the virtual Annual Meeting.

On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

Peter S. Ho Chairman of the Board, Chief Executive Officer, and President

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

To be held April 29, 2022

To Our Shareholders:

The 2022 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held via live webcast at www.meetnow.global/MFQZ9X7 on Friday, April 29, 2022, at 8:30 a.m. Hawaii Standard Time for the following purposes:

1.

To elect 14 persons to serve as directors of the Company for a term of one year each until the 2023 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, or until the director’s earlier resignation, removal, death or disqualification.

2.	To hold an advisory vote on executive compensation.
3.	To ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.
4.	To transact any other business that may be properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this Notice, which is being mailed to shareholders on or about March 18, 2022.  Shareholders of record of Bank of Hawaii Corporation common stock (NYSE: BOH) at the close of business on February 28, 2022, are entitled to attend the meeting and vote on the business brought before it.  A list of such shareholders shall be open to the examination of any shareholders upon request following the 2022 Annual Meeting of Shareholders.

We look forward to connecting with you at the meeting.  However, if you cannot attend the meeting, your shares may still be voted by telephone or via the Internet, or you may complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid return envelope.

By Order of the Board of Directors,

Patrick M. McGuirk
Senior Executive Vice President and Corporate Secretary
Bank of Hawaii Corporation

Honolulu, Hawaii

March 18, 2022

Your Vote is Important!

Please promptly sign and return the enclosed proxy card, or vote by telephone or on the Internet.  Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting.

Thank you for your participation!

Important Notice Regarding the Availability of Proxy Materials

for the 2022 Annual Meeting of Shareholders to be Held on April 29, 2022.

The Proxy Statement and the Bank of Hawaii Corporation 2021 Annual Report

on Form 10-K to Shareholders for the year ended December 31, 2021, are available at www.edocumentview.com/boh.

We encourage you to access and review all of the information in the proxy materials before voting.

BANK OF HAWAII CORPORATION

PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary contains highlights of information contained elsewhere in our proxy statement and does not contain all information to be considered.  We encourage you to read the entire proxy statement before voting.

PROPOSALS FOR THE ANNUAL MEETING

Proposal		Board Recommendation	Page
1	Election of Directors You are being asked to elect 14 directors. Each of the nominees standing for election will hold office until the 2023 Annual Meeting of Shareholders. The number of directors to be elected was fixed by the Board on October 22, 2021.	“FOR” each nominee	6

2	Advisory Vote on Executive Compensation You are being asked to vote, on an advisory (non-binding) basis, to approve the Company's executive compensation as disclosed in this proxy statement.	“FOR”	35

3	Ratification of the Re-Appointment of Ernst & Young LLP You are being asked to ratify, on an advisory (non-binding) basis, the re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2022.	“FOR”	67

VOTING YOUR SHARES

You may vote if you are a shareholder of record as of the close of business on February 28, 2022.  Each share of common stock is entitled to one vote.  Series A Preferred Stock generally is not entitled to vote.  On the Record Date, there were 40,391,183 shares of common stock issued and outstanding.  All votes are confidential.

Online Registered holders can go to www.envisionreports.com/boh and follow the instructions. For shares held in street name, please see the instruction card included by your broker or nominee.

By Telephone

If you live in the United States, you may submit your proxy by following the “Vote by Telephone” instruction on the proxy card.  For shares held in street name, please see the instruction card included by your broker or nominee.

By Mail

Complete, sign, and date the proxy card and return it in the envelope that was provided in the proxy statement package.  For shares held in street name, please see the instruction card included by your broker or nominee.

Virtual Attendance via Webcast

Register with your control number found on your proxy card, notice, or voting instruction form provided by your bank or broker and attend our virtual annual meeting. More detailed instructions on how to attend and vote are found on pages 3 and 4.

Even if you plan to attend the Annual Meeting, we encourage all shareholders to vote in advance of the meeting.

HIGHLIGHTS

Bank of Hawaii Corporation (the “Company”) is an independent regional financial services company. The Company’s principal subsidiary, Bank of Hawaii (the “Bank”), was founded in 1897 and provides a broad range of financial products and services to businesses, consumers and governments in Hawaii and the West Pacific.

Bank of Hawaii Corporation is committed to meeting high standards of ethical behavior, corporate governance, and business conduct.  The first two columns in the table below summarize the Company's governance and compensation practices, demonstrating what we do to drive performance and manage risk and is current through March 1, 2022.  The third column highlights the Company's business performance during 2021.

Corporate Governance	Compensation Program Best Practices	Business Performance

•      Annual election of directors

•      Majority voting in director elections with a plurality carve-out in the case of contested elections and a director resignation policy

•      Independent directors comprise 86% of the Board and 100% of key committees

•      36% of directors are women and 50% are ethnically diverse

•      Ongoing director refreshment with 6 new directors added in the past 5 years

•      Regular executive sessions of the Board without management present

•      Directors actively participate in continuing education programs

•      All directors attended at least 75% of the board and committee meetings

•      Annual Say-on-Pay vote

•      Robust shareholder engagement process

•      Effective whistleblower policy and program

•      Annual Board and Committee self-evaluations

•      No poison pill

•      Pay for performance by tying a substantial portion of executive compensation to performance goals

•      Significant portion of compensation is variable and performance-based

•      Significant stock ownership requirements (5x base salary for CEO, 2x for other NEOs)

•      No employment or severance agreements with NEOs

•      Anti-hedging and anti-pledging stock policies

•      Regularly conduct assessments to identify and mitigate risk in compensation programs

•      Evaluate executive compensation data and practices of our peer group companies as selected annually by the committee with guidance from the independent compensation consultant

•      Double-trigger change-in-control provisions

•      Independent compensation consultant

•      Formalized clawback policy

•      No tax gross-ups

•      No excessive perquisites

•      No repricing of equity incentive awards

•      Earnings per common share for the full year of 2021 were $6.25

•      Loans increased 3% from 2020; deposits increased 12%, to a new record high surpassing $20 billion

•      Total Assets grew to new high and ended the year at $22.8 billion

•      Asset quality, liquidity, and capital all remain strong

•      Rated A2 “Baseline Credit Assessment” by Moody's Investors Service placing Bank of Hawaii a notch above the current U.S. bank median and 4 notches above the current global bank median

•      As reported by the FDIC, Bank of Hawaii had the largest deposit share of any financial institution in the state of Hawaii, as well as the largest market share gain

•      Bank of Hawaii Mililani Branch was selected as a 2021 Kukulu Hale Award in the New Commercial category by NAIOP Hawaii (National Association of Industrial and Office Properties)

•      Named Best Bank by the readers of the Honolulu Star-Advertiser, Hawaii Tribune-Herald, West Hawaii Today, and Hawaii Home + Remodeling Magazine

See “Corporate Governance” starting on page 18, “Compensation Discussion and Analysis” starting on page 36, and “Business and Performance Overview” starting on page 40.

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Bank of Hawaii Corporation is soliciting the enclosed proxy for the Company's 2022 Annual Meeting of Shareholders (the “Annual Meeting”).  The proxy statement, proxy card, and the Company's Annual Report to Shareholders and Annual Report on Form 10-K are being distributed to the Company's shareholders on or about March 18, 2022.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	What is a proxy?
A:

A proxy is your legal designation of another person to vote the shares you own.  That other person that you designate is called a proxy and is required to vote your shares in the manner you instruct.  If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.  If you vote by phone or via the Internet, you will have designated Patrick M. McGuirk and/or Russell Lum to act as your proxy to vote your shares at the Annual Meeting in the manner you direct.

Q:	How many shares must be present to hold the annual meeting?
A:

The holders of at least one-third of the Company’s outstanding common stock on the Record Date entitled to vote at the annual meeting must be represented, in person or by proxy, to conduct business.  That amount is called a quorum.  Shares are counted as present at the meeting if a shareholder entitled to vote is present at the meeting, or has submitted a properly signed proxy in writing, or by voting by telephone or via the Internet.  We also count abstentions and broker non-votes as present for purposes of determining a quorum.

Q:	Why did I receive a one-page notice (the “Notice”) in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:

The rules and regulations of the Securities and Exchange Commission (the “SEC”) allow companies to furnish proxy materials by providing access to such documents on the Internet instead of mailing a printed copy of proxy materials to each shareholder of record.  Shareholders who previously requested to receive printed copies of proxy materials by mail will continue to receive them by mail.  Shareholders who have not previously indicated a preference for printed copies of proxy materials are receiving the Notice.  The Notice provides instructions on how to access and review all of the proxy materials and how to submit your proxy via the Internet.  If you would like to receive a printed or e-mail copy of the proxy materials, please follow the instructions for requesting such materials in the Notice.

Q:	What are the voting procedures?
A:

Under our Certificate of Incorporation, Directors are elected annually by majority of votes cast (Proposal 1).  This means that a director is elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee.  In the event of a contested election, the election is determined by plurality vote.  This means that the nominees who receive the highest number of affirmative votes are elected.  Abstentions and broker non-votes do not affect the outcome of a plurality vote.

The advisory vote on executive compensation (Proposal 2) and the advisory vote on the ratification of the reappointment of our independent registered public accounting firm (Proposal 3) are also decided by a majority of votes cast.  For Proposals 1 and 2, broker non-votes will be treated as not entitled to vote and will not affect the outcome.  For Proposal 3, your broker, bank, trustee, or other nominee may exercise its discretion and vote.  Abstentions will have the same effect as votes cast against the proposal.

Holders of our common stock are entitled to one vote per share of common stock held on the Record Date. The outstanding shares of Series A Preferred Stock are not entitled to any voting rights for any current proposal.

Q:	May I change my vote?
A:

Yes.  You may change your proxy instructions any time before the vote at the Annual Meeting.  Attendance at the virtual Annual Meeting will not cause your previously granted proxy to be revoked unless you also vote at the meeting.

Q:	What is a broker non-vote?
A:

The New York Stock Exchange (“NYSE”) allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers.  Of the proposals anticipated to be brought at the annual meeting, only Proposal 3 (the ratification of the re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2022 fiscal year) is considered by the NYSE to be a routine matter.  Your broker, therefore, may vote your shares in its discretion on Proposal 3 if you do not instruct your broker how to vote.  If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker.  Therefore, your broker will need to return a proxy card without voting on these non-routine matters if you do not give voting instructions with respect to these matters.  This is referred to as a “broker non-vote.”  The NYSE does not consider Proposal 1 (election of Directors) and Proposal 2 (advisory vote on executive compensation) to be routine matters, so your broker may not vote on these matters in its discretion.  It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote is counted with respect to these non-routine matters.

Q:	Why are we holding a virtual Annual Meeting?
A:

We believe that it is best to hold a virtual only Annual Meeting via webcast this year given the continuing global health concerns associated with the COVID-19 pandemic.  In addition, a virtual meeting provides broad and convenient access to the Annual Meeting and enables participation by our shareholders in a cost reducing and environmentally friendly way.  The virtual Annual Meeting will allow our shareholders to ask questions and to vote.  The Company fully intends to return to an in-person meeting when it is safe to do so.

Q:	How can I attend the Annual Meeting virtually on the Internet?
A:

The Annual Shareholders’ Meeting will be virtual and conducted by webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company at the close of business on February 28, 2022. An in-person meeting will not be held. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MFQZ9X7. To participate in the Annual Meeting, you will need to review the information included on your Notice, proxy card or the instructions that accompanied your proxy materials.

The online meeting will begin promptly at 8:30 a.m. Hawaii Standard Time. We encourage you to access the virtual meeting website prior to the start time to leave ample time for check-in. Please follow the instructions as outlined in this proxy statement.

If you hold your shares through a bank or broker as a beneficial shareholder, and want to attend the Annual Meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so) you have two options:

1)	Registration in Advance of the Annual Meeting

Submit proof of your proxy power (“Legal Proxy”) from your broker or bank reflecting your Bank of Hawaii Corporation holdings along with your name and email address to Computershare. Requests for registration must be labeled “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time, on April 26, 2022. You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare at the following:

By email:	Forward the email from your broker granting you a Legal Proxy, or attach an image of your Legal Proxy, to
legalproxy@computershare.com

By mail:	Computershare
Bank of Hawaii Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

2)	Register at the Annual Meeting

For the 2022 proxy season, an industry solution has been agreed upon to allow beneficial shareholders to register online at the Annual Meeting to attend, ask questions and vote.  We expect that the vast majority of beneficial shareholders will be able to fully participate using the control number received with their voting instruction form. Please note, however, that this option is intended to be provided as a convenience to beneficial shareholders only, and there is no guarantee this option will be available for every type of beneficial shareholder voting control number. The inability to provide this option to any or all beneficial shareholders shall in no way impact the validity of the Annual Meeting. Beneficial shareholders may choose the Register in Advance of the Annual Meeting option above, if they prefer to use this traditional, paper-based option. You may vote your shares as usual via ProxyVote.com.

In any event, please go to www.meetnow.global/MFQZ9X7 for more information on the available options and registration instructions.

Q:	What if I have trouble accessing the Annual Meeting virtually?
A:

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones). Please ensure you have a strong internet connection prior to joining the meeting virtually and join the meeting several minutes prior to the start time. There will be a link on the meeting page for further assistance should you need it, or you may call:

Computershare

1-888-724-2416

1-781-575-2748

Hours: 8:30 a.m. - 6:00 p.m. Eastern Time

Q:	May I propose actions for consideration at next year's annual meeting of shareholders?
A:

Yes.  You may submit proposals for consideration at the 2023 Annual Meeting of Shareholders by presenting your proposal in writing to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813 and in accordance with the following schedule and requirements.

Proposals To Be Included In The Proxy Statement and Voted On At The Meeting.  Proposals that shareholders wish to have included in the proxy statement for the 2023 Annual Meeting of Shareholders must be made in accordance with SEC Rule 14a-8.  Proposals must be received by the Company's Corporate Secretary on or before November 18, 2022, at the above address.

Proposals To Be Voted On At The Meeting Only.  Under Section 1.12 of the Company's Bylaws, for a shareholder to bring a proposal before the 2023 Annual Meeting, the Company must receive the written proposal not later than 80 days nor earlier than 90 days before the first anniversary of the 2022 annual meeting; in other words, not earlier than January 29, 2023, and no later than February 8, 2023.  The proposal also must contain the information required in the Bylaws.  If you wish to make one or more nominations for election to the Board, the required information includes, among other things, the written consent of such individual to serve as director and (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of Bank of Hawaii Corporation common stock each nominee beneficially owns.  These advance notice provisions are separate from the requirements a shareholder must meet to have a proposal included in the proxy statement under SEC rules.  By complying with these provisions, a shareholder may present a proposal in person at the meeting, but will not be entitled to have the proposal included in the Company's proxy statement unless they comply with the requirements described in the preceding paragraph.  Persons holding proxies solicited by the Board may exercise discretionary authority to vote against such proposals.

Q:	Where can I find the voting results of the Annual Meeting?
A:	We plan to announce preliminary voting results at the Annual Meeting. We will publish final voting results in a report on Form 8-K within four business days of the Annual Meeting.
Q:	What happens if the meeting is postponed or adjourned?
A:	Your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company’s Certificate of Incorporation requires that the Company’s Board consist of not fewer than three directors and not more than 15 directors, with the exact number to be determined by the Board.  On October 22, 2021, the Board fixed the number of directors for election at the annual meeting at 14.  Each of the 14 directors listed below has been nominated for a one-year term to serve until the 2023 Annual Meeting of Shareholders and until his or her successor is elected and qualified or until the director’s earlier resignation, removal, death or disqualification. In the event that any or all of the director nominees are unable to stand for election as director, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, may select different nominees for election as directors.

Certain information with respect to each of the nominees is set forth below, including his or her principal occupation, qualifications, and directorships during the past five years.  Each nominee has consented to serve and all nominees are currently serving on the Company’s Board.  The nominees were each recommended to the Board by the Company’s Nominating & Corporate Governance Committee whose goal is to assemble a board that operates cohesively, encourages candid communication and discussion, and focuses on activities that help the Company create sustainable long-term growth and maximize shareholder value.  The Nominating & Corporate Governance Committee also looks at the individual strengths of directors, their ability to contribute to the Board, and whether their skills and experience complement those of the other directors.  A more detailed discussion on the nomination process and the criteria the Nominating & Corporate Governance Committee considers in their evaluation of director candidates is found in the Commitment to Effective Corporate Governance section which begins on page 18.

The Board of Directors recommends a vote “FOR” each of the nominees.

Name	Age	Year First Elected as Director	Independent	Other Public Directorships Held in Last 5 Years	Committee Membership
S. Haunani Apoliona	72	2004	Yes	None	BPC, FIMC, NCGC
Mark A. Burak	73	2009	Yes	None	ARC, NCGC
John C. Erickson	60	2019	Yes	2	ARC, NCGC
Joshua D. Feldman	49	2019	Yes	None	BPC, DAC, HRC, NCGC
Peter S. Ho	56	2009	No	None	None
Michelle E. Hulst	48	2019	Yes	1	DAC, HRC, NCGC
Kent T. Lucien	68	2006	No	1	BPC, DAC, FIMC
Elliot K. Mills	52	2021	Yes	None	DAC, HRC, NCGC
Alicia E. Moy	44	2017	Yes	1	ARC, FIMC, NCGC
Victor K. Nichols	65	2014	Yes	2	ARC, DAC, NCGC
Barbara J. Tanabe	72	2004	Yes	None	ARC, FIMC, HRC, NCGC
Dana M. Tokioka	51	2020	Yes	None	DAC, FIMC
Raymond P. Vara, Jr.	52	2013	Yes	None	ARC, HRC, NCGC
Robert W. Wo	69	2002	Yes	None	FIMC, HRC, NCGC

ARC - Audit & Risk Committee

BPC - Benefit Plans Committee

DAC - Digital Advisory Committee

FIMC - Fiduciary & Investment Management Committee

HRC - Human Resources & Compensation Committee

NCGC - Nominating & Corporate Governance Committee

As one of the largest financial institutions in Hawaii, finding director candidates with a deep knowledge of the focused market in which we operate is critical.  The nominees' breadth and diversity of experience, mix of qualifications, attributes, and skills strengthen our Board of Director's effective oversight of the Company's business.  While our longer tenured directors bring a wealth of experience and deep understanding of the business, we recognize the need for fresh perspectives, have consistently added new directors, and are committed to continued board and committee diversity and refreshment.

Board Diversity & Skills
11	6	4	6	4
Experience with unique Hawaii marketplace	Independent directors with financial expertise	Significant international experience	Banking experience	Other public company board experience
2	1	3	5	7
Media expertise	Background in public policy	Technology experience	Female directors	Native Hawaiian and/or Asian ancestry

QUALIFICATIONS AND EXPERIENCE

Name	Qualifications
S. Haunani Apoliona	Key Experience and Qualifications

•       Ms. Apoliona has dedicated more than 40 years working with and on behalf of Native Hawaiians.  Her knowledge of Native Hawaiian affairs and cultural and charitable causes in Hawaii gives her a unique perspective on the values and interests of our core market, which pervade the business environment.  These insights inform the discussion at both the Board and on the Nominating & Corporate Governance Committee.

Career Highlights

•       Ms. Apoliona was elected Trustee of the Office of Hawaiian Affairs (“OHA”) (entity established by the Constitution of the State of Hawaii to improve the conditions and protect the entitlements of Native Hawaiians) in 1996 and served through 2016.

•       As Chair of the OHA Board of Trustees from 2000 through 2010, she led the pursuit of Federal Recognition for Native Hawaiians, resolution of long-standing ceded land revenue disputes, and a vast array of advocacy initiatives for Native Hawaiians.

Other Professional Experience and Community Involvement

•       Ms. Apoliona was President and Chief Executive Officer of Alu Like, a nonprofit organization with a mission to assist Native Hawaiians in achieving social and economic self-sufficiency, including workforce training, vocational education, and training in entrepreneurship, business development and computer technology.  She was recently appointed by Governor David Ige to the 7-member Commission on Salaries for the State of Hawai‘i.  She has also been an honored composer and musician for more than 35 years.

•       Ms. Apoliona served on the State of Hawai‘i Commission on Salaries from 2019 through 2020, and received the JFM Leadership Award.

Education
• Ms. Apoliona studied at the University of Hawai‘i at Mānoa graduating with bachelor’s degrees in sociology and liberal arts (Hawaiian studies) and a master’s degree from the School of Social Work.
Mark A. Burak	Key Experience and Qualifications

•       Mr. Burak’s career in accounting, finance and strategic planning for major banking organizations brings a high level of sophistication to his participation in Board discussions of a wide range of financial, strategic planning and operating matters, and his prior engagement as a consultant to Bank of Hawaii, including considerable involvement in formulating our longer term strategy, along with his twelve years of experience on the Board, provide him substantial knowledge of our business.  His professional experience and educational background make him qualified to serve on the Board and as Chair of the Audit & Risk Committee.

Career Highlights

•       Mr. Burak was an independent consultant providing planning and business performance evaluation advisory services.

•       He formerly served as Executive Vice President for Planning, Analysis and Performance Measurement at Bank of America, having retired after more than thirty years of service.

•       Mr. Burak held various accounting and finance positions based in Chicago, London, San Francisco, and Charlotte at Bank of America and the former Continental Illinois National Bank.

Other Professional Experience and Community Involvement

•       Mr. Burak is a Certified Public Accountant and served as Controller, Managing Director of Management Accounting & Analysis, Business Segment Controller, and Regional Controller for Europe and Asia for the former Continental Illinois National Bank.

•       He serves on the Board of Trustees of the Manoa Heritage Center and the Honolulu Museum of Art where he was also the organization’s Treasurer and Chairman of the Finance Committee before reaching his term limit and moved to Emeritus Trustee status in 2020.  He served as an Interim Director of the Honolulu Museum of Art from 2019 to early 2020.

•       He is a member of Financial Executives International, having served on several local chapter boards and as President of the San Francisco Chapter, and is a member of the American Institute of Certified Public Accountants.

Education

•       Mr. Burak received his bachelor’s degree in business administration in public accounting from Loyola University of Chicago and his M.B.A. in finance from the Kellogg Graduate School of Management at Northwestern University.

Name	Qualifications
John C. Erickson	Key Experience and Qualifications

•       A seasoned financial services executive with over 38 years in the industry, Mr. Erickson brings a wealth of strategic, operational and management experience, having led a wide range of business units, including commercial lending, deposits, risk management, capital markets and wealth management.  Mr. Erickson worked with Union Bank in California until 2014 and his tenure included serving as Vice Chairman and Chief Risk Officer as well as Chief Corporate Banking Officer during that time.  In addition, he served on the board of Zions Bancorporation, a publicly traded financial services holding company, as Chairman of the Risk Oversight Committee and as an Audit Committee member from 2014 to 2016.  He has served on the board of Luther Burbank Corporation, a publicly traded financial services holding company, since 2017 and is a member of the Audit & Risk and Compensation Committees.  Mr. Erickson’s strong banking, risk management, board, and executive background qualify him to serve on our Board and Audit & Risk Committee.

Career Highlights

•       Mr. Erickson began his career at Union Bank in 1983, and served in various leadership roles including Vice Chairman, Chief Corporate Banking Officer responsible for Commercial Banking, Real Estate Industries, Global Treasury Management, Global Capital Markets, and Wealth Management, and as Vice Chairman and Chief Risk Officer responsible for enterprise-wide risk management and regulatory relations.

Other Professional Experience and Community Involvement

•       Mr. Erickson served on the boards of the California Bankers Association, The Living Desert as a member of the Finance and Long Range Planning Committees, and The Music Center as its Treasurer and a member of the Executive Committee.

•       He was a member of the Audit Committee Roundtable of Orange County, the Financial Services Board Roundtable and the American Bankers Association Bankers Council.

Education
• Mr. Erickson received his bachelor’s degree with an emphasis in economics and his M.B.A. with an emphasis in finance from the University of Southern California.
Joshua D. Feldman	Key Experience and Qualifications

•       Mr. Feldman is President and CEO of Tori Richard, Ltd., founded in 1956.  Tori Richard, Ltd. is a Honolulu-based manufacturer, wholesaler and retailer of branded resort apparel, licensed apparel products, private label clothing and uniforms.  He began his career in 1994 and was appointed President and CEO in 2004.  Mr. Feldman has a solid understanding of the Hawaii marketplace and his accomplishments locally and globally evidence his strategic and progressive insights and operational expertise.  His skills, background and experiences as an innovator in the retail sector bring a valuable perspective to the Board and qualify him to serve on the Board and the Human Resources & Compensation Committee.

Career Highlights

•       Under his leadership, Mr. Feldman created Tori Richard’s retail division, TR Retail LLC, relaunched the women's division, acquired Kahala Sportswear from Minami Sport of Japan, formed a joint venture to provide bundled uniform services for the hospitality market and has grown U.S. mainland and foreign sales over 600% during his tenure.

•       In 2016, Mr. Feldman formed Tori Richard’s newest division, Licensed Concept Stores, now with 14 licensed storefronts on the East Coast.  Tori Richard, Ltd. and subsidiary branded and private label products are sold in over 1,500 specialty and department store locations throughout the world.

Other Professional Experience and Community Involvement

•       Mr. Feldman is committed to the community, having served on the boards of Hawaii Public Radio and the Young Presidents’ Organization.

•       He currently serves on the Bikeshare Hawaii board and is a trustee of the Honolulu Museum of Art.

Education
• Mr. Feldman graduated magna cum laude with a bachelor’s degree from the University of California, San Diego.

Name	Qualifications
Peter S. Ho	Key Experience and Qualifications

•       As Chairman and CEO, Mr. Ho remains focused on the Bank’s longstanding strategy in providing the optimum banking experience to its customers and offering products and services that give customers a choice.  He understands that his commitment to the Bank’s employees and the communities of the markets we serve are important drivers of the Bank’s continued long-term success.  Mr. Ho’s long career as a Bank of Hawaii executive, overseeing all aspects of the Company’s business and his deep knowledge of our markets, community and culture make him well qualified for service on our Board.

•       Under Mr. Ho’s leadership, Bank of Hawaii continues to receive industry and press recognition locally and nationally. In 2020, the Federal Deposit Insurance Corporation confirmed that Bank of Hawaii had the largest share of FDIC-insured deposits of any financial institution in Hawaii, and also the largest market share gain during the year. Based on the Bank’s strong financial profile, leading market position in Hawaii, and conservative credit risk management, its Long-Term Deposits were rated Aa3 and its Baseline Credit Assessment was rated A2 by Moody’s Investors Service. Also in 2021, the Bank was recognized by the readers of Honolulu Star-Advertiser, Hawaii Tribune-Herald, West Hawaii Today, and Hawaii Home + Remodeling Magazine as “Hawaii’s Best Bank.”

Career Highlights

•       Mr. Ho has served as Chairman and CEO of the Company since July 2010; President since April 2008; Vice Chair and Chief Banking Officer from January 2006-April 2008; Vice Chair, Investment Services Group from April 2004-December 2005; and Executive Vice President, Hawaii Commercial Banking Group from February 2003-April 2004.

•       In 2018, Mr. Ho completed his second three-year term on the board of the Federal Reserve Bank of San Francisco.

Other Professional Experience and Community Involvement

•       Mr. Ho served as Chairman of the 2011 Asia Pacific Economic Cooperation Hawaii Host Committee and the 2016 National Host Committee for the International Union for Conservation of Nature.

•       Mr. Ho currently serves as vice chairman of the State of Hawaii’s House Select Committee on COVID-19 Economic and Financial Preparedness.

•       Mr. Ho is active in the Hawaii community and serves on several boards, including Hawaii Community Foundation (Chair), McInerny Foundation, the Strong Foundation, Catholic Charities Hawaii, the East-West Center, the Hawaii Bankers Association, and Punahou School.  He is a member of the Hawaii Business Roundtable, the Young Presidents’ Organization, and serves as an Advisory Board member of American Red Cross-Hawaii, Mental Health America of Hawaii, and the Travel Industry Management School, Shidler College of Business at the University of Hawai‘i at Mānoa.

Education

•       Mr. Ho holds a bachelor of science degree in business administration and an M.B.A. from the University of Southern California.  He is also a 2008 graduate of Harvard Business School’s Advanced Management Program.

Name	Qualifications
Michelle E. Hulst	Key Experience and Qualifications

•       In July 2020, Ms. Hulst joined The Trade Desk as EVP, Global Data & Strategy.  She leads the global team focused on developing company strategy and originating and managing partnerships that provide advertisers with the data solutions needed to drive business performance.

•       Ms. Hulst formerly served as Group Vice President of Marketing and Strategic Partnership at Oracle Data Cloud in San Francisco and was charged with developing business and data partnerships.  Her expertise in digital marketing and strategic growth, developing strong alliances, and advancing key relationships are valuable skills as the Bank continues to evolve and innovate in today’s data-driven landscape.  Her educational background, professional experience, and skillset qualify her to serve on our Board, the Human Resources & Compensation and Nominating & Corporate Governance Committees.

Career Highlights

•       Prior to Oracle Data Cloud, Ms. Hulst worked at Datalogix Inc., from 2006 to 2015, where she served as Senior Vice President of Strategic Partnerships and Business Development.  During her tenure at Datalogix, Inc., she led the global deal team’s execution of pivotal partnerships with companies such as Facebook, Twitter, and Google, which were instrumental in the transformation of the business.  She also was a member of the executive team that led the sale of Datalogix to Oracle.

Other Professional Experience and Community Involvement

•       Ms. Hulst also worked at Entertainment Publications, an operating business of IAC/InterActiveCorp, where she held several positions, including Vice President responsible for strategic direction, execution and general management of a critical business initiative for the company.  Ms. Hulst served on the boards of Ad Council, a nonprofit organization that drives the pro bono efforts of the advertising, media and tech industries and Makers, an organization that is dedicated to advancing women in the workplace.

Education

•       Ms. Hulst earned a bachelor’s degree in organizational psychology from the University of Michigan and her M.B.A., with an emphasis in strategy, marketing and entrepreneurship, from Northwestern University’s Kellogg School of Management.

Kent T. Lucien	Key Experience and Qualifications

•       Mr. Lucien’s senior executive experience in major Hawaii businesses and strong finance and accounting background, coupled with his deep knowledge of the Company’s finances gained during his tenure with the Company makes him a valuable member of the Board.

•       Mr. Lucien was elected to the Board in 2006 and served as Chair of the Audit & Risk Committee prior to becoming the Company’s Chief Financial Officer in 2008.

Career Highlights

•       Mr. Lucien served as Vice Chair and Chief Strategy Officer from March 2017 to April 2020 and executed the Bank’s key strategic initiatives, including the “Branch of Tomorrow” modernization project and leveraging information and technology to reshape the delivery of banking services, products and experiences with a customer focus.

•       Mr. Lucien served as Vice Chair and Chief Financial Officer of the Company from April 2008 to February 2017.

Other Professional Experience and Community Involvement

•       Prior to his employment with the Company, Mr. Lucien served as a Trustee for C. Brewer & Co. Ltd., (a Hawaii corporation engaged in agriculture, real estate and power production) and also held key executive positions at C. Brewer & Co. Ltd., including Chief Executive Officer of Operations, Controller, and Chief Financial Officer.

•       He also worked for Pricewaterhouse Coopers and is a Certified Public Accountant (inactive).

•       He served on the board of Wailuku Water Company LLC.

Education
• Mr. Lucien received his bachelor’s degree from Occidental College and his M.B.A. from Stanford University.

Name	Qualifications
Elliot K. Mills	Key Experience and Qualifications

•       Mr. Mills brings an abundance of expertise and insight of our local travel industry to Bank of Hawaii. He joined the Board in 2021, and his knowledge and leadership from over 25 years in resort management make him a great asset to our Board.

Career Highlights

•       Mr. Mills serves as Vice President of Hotel Operations for Disneyland Resort and Aulani, A Disney Resort and Spa. Mr. Mills is responsible for overseeing all operations for the Disneyland Hotel, Disney’s Paradise Pier Hotel and Disney’s Grand Californian Hotel & Spa in Anaheim, California, and Aulani, A Disney Resort & Spa, in Ko Olina on Oahu.

•       Mr. Mills had a special focus on advancing Hawaiian culture and values as the focal point for Aulani’s unique hospitality and service experience.

Other Professional Experience and Community Involvement

•       Mr. Mills has held various executive and resort management positions on the islands of Oahu, Kauai and Maui at top travel companies, including Hyatt, Marriott and Outrigger. Prior to Disney, he held the positions of General Manager at both Outrigger Hotels & Resorts on Oahu and at Kauai Marriott Resort.

•       Mr. Mills serves on a variety of boards, including Hawai‘i Pacific Health, Hawaii Medical Service Association (HMSA), Hawai‘i Community Foundation, and Kamehameha Schools. He also currently serves as chairman of the board for the Hawai‘i Visitors and Convention Bureau.

Education

•       Mr. Mills holds a degree in business administration with an emphasis in travel industry management from the University of Hawai‘i at Mānoa, and has completed the Cornell Hospitality Management General Managers Program.

Alicia E. Moy	Key Experience and Qualifications

•       Ms. Moy’s expertise in utilities and energy has given her a unique and holistic perspective on the integrated nature of Hawaii’s energy ecosystem and how it is transforming to meet the state’s renewable energy and carbon neutrality goals.  Given the importance of energy in Hawaii and how it impacts all consumers in the state, Ms. Moy’s perspective in this key segment of the markets we serve brings valuable insights to the Board’s deliberations.  Her leadership in this industry along with her strong executive background in finance and strategic planning qualify her for service on the Board.

Career Highlights

•       Ms. Moy has been President and Chief Executive Officer of Hawai‘i Gas since May 2013, which is the state’s only government-franchised, full-service gas company.  In October 2019, Ms. Moy became President of MIC Hawaii Holdings, LLC, which is the parent company of Hawai‘i Gas, as well as several other smaller businesses collectively engaged in efforts to reduce the cost and improve the reliability and sustainability of energy in Hawaii.

•       From 2001 to 2013, Ms. Moy was Senior Vice President with Macquarie Infrastructure and Real Assets (“MIRA”), where she oversaw corporate strategy, strategic planning, funding and management of several MIRA-managed utility companies, including Hawai‘i Gas.

Other Professional Experience and Community Involvement

•       She has served as a member of Hawai‘i Gas’s board of directors since 2011.  From 1999-2001, Ms. Moy worked for Morgan Stanley in the Investment Banking division, where she was involved in corporate finance and mergers and acquisitions for private equity clients.

•       Ms. Moy is a director of NHIC II, an industrial technology special purpose acquisition company.

•       Ms. Moy is a member of the Hawaii Business Roundtable and the Military Affairs Council.  She serves on the boards of the Chamber of Commerce of Hawaii, the Western Energy Institute, The Nature Conservancy of Hawai‘i and the Workforce Development Council.  She also sits on the advisory board for Women in Renewable Energy.

Education
• Ms. Moy holds a bachelor’s degree in finance and marketing from the University of Miami and a master’s degree in finance from INSEAD.

Name	Qualifications
Victor K. Nichols	Key Experience and Qualifications

•       Mr. Nichols’s over 40 years of executive leadership experience and knowledge in both information technology and the financial services industry as well as his background and expertise in marketing, data analytics, and strategic planning add a valuable global perspective to the Board in understanding the increasingly important role information technology has in the financial services industry.  Mr. Nichols’s background and experiences, attributes and skills qualify him to serve on the Board.

Career Highlights

•       Served as an independent advisor to Harland Clarke Holdings; Former Chairman of Harland Clarke Holdings from January 1, 2019 to June 1, 2019, and previously served as its Chief Executive Officer from January 1, 2017.  As its CEO, he oversaw Harland Clarke, Scantron, Retail Me Not, and Valassis.  He was Chief Executive Officer of Valassis, a leader in intelligent media delivery from April 2015 through December 2016.

•       Mr. Nichols previously served as Chief Executive Officer of North America, Managing Director of EMEA, and President of Global Consumer Services for Experian, the leading global information services company providing data and analytical tools to clients around the world.

•       Prior to joining Experian, he served as Chief Information Officer at Wells Fargo & Company.

•       Mr. Nichols also was President of Safeguard Business Systems and held senior positions at Bank of America in interstate banking integration, consumer loan services, and operations.

•      Mr. Nichols was past President and founding partner of VICOR, Inc., an advanced technology engineering firm leading business transformation with a concentration in the financial services industry.

Other Professional Experience and Community Involvement

•       Mr. Nichols is a director of Revlon Inc. (a member of Revlon’s audit committee) and Zovio, an education technology services company (formerly Bridgepoint Education, Inc.).  He serves as chairman of Zovio's compensation committee and is a member of its audit committee, and the merger and acquisition oversight committee.  He has been an Advisor to Mitek, an identification technology provider and to Bloom, a global consumer data provider.

•       In addition, he is a past member of the Economics Leadership Council, University of California, San Diego and served on the Leadership Council for UCI Donald Bren School of Information and Computer Sciences and on the Dean’s Advisory Board, University of California, Irvine Merage School.

Education
• Mr. Nichols holds a bachelor of science degree in economics from the University of California, San Diego, and an M.B.A. in finance from the University of California, Berkeley.

Name	Qualifications
Barbara J. Tanabe	Key Experience and Qualifications

•       Ms. Tanabe has expertise in communications and issues management with over 33 years of experience in public affairs, crisis management, and broadcast journalism in the United States and Asia.  Her sensitivity to public policy matters, the media, and cultural and ethnic diversity in our core market bring insights that inform a wide range of Board deliberations and qualify her for service on the Board.

Career Highlights

•       Ms. Tanabe has been the Owner of Ho‘akea Communications, LLC (a public affairs company) since 2003.

•       She served as President and CEO of Hill & Knowlton/Communications Pacific and her own consulting firm, Pacific Century, where she counseled executives and government officials in the areas of cross-cultural communications, crisis and issues management, and news media management.

•       Among the first Asian-American woman journalists in the nation, she pioneered news coverage of issues dealing with ethnic minorities, diversity, and civil rights.

Other Professional Experience and Community Involvement

•       Ms. Tanabe co-founded a public policy research firm, Hawaii Institute of Public Affairs, which produced studies resulting in legislation to promote economic development in Hawaii.

•       She is also co-chair and founder of the Hawaii Chapter of Women Corporate Directors Foundation, and serves as a member of the boards of Japan-America Society of Hawaii, The American Judicature Society, and the Pacific Forum (formerly the Asia affiliate of the Center for Strategic and International Studies).  She is past board member of the Crown Prince Akihito Foundation and Chamber of Commerce of Hawaii, and former chair of the Hawaii State Ethics Commission.

Education
• Ms. Tanabe received her bachelor of arts degree in communications from the University of Washington and an M.B.A. from the University of Hawai‘i at Mānoa.
Dana M. Tokioka	Key Experience and Qualifications

•       Ms. Tokioka’s strong leadership and strategic experience in  IT and Finance in the insurance industry, a key segment of the markets we serve, combined with her risk management and legal background will bring valuable insights to our boardroom deliberations at a time of rapidly advancing technologies and changing business models.  Her professional experiences and unique skillset make her well qualified to serve on the Board.

Career Highlights

•       Ms. Tokioka serves as Vice President of Special Project at Atlas Insurance Agency.  Since joining the company in 2010, she has spearheaded and refined numerous initiatives, transforming the business and helping Atlas become recognized as a nationally ranked top 100 independent agency.  While at Atlas, she has developed and executed multiple IT initiatives, established financial reporting metrics, and engineered and directed multi-layered risk programs for financial institutions, service-based organizations, construction firms and other business enterprises.

•       Prior to Atlas Insurance, Ms. Tokioka practiced both real estate and corporate law in California, representing numerous technology companies and performing due diligence for financings and M&A transactions.  She negotiated terms and conditions for software, hardware, and consulting agreements and for strategic alliances with U.S. and international corporations.  Ms. Tokioka also worked for Booz Allen Hamilton as an Economic Business Analyst to perform economic and cost analysis for IT systems as well as strategize financial and programmatic assessments for the U.S. Army.

Other Professional Experience and Community Involvement

•       Ms. Tokioka was a member of the Board of Directors of Tradewind Capital Group, a Hawaii-based investment firm focused on real estate and private equity opportunities and was a board member of IC international, a surplus lines insurance broker.

•       Ms. Tokioka is a dedicated supporter of the Hawaii nonprofit community.  She currently is the President of Island Holdings’ two foundations, Island Insurance Foundation and Atlas Insurance Agency Foundation, which support over 120 nonprofits annually.  She served as Chair of the Board of Directors of the YWCA Honolulu and previously served on the boards of Hawaii Theatre and Hawaii Imin Shiryo Hozon Kai, a nonprofit focused on sharing the Japanese immigrant experience in Hawaii. She is currently on the Board of the Pacific Asian Center for Entrepreneurship at the UH Mānoa Shidler College of Business.

Education

•       Ms. Tokioka is a graduate of Tufts University with a bachelor of arts degree, cum laude, in history.  She received her M.B.A. from the McDonough School of Business at Georgetown University and her Juris Doctor from the Georgetown University Law Center.

Name	Qualifications
Raymond P. Vara, Jr.	Key Experience and Qualifications

•       Mr. Vara’s financial and operational background coupled with his senior executive and audit committee experience make him qualified to serve on the Company’s Board.  His community involvement and leadership of Hawaii’s largest health care provider and non-governmental employer also bring a valuable perspective of a key segment of the markets we serve.

Career Highlights

•       Mr. Vara was named Hawaii Business Magazine CEO of the Year 2021.

•       As President and CEO of Hawaii Pacific Health, he oversees Hawaii’s largest health care provider comprised of Straub Medical Center, Kapi‘olani Medical Center for Women & Children, Pali Momi Medical Center, Wilcox Medical Center and Kauai Medical Clinic.

•       Prior to his appointment to CEO in 2012, he served as its Executive Vice President and Chief Executive Officer of Operations of Hawaii Pacific Health since 2004.

•       Mr. Vara also served as Chief Financial Officer and Chief Executive Officer for Los Alamos Medical Center in New Mexico, an integrated health care service provider.

Other Professional Experience and Community Involvement

•       Prior to joining the private sector, Mr. Vara held various positions in the United States Army, including Controller for the Army’s Northwestern Healthcare Network, Deputy Chief Financial Officer of the Madigan Army Medical Center in Tacoma, Washington, and Assistant Administrator and Chief Financial Officer of Bassett Army Community Hospital in Fairbanks, Alaska.

•       Mr. Vara is active in the Hawaii community and serves as a director on several boards, including Hawai‘i Executive Collaborative, Island Holdings, Inc., Island Insurance Company, Ltd., Tradewind Capital Group, American Heart Association-National Board (Chairman), and as Trustee of Blood Bank of Hawaii and Hawaii Pacific University (Chair of Compensation Committee).

Education
• Mr. Vara holds a bachelor’s degree in business administration from Hawaii Pacific University and received his M.B.A. from the University of Alaska at Fairbanks.
Robert W. Wo	Key Experience and Qualifications

•       As Owner and Director of C.S. Wo & Sons, Ltd. (a furniture retailer) since 1984, Mr. Wo has led this third-generation family-owned and operated business to become Hawaii’s largest furniture retailer, ranking it among the Top 250 companies in the State of Hawaii and among the Top 100 furniture retailers in the nation.  Mr. Wo’s knowledge and experience in operating a business in the Company’s core market as a major employer in the State and deep involvement in the community qualify him for service on the Board and as Chair of the Human Resources & Compensation Committee.

Career Highlights
• Mr. Wo has been the Owner and Director of C.S. Wo & Sons, Ltd. since 1984.
Other Professional Experience and Community Involvement

•       Mr. Wo is active in the community, having served on the boards of Aloha United Way, Junior Achievement of Hawaii, and Retail Merchants of Hawaii.  He currently serves on the boards of Hawaii Medical Service Association, Assets School, and Iolani School.

•       Mr. Wo is a member of the Hawaii Business Roundtable whose mission is to promote the overall economic vitality and social health of Hawaii.

Education
• Mr. Wo received his bachelor’s degree in economics from Stanford University and earned his M.B.A. from Harvard Business School.

BENEFICIAL OWNERSHIP

At the close of business on January 31, 2022, Bank of Hawaii Corporation had 40,378,165 shares of its common stock outstanding.  As of January 31, 2022, the following table shows the amount of Bank of Hawaii Corporation common stock owned by (i) each person or entity who is known by us to beneficially own more than five percent of Bank of Hawaii Corporation’s common stock; (ii) each current director and director nominee, (iii) each of the executive officers named in the Summary Compensation Table (the “named executive officers”), and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of common stock beneficially owned.  Share ownership has been computed in accordance with SEC rules and does not necessarily indicate beneficial ownership for any other purpose.

Name	Number of Shares Beneficially Owned		Right to Acquire Within 60 Days	Total	Percent of Outstanding Shares as of January 31, 2022
More than Five Percent Beneficial Ownership
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,841,480	(1)	—	3,841,480	9.55%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,801,808	(2)	—	3,801,808	9.40%
Kayne Anderson Rudnick Investment Management LLC 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067	2,714,193	(3)		2,714,193	6.71%
Neuberger Berman Group LLC 1290 Avenue of the Americas New York, New York 10104	2,602,515	(4)	—	2,602,515	6.47%

Current Directors and Director Nominees
S. Haunani Apoliona	32,889	(5)	—	32,889	*
Mark A. Burak	11,484	(5)	—	11,484	*
John C. Erickson	6,165	(5)(6)	—	6,165	*
Joshua D. Feldman	3,770	(5)	—	3,770	*
Michelle E. Hulst	2,369	(5)	—	2,369	*
Kent T. Lucien	38,813	(6)(7)	—	38,813	*
Elliot K. Mills	376	(5)	—	376	*
Alicia E. Moy	4,065	(5)	—	4,065	*
Victor K. Nichols	19,465	(5)	—	19,465	*
Barbara J. Tanabe	28,186	(5)	—	28,186	*
Dana M. Tokioka	2,193	(5)	—	2,193	*
Raymond P. Vara, Jr.	7,661	(5)	—	7,661	*
Robert W. Wo	68,386	(5)(6)	—	68,386	*

Named Executive Officers
Peter S. Ho (also Director Nominee)	242,452		—	242,452	*
Dean Y. Shigemura	62,977	(6)	—	62,977	*
Sharon M. Crofts	69,666		—	69,666	*
James C. Polk	103,442	(6)	—	103,442	*
Mary E. Sellers	97,206	(6)	—	97,206	*
All current directors, director nominees, and executive officers as a group (21 persons)	833,541		—	833,541	2.06%

*  Each of the current directors, director nominees, and named executive officers beneficially owned less than one percent of Bank of

    Hawaii Corporation's outstanding common stock as of January 31, 2022.

(1)

According to its Schedule 13G filed with the SEC on February 9, 2022, The Vanguard Group is an investment adviser and its subsidiaries may be deemed to have beneficial ownership as of December 31, 2021, of 3,841,480 shares of Bank of Hawaii Corporation common stock owned by its clients, none known to have more than five percent of outstanding shares.  According to the same filing, The Vanguard Group has shared power to vote or to direct the vote over 19,408 of those shares, sole power to dispose or to direct the disposition of 3,786,223 shares, and shared power to dispose or to direct the disposition of 55,257 shares.

(2)

According to its Schedule 13G filed with the SEC on February 1, 2022, BlackRock, Inc. is a parent holding company or control person and may be deemed to have beneficial ownership as of December 31, 2021 of 3,801,808 shares of Bank of Hawaii Corporation common stock owned by its clients, none known to have more than five percent of outstanding shares except subsidiary BlackRock Fund Advisors.  According to the same filing, BlackRock, Inc. has sole power to vote or to direct the vote over 3,632,855 of those shares and sole power to dispose or to direct the disposition of 3,801,808 shares.

(3)

According to its Schedule 13G filed with the SEC on February 11, 2022, Kayne Anderson Rudnick Investment Management LLC is an investment adviser and may be deemed to have beneficial ownership as of December 31, 2021, of 2,714,193 shares of Bank of Hawaii Corporation common stock owned by its clients, none known to have more than five percent of outstanding shares.  According to the same filing, Kayne Anderson Rudnick Investment Management LLC has sole power to vote or to direct the vote over 1,481,708 of those shares, shared power to vote or to direct the vote of 909,116 of those shares, sole power to dispose or to direct the disposition of 1,805,077 shares and shared power to dispose or to direct the disposition of 909,116 shares.

(4)

According to its Schedule 13G filed with the SEC on February 11, 2022, Neuberger Berman Group LLC is a parent holding company or control person and its affiliates may be deemed to have beneficial ownership as of December 31, 2021, of 2,602,515 shares of Bank of Hawaii Corporation common stock by its clients, none known to have more than five percent of outstanding shares.  According to the same filing, Neuberger Berman Group LLC has shared power to vote or to direct the vote of 2,573,687 of those shares and shared power to dispose or to direct the disposition of 2,602,515 shares.

(5)

Includes restricted shares owned by directors under the Director Stock Program: Ms. Apoliona, 14,375 shares; Mr. Burak, 715 shares; Mr. Erickson, 715 shares; Mr. Feldman, 715 shares; Ms. Hulst, 715 shares; Mr. Lucien, 715 shares; Mr. Mills, 376 shares; Ms. Moy, 715 shares; Mr. Nichols, 715 shares; Ms. Tanabe, 715 shares; Ms. Tokioka, 715 shares; Mr. Vara, 715 shares; and Mr. Wo, 19,515 shares.  Also includes shares owned by directors under the Directors Deferred Compensation Plan: Messrs. Nichols, 8,695 shares and Wo, 24,103 shares; and Mmes. Apoliona, 9,606 shares and Tanabe, 13,052 shares.

(6)

Includes shares held individually or jointly by family members as to which the specified director or officer may be deemed to have shared voting or investment power as follows: Mr. Erickson, 2,135 shares; Mr. Wo, 11,161 shares; Mr. Lucien, 36,041 shares; Ms. Sellers, 53,511 shares; Mr. Polk, 19,950 shares, and Mr. Shigemura, 21,890 shares.

(7)	Includes 1,000 shares held in a Keogh account.

SOUND ENVIRONMENTAL, SOCIAL, AND GOVERNANCE LEADERSHIP

The Company is dedicated to making corporate social responsibility a part of everything we do in the communities we serve—including how we manage and develop our people, the products and services we offer, and the investments we make in creating a sustainable and resilient economy in our communities. The Bank’s commitment to integrity and ethical excellence drives its Environmental, Social and Governance (“ESG”) strategy. The Company’s senior management team develops the Company’s ESG strategic direction and is driving progress through an internal ESG working group led by a cross-functional team of executives representing Communications, Community & Employee Engagement, Facilities, Human Resources, Investor Relations, and Legal.  Our Board is charged with providing guidance, insight and oversight as to the strategy, initiatives and management’s performance in achieving ESG goals. Senior management and the Board remain committed to being a leader among Hawaii’s corporate citizens by fostering an effective and efficient risk and control environment that includes an emphasis on an ethically driven culture, sustainable growth, and an ongoing investment in our employees and our community.

The Company’s Code of Business Conduct and Ethics drives a workplace and workforce that embraces the highest ethical and moral standards. We maintain strong and confidential reporting processes and procedures that support an open and honest environment in an effort to ensure that the highest principles of integrity and inclusion are maintained.

The Company believes that a diverse and inclusive workforce fosters an environment where everyone can thrive and be successful.  As of December 31, 2021, approximately 87% of the Company’s workforce are minorities (non-Caucasian) and approximately 63% are female, including 45% and 56% of our senior leaders and managers, respectively. In addition, we conduct an external pay equity study periodically to ensure that a gender pay gap does not exist.

COMMITMENT TO EFFECTIVE CORPORATE GOVERNANCE

The Company is committed to effective corporate governance practices that enhance and protect shareholder rights including:

•	Annually elected directors
•	Majority voting in director elections with a plurality carve out in the case of contested elections and a director resignation policy
•	Independent directors comprise 86% (12) of the Board and 100% of key committees
•	36% of directors are women (5)
•	50% of directors are ethnically diverse (7)
•	Ongoing director refreshment with 6 new directors added in the past 5 years
•	The directors are subject to Company stock ownership guidelines equal to 5 times the director annual cash retainer
•	Directors actively participate in continuing education programs on corporate governance and related issues
•	Each director attended at least 75% of the Board and the director’s assigned committee meetings
•	The Company has adopted an annual frequency for the Say-on-Pay vote
•	The Company participates in robust shareholder outreach activities
•	The Company supports a whistleblower policy and program
•	The Company maintains a clawback policy
•	No poison pill has been adopted

Corporate Governance Guidelines

The Company and the Board have adopted Corporate Governance Guidelines (“Governance Guidelines”).  The Governance Guidelines are posted on the Investor Relations page of the Company’s website at www.boh.com.  The Governance Guidelines address director qualification and independence standards, responsibilities of the Board, access to management and access to independent advisors, compensation, orientation and continuing education, Board committees, Chief Executive Officer (“CEO”) evaluation, management succession, Code of Business Conduct and Ethics, shareholder communications to the Board and the Board’s annual performance evaluation.

The Company’s leadership structure includes both a combined Chairman and CEO and a separate Lead Independent Director.  At this time, the Board believes that it is in the best interests of the Company to have a single individual serve as Chairman and CEO to control and implement the short- and long-term strategies of the Company.  The Board believes that this joint position provides it with the ability to perform its oversight role over management with the benefit of a management perspective as to the Company’s business strategy and all other aspects of the business.  With its Lead Independent Director, this governance structure also provides a form of leadership that allows the Board to function distinct from management, capable of objective judgment regarding management’s performance, and enables the Board to fulfill its duties effectively and efficiently.  The Company’s leadership structure promotes the objectivity of the Board’s decisions and its role in reviewing the performance of management.  Through its leadership and governance processes the Company seeks to establish a governance structure that provides both oversight and guidance by the Board to management regarding strategic planning, risk assessment and management, and corporate performance.

The Company’s Lead Independent Director is appointed by the Board and the current Lead Independent Director, Mr. Raymond P. Vara, Jr., was appointed in April 2020.  The Company’s Governance Guidelines clearly define the Lead Independent Director’s role and duties which include, but are not limited to, serving as Chairman of the Company’s Nominating & Corporate Governance Committee, presiding over regularly scheduled executive sessions of the non-management directors, serving as a liaison between the non-management directors and executive management, and assisting the Board and executive management to ensure compliance with the Governance Guidelines.

The Company’s Nominating & Corporate Governance Committee has determined that 12 of the 13 current non-management directors, including the Lead Independent Director, are “independent” as defined by the NYSE rules.  The non-management directors meet in executive session without management in attendance for regularly scheduled meetings.  The non-management directors may also meet in executive session each time the full Board convenes for a meeting.  In 2021, the non-management directors met three times in executive session.  The Lead Independent Director also meets regularly on an individual basis with members of the Company’s executive management team.

Director Qualifications and Nomination Process

The Nominating & Corporate Governance Committee is responsible for identifying and assessing all director candidates and recommending nominees to the Board.  Potential nominees are evaluated based on their independence, within the meaning of the Governance Guidelines and the rules of the NYSE.  Candidates to be nominated as a director, including those submitted by shareholders, are selected based on, among other criteria, their integrity, informed judgment, financial literacy, high performance standards, accomplishments and reputation in the community, experience, skill sets, and ability to commit adequate time to Board and committee matters and to act on behalf of shareholders.  The criteria also include a determination of the needs of the Board and of the interplay between each individual’s personal qualities and characteristics and those of the other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company and its shareholders.  In addition, Board members are expected to participate in continuing education and training opportunities to stay current on corporate governance, industry trends and issues and to enhance their understanding of the Company’s business.

The objective of the Nominating & Corporate Governance Committee is to present a combination of candidates that will result in a Board with a wide range of skills, expertise, industry knowledge, viewpoints, and backgrounds, with business and community contacts relevant to the Company’s business.  To accomplish this, the Nominating & Corporate Governance Committee seeks candidates from different age groups, ethnicities, genders, industries, and experiences, in addition to the criteria described above.  The Board includes directors with experience in public corporations, nonprofit organizations, and entrepreneurial individuals who have successfully run their own private enterprises.  The Board also has the broad set of skills necessary for providing oversight to a financial institution, which includes proven leadership and expertise in finance, accounting, information technology, risk management, lending, investment management, digital marketing, data analytics and communications.  A shareholder may submit a candidate for consideration by the Board to be included in the Board’s slate of director nominees.  Candidates proposed by shareholders will be evaluated by the Nominating & Corporate Governance Committee under the same criteria that are applied to other candidates.  The criteria are set forth above and in the Company’s Bylaws and Governance Guidelines.  Candidates to be considered for nomination by the Nominating & Corporate Governance Committee at the 2023 Annual Meeting of Shareholders must be presented in writing to the Corporate Secretary on or before November 18, 2022, at 130 Merchant Street, Honolulu, Hawaii 96813.

Director Experience, Tenure, Diversity and Refreshment

The Board maintains a unique balance of experience, tenure, diversity, cultural and local market knowledge and broad subject matter expertise.  While our longer-tenured directors carry a wealth of experience and deep understanding of the Company and our industry, the Board embraces the need for fresh perspectives and is committed to continued director refreshment.

Since 2017, the Board has added six new directors. In anticipation of the retirement of three directors in 2024, on October 22, 2021 the Board increased the number of directors on the Board to 14 and elected new director Elliot K. Mills to serve until the 2022 Annual Meeting. On February 18, 2022, Mr. Mills and the other current directors were nominated to stand for re-election at the 2022 Annual Meeting.

The Board employs a balanced approach to populating Board Committees.  This refreshment strategy results in a membership that maintains new and contemporary perspectives, ideas and approaches, with the appointment of Mmes. Moy and Tanabe to the Audit & Risk Committee in 2020.

Board and Committee Evaluations

The Nominating & Corporate Governance Committee leads and oversees the annual evaluation of the Board and Board committees.  The annual evaluation includes an individual director self-assessment and an independent third party hosted survey to determine whether the Board and its committees are functioning effectively.  The Nominating & Corporate Governance Committee establishes the evaluation criteria, oversees the evaluation process, discusses the results with the Board, and implements any changes that emerge from the evaluations that the Board deems appropriate to enhance Board effectiveness.

An independent consultant provides assistance with the design of the online survey instrument and administers the survey on behalf of the Nominating & Corporate Governance Committee, thereby assuring anonymity of participant responses through a secure, encrypted website.  A written report of total sample data, as well as data for the Board committees, is prepared by the consultant, analyzing the closed-end questions and including the verbatim comments offered by directors at the close of each section of the survey that may provide recommendations for improvement.  The report also tracks current data against results from previous surveys, where comparable.  The Nominating & Corporate Governance Committee, through the same third party, distributes a survey to executive management for feedback concerning how the Board and its committees can enhance their effectiveness.

Majority Voting

The Company’s Bylaws and Governance Guidelines provide for majority voting in uncontested elections and a resignation process in the event a director nominee does not obtain a majority of votes cast.  The resignation process provides the Board with discretion to accept or reject a tendered resignation if a majority vote is not obtained.  If the tendered resignation is not accepted by the Board, the Board shall not nominate such director to stand for re-election at the next annual meeting of shareholders.

Communication with Directors

Shareholders and any interested parties may communicate with the Board, non-management directors, or the Lead Independent Director by sending correspondence c/o the Company’s Corporate Secretary, 130 Merchant Street, Honolulu, Hawaii 96813.  All appropriate communications received will be forwarded to the Board, non-management directors or the Lead Independent Director as addressed.

Code of Business Conduct and Ethics

The Company has earned its reputation as a respected leader in the communities it serves and in the financial services industry by conducting business in an ethical, responsible and professional manner.  The Company is proud of the high standards of quality and service that have been its hallmark through the years.  These qualities represent fundamental business practices and apply to all directors, officers and employees.

The Company and the Board have adopted a Code of Business Conduct and Ethics (the “Code”) for directors, executive officers (including the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller) and employees that are posted on the Investor Relations page of the Company’s website at www.boh.com.  The Code addresses the professional, honest and ethical conduct required of each director, officer and employee, conflicts of interest, disclosure process, compliance with laws, rules and regulations (including securities trading), corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, and encourages the reporting of any illegal or unethical behavior through robust reporting protocols and whistleblower protections.  The Company also maintains a whistleblower and anti-retaliation policy and encourages conduct reporting through several designated channels, including the Chair of the Audit & Risk Committee, Chief Ethics Officer, General Counsel and a third party hosted anonymous alert line.  A waiver of any provision of the Code may be made only by the Audit & Risk Committee of the Board and must be promptly disclosed as required by SEC and NYSE rules.  The Company will disclose any such waivers, as well as any amendments to the Code, on the Company’s website at www.boh.com.

Policy Prohibiting Hedging and Pledging of Company Stock

The Company’s Securities Trading Policy (the “Policy”) specifically prohibits directors and employees from hedging the risk associated with the ownership of Bank of Hawaii Corporation’s common stock.  The Policy also prohibits directors and employees from pledging transactions involving Bank of Hawaii Corporation common stock as collateral, including the use of a traditional margin account with a broker-dealer.

Director Independence

The Board is comprised of a majority of independent directors as defined by the NYSE listing standards.  In affirmatively determining that a director is independent of the Company’s management and has no material relationship with the Company, either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company, the Board applies the following categorical standards, in addition to such other factors as the Board deems appropriate:

a)

In no event shall a director be considered independent if the director is an employee, or a member of the director’s immediate family is an executive officer of the Company until three years after the end of such employment relationship.  Employment as an interim Chairman of the Board, Chief Executive Officer, Chief Financial Officer or other executive officer shall not disqualify a director from being considered independent following that employment.

b)

In no event shall a director be considered independent if the director receives, or a member of the director’s immediate family who serves as an executive officer of the Company receives more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).  A director may not be considered independent until three years after ceasing to receive such compensation.

c)

In no event shall a director be considered independent if the director is a current partner or employee of the Company’s internal or external auditor, or whose immediate family member is a current partner or employee of such a firm and personally works on the Company’s audit; or was a partner or employee of such a firm and personally worked on the Company’s audit within the last three years.

d)

In no event shall a director be considered independent if the director is employed, or a member of the director’s immediate family is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee until three years after the end of such service or employment relationship.

e)

In no event shall a director be considered independent if the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services rendered in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues for such year, until three years after falling below such threshold.

f)

A director will not fail to be deemed independent solely as a result of the director’s and the director’s immediate family members’, or a director’s affiliated entities, banking relationship with the Company if such relationship does not violate paragraphs (a) through (e) above and is made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with the Company and, with respect to extensions of credit, is made in compliance with applicable laws, including Regulation O of the Board of Governors of the Federal Reserve System, and do not involve more than the normal risk of collectability or present other unfavorable features.

g)

Audit & Risk Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company and shall otherwise meet the independence criteria of Rule 10A-3 under the Securities Exchange Act of 1934, as amended.  Audit & Risk Committee members may receive directors’ fees and other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

h)

Human Resources & Compensation Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company, and shall otherwise meet the independence criteria of Rule 10C-1 under the Securities Exchange Act of 1934, as amended.  Human Resources & Compensation Committee members may receive directors’ fees or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

i)

If a particular commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship or transaction that is not addressed by the above standards exists between a director and the Company, the Board will determine, after taking into account all relevant facts and circumstances, whether such relationship or transaction is in the Board’s judgment material, and therefore whether the affected director is independent.

For purposes of these independence standards, an “immediate family member” includes the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

The following 12 director nominees standing for election have been determined by the Board to be independent: Messrs. Burak, Erickson, Feldman, Mills, Nichols, Vara, and Wo, and Mmes. Apoliona, Hulst, Moy, Tanabe, and Tokioka, and accordingly, the Board has a majority of independent directors as defined by the listing standards of the NYSE and the Governance Guidelines.  The Audit & Risk, Human Resources & Compensation, and Nominating & Corporate Governance Committees are each composed entirely of independent directors who also meet applicable committee independence standards.  Mr. Ho is the Chairman, CEO and President of the Company and is therefore not independent.  Mr. Lucien, who retired as an employee of the Company in April 2020, was formerly the Vice Chair and Chief Strategy Officer of the Company and is therefore not independent under the NYSE listing standards.

Human Resources & Compensation Committee Interlocks and Insider Participation

No member of the Human Resources & Compensation Committee during fiscal year 2021 served as an officer, former officer, or employee of the Company or had a relationship that was required to be disclosed under “Certain Relationships and Related Transactions.”  Further, during 2021, no executive officer of the Company served as:

•

A member of the Human Resources & Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Human Resources & Compensation Committee; or

•	A director of any other entity, one of whose executive officers or their immediate family member served on our Human Resources & Compensation Committee.

Oversight of Risk

The Company’s governance, including policies, standards and procedures, has been developed with the goal of ensuring that business decisions and the execution of business processes are in compliance with legal and regulatory requirements.

Authority for accepting risk exposures on behalf of the Company originates from the Board. In turn, that authority is delegated through the Board-appointed Executive Committee, chaired by the CEO and comprised of executive management, and its subcommittees, including the Risk Council. The Risk Council, chaired by the Chief Risk Officer, provides the Executive Committee with a forum for the review and communication of both specific and company-wide risk issues, and serves to enhance collaboration among all areas of the Company that create and manage risk, while reinforcing executive management’s responsibility for ensuring risk is managed within established tolerances.

Risk management at the Company is the process for identifying, measuring, controlling and monitoring risk across the enterprise given its business as a financial institution and financial intermediary. Risk Management crosses all functions and employees and is embedded in all aspects of planning and performance measurement. The Company’s systems, information and timely reporting are designed to enable the Company to quickly adapt to early warning signs.

The Board is responsible for oversight of the Company’s enterprise risk framework. The Board implements its risk oversight function both as a whole and through delegation to various committees. The Board has delegated to the Audit & Risk Committee primary responsibility for overseeing financial, credit, investment and operational risk exposures including regulatory and legal risk; to the Fiduciary & Investment Management Committee primary responsibility for oversight of fiduciary and investment risk of client accounts; and to the Human Resources & Compensation Committee primary responsibility for oversight of risk related to management and staff.  These committees report to the full Board to ensure the Company’s overall risk exposures are understood, including risk interrelationships. The Board also oversees reputational risk.

Risk reports are provided and discussed at every committee and Board meeting. In addition to detailed reports, the Board reviews an Enterprise Risk Position report that reflects key risk measures and trends across the Company. Key managers responsible for risk management (Chief Risk Officer, Treasurer, Chief Compliance Officer, General Counsel, and Chief Fiduciary Officer) regularly provide updates at the respective committee and Board meetings. In support of the Board’s risk oversight role and to ensure that potential problems are surfaced, the Audit & Risk Committee directly oversees the Company’s Internal Audit and Credit Review functions.

Cybersecurity and Information Security Risk Oversight

Management of cybersecurity risks is the responsibility of the full Board. In 2021, the Company, the Board, and the Audit & Risk Committee continued to strengthen the management and oversight of cybersecurity risks through new security system enhancements, policies, testing, identification and reporting. The Company continued its program of third party penetration testing and ongoing analysis to identify potential vulnerabilities and need for additional enhancements.  The company also continued to support remote work in response to the COVID-19 pandemic which included ensuring the necessary provisions for managing the cybersecurity and information security risks associated with remote work.

The Board devotes significant time and attention to the oversight of cybersecurity and information security risk, and benefits from the technical expertise of certain of its members. In particular, the Board and Audit & Risk Committee each receive regular reporting on cybersecurity and information security risk. At least quarterly, the Audit & Risk Committee receives an operational risk update that includes a review of cybersecurity and information security risk. Our Board reviews and approves our Information Security Policy annually and frequently receives presentations on and discusses cybersecurity and information security risks, industry trends and best practices.

Compensation Policies and Risk

The Board’s risk oversight responsibility includes the implementation of compensation programs that do not encourage or incentivize excessive risk taking or inappropriate conduct and promote, among other things, gender pay equality. The Human Resources & Compensation Committee is responsible for establishing and reviewing the Company’s executive compensation programs, as well as the compensation programs for employees generally, and ensuring that the programs do not encourage unnecessary or excessive risk taking or create risks that are reasonably likely to have a material adverse effect on the Company and its customers.

The Company, in addition to its annual comprehensive review, receives ongoing reporting relating to the Company’s incentive plans’ design, performance, payouts and customer impact, with oversight by and reporting to the Board, Audit & Risk Committee and Human Resources & Compensation Committee. This reporting includes an analysis of potential “red flag” indicators including the existence, nature and extent of any customer complaints, regulatory complaints, legal actions, employee feedback and payout results to determine if the incentive plan design or implementation resulted in employee wrongdoing or customer abuse.

COMMITMENT TO MEANINGFUL SOCIAL INITIATIVES

Detailed and Carefully Designed COVID-19 Response

At Bank of Hawaii, the health and safety of our employees, our customers and our community are our top priority. We put strict safety protocols in place at the beginning of the COVID-19 pandemic and have continued to follow government regulations throughout our branch network and facilities.

In addition, through our ongoing investment in digital enhancements, we enable our office employees to work remotely while continuing to provide our customers with safe and secure ways to bank. Through remote access, approximately 70% of our employees were working remotely at the height of the pandemic, with nearly half of our employees continuing to work from home at the end of 2021, greatly minimizing the impact of the COVID-19 pandemic on our operations. This was made possible by the implementation of a digital workspace platform that was designed from the ground up to be mobile and secure.

We continued to support our customers through our communications by keeping them informed about our numerous digital banking options, allowing them to bank safely from home. From online banking to Direct Deposit to the many capabilities offered through our mobile banking app, we helped our customers as they embraced the various innovative alternatives available to banking in-person.

Throughout the COVID-19 pandemic, we implemented programs to support individuals, families and businesses, and made donations to organizations supporting those in our communities who need it most.

Addressing the Impacts of COVID-19 in Hawaii

In early April 2020, Bank of Hawaii Foundation (the “Foundation”) made an unprecedented $3 million donation to Hawai‘i Community Foundation’s (“HCF”) Hawaiʻi Resilience Fund, which was established by HCF and the Omidyar ‘Ohana Fund to address the growing social and economic impacts of COVID-19 pandemic in Hawaii. Our community continues to benefit from the grant. From businesses to nonprofits to consumers, Bank of Hawaii is addressing a wide spectrum of needs to assist those hit hardest during the pandemic.  Our CEO serves as vice chairman of the State of Hawaii’s House Select Committee on COVID-19 Economic and Financial Preparedness.

SBA’s Paycheck Protection Program (“PPP”)

In order to expedite PPP loans and help local business owners, we created a dedicated PPP team of more than 400 employees from every major area of the Company. At the peak of the program, these employees went above and beyond, working countless hours to process applications. Their efforts continued as they worked through loan forgiveness.

In 2021, the Bank participated in the second round of the PPP. The expertise and diligence of our PPP team enabled us to process more than 3,400 PPP loans totaling over $287 million in 2021. In 2020 and 2021 combined Bank of Hawaii processed almost 8,000 PPP loans totaling over $830 million. In addition, the Bank processed more than 7,500 PPP loan forgiveness applications totaling more than $700 million in federal funding to assist Hawaii businesses through this special program.

Support for Small Businesses

During the COVID-19 pandemic, Bank of Hawaii continued to support small businesses with the SBA 504 Program, a commercial real estate financing program for owner-occupied properties that allows small business borrowers to preserve working capital by requiring only a 10% down payment on purchase transactions.

Emergency Relief and Financial Assistance

To help lessen the financial impact of the COVID-19 pandemic on the communities we serve, Bank of Hawaii offered a number of programs to help affected individual and business customers. The Company deferred loan payments far beyond the requirements of the CARES Act and also waived ATM surcharge fees and early withdrawal penalty fees on tax-deferred annuities. Rather than the 90 days typically offered, Bank of Hawaii offered six months of forbearance and loan extensions. We reached out proactively to inform people that help was available to clients with loans of all sizes, from large commercial clients to consumers with small installment loans. In lieu of in-person visits, the Company made it possible for customers to complete their necessary documentation online. In addition, we offered loan deferrals to our commercial clients, which helped these customers for up to 18 months, compared to the usual six months in our market. These programs supported a variety of local business owners, including landlords who were able to support their tenants.

In Saipan, 2021 marked the 10th year of the I Kinometi Para I Kumunidåt I Islå-ta Grants, Bank of Hawaii small business and revitalization and development grants. Five grants of up to $5,000 each are awarded annually to support new and existing small businesses to thrive and give back to the community. Since its inception in 2012, $250,000 has been awarded to 50 small businesses. This year with help from the grant monies, one of the five grant recipients, Benjamin Babauta, owner of Tyler’s Gelatte Stone, added an additional employee; organized Small Business Sunday, an event held at Sugar King Park, which gave 13 other small businesses a venue to display products and gain market share; and donated the $1,500 Small Business Sunday proceeds and donations to the Autism Society of the Commonwealth of the Northern Mariana Islands.

Philanthropy and Volunteering to Sustain Our Community

The Company, and its exceptional people, demonstrate their generosity and respect throughout the year by supporting many different causes. Bank of Hawaii, its employees, and the Foundation contributed nearly $2.2 million to community and philanthropic causes in 2021. In addition, Bank of Hawaii employees volunteered safely while adhering to COVID-19 pandemic protocols at numerous events throughout the year to help distribute food and necessary supplies to our community in need, support small businesses and help care for our ‘āina.

Kōkua for Community through the COVID-19 Pandemic

To help address expanding food insecurity, the Foundation donated $50,000 to The Pantry by Feeding Hawaii Together, the only “e-commerce” food pantry in America.  The donation helped with food and staffing costs. The Pantry serves an average of 13,000 individuals each month.

The Foundation donated $50,000 over a two-year period to Maui Health Foundation’s Patient Resource Assistance Fund, which provides financial support to lower-income patients in need of non-acute medical care so that they may be discharged in a safe and healthy way.

Bank of Hawaii provided the use of its former Kalihi Branch, in-kind support valued at over $30,000, to Kōkua Kalihi Valley (“KKV”) Comprehensive Family Services to administer 1,359 vaccinations to vulnerable members of the community in March through June of 2021. A Foundation grant of $4,000 provided lunches for volunteers, KKV staff, and Hawaii Army National Guard and Honolulu Fire Department employees who worked or volunteered at the vaccination site at the former Kalihi Branch.

A Foundation donation of $30,000 to Project Vision Hawaii helped the nonprofit operate its mobile clinics, which provide hot showers and health resources (including eye exams for children) to those who have a low income or are experiencing homelessness. In 2021, Project Vision Hawaii pivoted to also administer COVID-19 testing and vaccines to various communities.

YWCA’s Dress for Success received a $25,000 Foundation donation to help empower women, including those transitioning out of prison or shelters, or who are new or returning to the workforce, to achieve economic independence. The program provides networking support, training and professional attire to help women gain skills, confidence and jobs.

Palama Settlement received a $25,000 Foundation donation to support its newly established Digital Arts Academy, a formal digital arts program in the Kalihi-Palama neighborhood. The program is part of the Center of Innovation, created to train youth in digital graphic skills that can translate into job readiness. During the pandemic, the program also assisted students with online education challenges by making computers more accessible to those without adequate technology at home.

A $20,000 donation was made to Mental Health America of Hawaii to support its mission to promote mental wellness.  The grant helped the organization become more accessible online, including through social media.

Hawaii Community Lending received a Foundation grant of $10,000 to support their outreach efforts to low- and moderate-income Hawaii Island residents to inform them about federal grants available to provide more than $21 million in rent relief and assistance with utilities. Many of the applicants live at 80% below the average median income for the area.

Employees Celebrating Diversity and Cultural Awareness and Giving Back to Community

Bank of Hawaii is committed to supporting, educating and bringing awareness to the community on issues of diversity, equity and inclusion. Bank of Hawaii partnered with the Japanese American Citizens League – Honolulu, the National Asian Pacific American Bar Association – Hawaii, and the American Civil Liberties Union to host “A Conversation on Race in Hawai‘i”, a two-part panel featuring leaders from all sectors of the community.

The Company is a long-time sponsor of the Honolulu Rainbow Film Festival, and in 2021 renewed a four-year sponsorship of the Hawaii LGBT Legacy Foundation to support the Honolulu Pride Festival & Parade. The donation supports not only the festival and parade, but helps to fund other program initiatives of the Hawaii LGBT Legacy Foundation. In previous years our employees have turned out in big numbers to show their support by walking in the parade.

In an effort to contribute to the progress and advancement of ensuring an inclusive, collaborative and respectful workplace, Bank of Hawaii’s Diversity, Equity and Inclusion Program supports employee-led Employee Resource Groups (“ERG”s).  Our Women Inspired ERG works to empower, support and educate on issues important to women at work, home and in the greater community. Our RainBOH ERG celebrates coming to work with pride, encourages allies to become visible, and educates on issues related to the LGBTQA+ community. And our Military ERG engages in service and networking opportunities that serve the needs of services member, veterans, and military families.

During the 2021 annual Live Kōkua Giving Campaign, employees raised more than $550,000 in partnership with Aloha United Way, which serves more than 300 nonprofits. Themed #BankohStrongForOurCommunity, over 90% of the Bank’s employees donated to 257 organizations, making a difference for some of the most vulnerable in our communities.

With intentionality and a safety first mindset, our Bankoh Blue Crew returned more actively to help mālama the keiki to kūpuna in our island home. Bank employees volunteered at vaccination centers and sites, including Kōkua Kalihi Valley Comprehensive Family Services on Oahu and Southern Regional Clinic, the Talofofo Gym and Ypao Beach on Guam. Volunteers from the Bank of Hawaii Military ERG worked with Honolulu Habitat for Humanity to build a home for a military veteran and his family.  At Hawaii Foodbank, Bank employee volunteers packed over 5,000 bags of food as part of their Food 4 Keiki School Pantry Program. Bank employee volunteers also helped remove 500 pounds of invasive limu with Mālama Maunalua at Maunalua Bay.

Our summer 2021 interns got out from behind the screens of their virtual internships and worked together to improve landscaping at Hawai‘i Nature Center in Makiki on July 24, 2021. The nonprofit organization seeks to foster awareness, appreciation, understanding and stewardship of our environment by educating children with an interactive and immersive approach. For our interns, it was an opportunity to meet one another, roll up their sleeves and work with their hands to improve this beautiful outdoor environment that connects families and children with nature through a variety of programs. Our volunteers were split into three small groups to clear invasive and overgrown tall grass to ensure the safety of the children who visit, clear banana trees that were not growing well on the property, and clear greenery that was blocking the passage of the ‘auwai (canal/ditch).

Susannah Wesley Community Center, a social service agency in Kalihi, asked Bank of Hawaii to provide volunteers to assist families with applications to enter a Section 8 Housing waitlist. For the first time, the application process was entirely online. Thirty-two Bank volunteers helped 300 families complete the application.

Bank of Hawaii employee volunteers have been advising young entrepreneurs and improving financial literacy through decades of partnership with Junior Achievement (“JA”). In 2021, 18 Bank employees in Guam volunteered as advisors, from product development to sales. Guam Economic Development Authority was so supportive, it funded a space for JA students to sell their products in Chamoru Village. Nearly 150 Bank of Hawaii employee volunteers made financial education possible.

Bank of Hawaii continues to build long-term relationships throughout the communities we serve through education. For the past 11 years, the Company has been offering our SmartMoney financial education seminars, which cover a variety of financial topics, such as how to save and invest and purchase a first home. In 2021, Bank of Hawaii volunteers in Guam and Saipan led 26 Smart Money Seminars with 158 participants on subjects ranging from Business of Banking, ABCs of Credit, Pathways to Homeownership and Budgeting.

In 2021, four Bank of Hawaii employees completed the Internal Revenue Service Volunteer Income Tax Assistance certification program and volunteered at Goodwill Hawaii; providing free tax preparation to eligible taxpayers. Aside from time spent to prepare for the certification, Bank of Hawaii employee volunteers donated 58 hours at Goodwill Hawaii and completed 43 tax returns with refunds totaling $46,624.

Attract, Develop and Retain Exceptional People

Bank of Hawaii strives to attract, develop and retain exceptional people. Exceptional people are what allows Bank of Hawaii to be the best corporate citizen possible.  Bank of Hawaii implemented a comprehensive internal training program and supported initiatives to foster diversity and inclusion in the workplace. Bank of Hawaii recognizes that a diverse and inclusive workforce fosters an environment where everyone can thrive and be successful.

In 2021, Bank of Hawaii provided more opportunities for employees to engage with our Leading Women employee resource group. Bank of Hawaii hosted popular discussions on “Leadership: Career Success Tips” and “How an Entrepreneurial Spirit Can Help Advance Your Career,” with women executives and business leaders in the community.

Employee Learning

Bank of Hawaii’s substantial training and career advancement programs target professional development and personal growth, which include our Fostering Workplace Excellence and other employee development programs. In 2021, even during the COVID-19 pandemic when a significant number of our employees were working remotely, the Company held over 24,000 training or career advancement program hours. Our commitment to our employees’ growth is integral to developing exceptional people.

Investing in Our People

In 2016, Bank of Hawaii launched its College Assistance Program (“CAP”) to give employees striving to obtain their first four-year bachelor’s degree access to a college education and tuition reimbursement. CAP gives employees the convenience and flexibility to study where, when, and what they desire by allowing them to choose from a variety of select majors at Chaminade University of Honolulu. Their choice of majors need not relate to their current position. CAP also gives employees the option to pursue an accelerated online Associate of Arts degree through the University of Hawai‘i’s Community Colleges. When the program began in 2016, there were three participants. The program has been very successful and popular, now boasting five employees who have earned their associate’s degree, four employees who have earned their bachelor’s degree, and 67 unique participants with more than $355,000 reimbursed to employees for the cost of their education. The Company’s Tuition Assistance Program (“TAP”) is aimed at assisting employees in completing job-related courses at any accredited school. The TAP program had 23 participants and more than $66,000 reimbursed to student employees in 2021. Another educational assistance program offered is the Professional Certification Program.

Bank of Hawaii also offers a Student Loan Assistance Program for employees. Student loan debt is a significant impediment to a key demographic sector of our national community. This program provides $100 per month, up to a lifetime maximum of $10,000, for an individual employee’s student debt. At year-end 2021, we had more than 150 employees enrolled in this program.

Our employee savings product, known as the GROW Account encourages our employees to build an emergency savings nest egg. Through these special accounts, we offer a $50 bonus to our employees when they reach $500 in savings in their GROW Account. We offer an additional $100 bonus to those employees who save an additional $500.

Our Employee Mortgage Program provides our employees with a discount of up to 1% off of prevailing market rates for their primary residences. This is an attractive retention tool for Bank of Hawaii given the high cost of housing on our islands.

The Bankoh Meals-To-Go program, which launched in May 2020, took the idea of sharing meals to a new level by offering employees free family-style meals once a week. With our Café Blue cafeterias temporarily closed, we utilized those facilities to provide meals for 98 weeks, officially ending in June 2021. Employees not in need were encouraged to donate their meals to family members, kūpuna or those experiencing food insecurity. Any food not utilized was donated to Aloha Harvest. Our Café Blue cafeterias at the downtown Tower and Hale O Kapolei later reopened, serving contactless food-to-go, which employees can order online through their laptop or mobile device. The Bankoh Meals-To-Go program distributed 418,364 meals on Oahu and 116,424 meals on neighbor islands and the West Pacific region with the help of 51 Bank volunteers. In addition, 12,843 pounds of food were donated to Aloha Harvest and 113 neighbor island and West Pacific region restaurants received support through participation in the program.

Investing in Our Future

For the 2021 through 2022 academic year, the Foundation supported 26 college scholarships totaling $91,000 for children and grandchildren of Bank of Hawaii employees. Since 2014, the Foundation has provided $791,000 to fund 226 college scholarships. These scholarships reflect our commitment to help our employees and their families reduce the financial burdens of post-high school education. We believe this investment will enable a better future and the next generation of our world’s and Hawaii’s leaders.

Supporting the Military

Bank of Hawaii is proud of its longstanding commitment to supporting our military service members and their families. In April, the Company introduced its military resource group to recognize, honor and support our active duty military, our veterans and their families.

In honor of Veterans Day, our Military ERG, planned a special lunch for veterans at the Barber’s Point location of U.S. VETS, an organization dedicated to ending veteran homelessness. Our Military ERG provided more than 70 bentos and had the opportunity to talk story and thank veterans in a safe, socially distanced way. The Barber’s Point location of U.S. VETS offers on-site long-term and permanent housing to help veterans gain housing stability, increase their skill levels and income, and reach greater self-determination through employment.

Bank of Hawaii is also a founding and leading sponsor of Sounds of Freedom, a division of the Great Aloha Run for active-duty men and women in all branches of service who run in formation. In addition to our Bankoh Blue Crew volunteering each year at the community event, the Company also presents the Sound of Freedom awards at the conclusion of the race to the top male and female military race finishers.

Outreach to the Unbanked and Underbanked

Bank of Hawaii was the first local bank to offer an alternative to traditional checking accounts in the State of Hawaii, beginning in April 2015. EASE by Bank of Hawaii combines convenience and access, is FDIC-insured and is among the lowest-fee bank accounts in the U.S.

With no checks to return, customers do not incur overdraft fees. Customers are also given a free Visa debit card and free access to 307 Bank of Hawaii ATMs, do not have direct deposit requirements or monthly service fees if they elect to receive online statements, and are allowed to open an account with a deposit of just $25. They also receive free 24/7 Bankoh by Phone, mobile banking and e-Bankoh online banking services. We continue to see strong demand for our EASE product, and are pleased to meet the needs of the unbanked and underbanked in the communities we serve.

Empowering Youth

The Foundation continued its ongoing sponsorship of PBS Hawai‘i’s HIKI NŌ, the groundbreaking student news program and statewide digital media learning initiative to support its programming, which transformed its practices to meet social distancing guidelines. The Foundation’s investment dates back to the launch of HIKI NŌ in 2011. Since then, Hawaii’s HIKI NŌ schools have gained the reputation of being formidable competitors at rigorous national journalism contests, including the prestigious Student Television Network Convention in Seattle, Washington.

As a partner with ClimbHI Hawaii, Bank of Hawaii is a member of the ClimbHI Bridge that seeks to provide Hawaii’s students with career exploration opportunities and connect them with companies and organizations to serve as resources and points of insight into those explorations, including financial education and career advice. In 2019, as part of the founding group of supporters, the Foundation helped fund the effort, which aided the organization’s launch in 2020 amidst the COVID-19 pandemic. Whether contributing financially, participating in virtual career fairs with local middle schools, mentoring high school students or assisting with business class projects, the Foundation is proud to support our students in their academic pursuits.

For the past 11 years, Bank of Hawaii has been partnering with nonprofit EPIC ‘Ohana’s Hawaii Youth Opportunities Initiative to offer financial education and services to foster teens. Foster youth have a high propensity for pregnancy, incarceration, homelessness and low college graduation rates due primarily to a lack of social network. Through the Opportunity Passport Program, teens from foster families are able to open matched Individual Development Account (“IDA”) savings accounts, where every dollar saved is matched by donors up to $1,000 annually (up to a maximum of $3,000). The funds may be withdrawn between the ages of 14 to 26 and have enabled young people to help pay for college education, housing and transportation. Since 2010, under the Hi Hopes Program (f/k/a Opportunity Passport), Bank of Hawaii has opened 917 IDAs as well as EASE accounts. A donation of $1.4 million has enabled former foster youth to pay for necessary expenses such as housing or education on Oahu or transportation on the neighbor islands.

Housing for Our Community

Honolulu continues to be one of the most expensive cities in the U.S., and with a shortage of affordable rental homes across Hawaii, the adverse impacts of the COVID-19 pandemic make the availability of affordable and workforce housing more important than ever.

In 2021, almost 800 affordable housing units (490 on Oahu, 201 on Maui and 101 on Hawaii Island) started construction or rehabilitation thanks in part to Bank of Hawaii, and almost 800 more units are in the pipeline.

Additionally, Bank of Hawaii is leading the funding of the construction loan for Hale Kalele, as well as providing the permanent loan to support the project’s operations. As a new development in urban Honolulu, Hale Kalele is leased from the state and sponsored by the Kobayashi Group. The first two floors will serve as juvenile facility operated by the State Judiciary, and the other floors will include 200 low-income rental housing units for families with incomes between 30% and 60% of the area’s median income. Construction began in October 2020 and is scheduled for completion in 2022.

Furthermore, the Company is committed to equity investment as an investor in Low-Income Housing Tax Credits projects across the state as well as in the Commonwealth of the Northern Mariana Islands/Saipan.

BRINGING ENVIRONMENTAL CONSCIOUSNESS TO THE WAY WE DO BUSINESS

Bank of Hawaii seeks out projects that advance our overall environmental strategy, such as those that support renewable energy projects. Building sound environmentally minded investments into our portfolio reduces risk, increases our value to investors and allows us to pursue our own initiatives to reduce our impact on the environment through internal or employee initiatives.

Bank of Hawaii is constantly improving its operations to proactively find more efficient and effective ways to ensure both the long-term success of the Company and the continued vitality of the communities it serves. Through its modernization efforts, the Company is helping to do its part in offsetting the negative impacts of climate change. The impacts of climate change, such as extreme weather conditions, natural disasters and rising sea levels, are of significant concern to the Bank, its operations as well as those of its customers and third party vendors upon which it relies.

Financing the Future

The Company actively participates in the financing of photovoltaic projects. The Company currently is a lender in a variety of renewable energy projects with over $100 million committed to these initiatives. Bank of Hawaii continues to seek out other opportunities in this sector and is a leader in these financing initiatives.

Comprehensive Solutions

As we continue renovations to our facilities and branches, Bank of Hawaii focuses its efforts on Building Management Systems (“BMS”) as part of scheduled infrastructure upgrades. Through these upgrades, we are able to implement customized solutions that maximize energy conservation. In 2021, we focused on BMS optimization at our corporate headquarters and new installations at our Kahala and Mililani Branches. Our energy initiatives to date have resulted in 71% of our building area, approximately 733,000 square feet, with management systems in place.

Bank of Hawaii also participates in Hawaiian Electric Company’s Demand Response Program at our two largest facilities. Through this participation, the Company receives incentives to reduce its usage during periods of island-wide peak demand, helping to preserve the reliability of the electrical grid and reduce the need for more electrical generation equipment.

Reducing energy consumption remains one of our top priorities. Through conservation and energy efficiency efforts, such as BMS and infrastructure modernization, we have already cut our energy use in half since 2012. In recent years, we have completed many impactful conservation initiatives throughout the Bank of Hawaii network. As we strive to align with the Hawaii’s 2045 Energy Goals and create continued savings, we are enhancing our building design, modernizing our properties with data acquisition controls and planning future projects. We are committed to pursuing additional opportunities to achieve our ambitious sustainability goals.

In 2021, the Company completed renovations of the corporate headquarters, including high performance window tinting, LED lighting with occupancy and daylight sensing controls, and high efficiency air conditioning systems with direct digital controls.

Our “Branch of Tomorrow” design makes more efficient use of space, with increased customer support through innovative cash recycling machines at the tellers, portable computing platforms to allow the tellers to reach out directly with customers and reduce long waiting lines, and upgraded ATMs that allow direct deposit of cash and checks along with simplified transaction handling. Staff lunchrooms have been outfitted with point-of-use hot water dispensers to replace water heaters, microwave ovens to replace stoves and cook-tops, as well as large-screen LED monitors that allow for remote, online meetings and training sessions, which reduce energy usage, staff travel and downtime. These innovations allow us to work more efficiently and effectively every single day.

Progressing Towards Environmental Sustainability

Along with its conservation efforts, Bank of Hawaii is committed to renewable energy resources, and has made this an integral part of the modernization project at its branches and other facilities. An additional 58 Kilowatts of photovoltaic systems were installed in 2021. The Company now has photovoltaic installation on over 60% of owned branches and buildings. This includes three large photovoltaic systems (561kW, 350kW and 100kW) at its main facilities. Combined, our PV networks have the capacity to create 3.4 Megawatt hours of energy annually.

Bank of Hawaii greatly improved its ability to respond to in-area natural disasters by relocating our disaster recovery data center to the continental U.S., enabling greater data protection while reducing our carbon footprint. Our partner on the continent has been running on 100% renewable energy since January 2016, and is the only major data center provider to receive an ‘A’ grade by Greenpeace in all five of their data center grading categories.

Reducing Waste

Reducing the amount of paper used in the workplace is part of Bank of Hawaii’s office transformation initiative. The Company strives for optimum performance in our digital environment and we anticipate this sustainability effort will have environmental, efficiency and cost-reduction benefits. We are currently imaging old paper records, which reduces costly storage expenses, and we are moving toward contemporaneously imaging current records, reducing the amount of paper required. Bank of Hawaii has also implemented several enterprise-wide digital and cloud-based solutions to help facilitate this initiative. In addition, remote work has enabled less paper consumption, and in 2021, paper acquisition and destruction activity decreased by 10%.

Encouraging Public Transportation and Bicycle Use

Bank of Hawaii offers a Bus Pass Benefit Program for its employees on Oahu, reducing the cost of a monthly bus pass from $70 to $30 (on a pre-tax basis) for participating employees 64 years and younger. Employees 65 and older receive $30 towards the purchase of a $35 senior annual Bus Pass. All active full-time and part-time employees who ride the bus as a primary source of transportation to and from work are eligible for the benefit. During 2021, more than 240 employees took advantage of this benefit, resulting in an annual commitment by the Company of close to $100,000 towards reducing greenhouse gas emissions.

Bank of Hawaii also offers employees up to $20 per month as reimbursement for reasonable expenses if an employee uses a bicycle regularly for commuting to work. Reasonable expenses include the purchase of a bicycle as well as continuing maintenance, repair and storage.

BOARD COMMITTEES AND MEETINGS

The Board met 11 times during 2021.  The Board’s policy is that directors should make every effort to regularly attend meetings of the Board and committees on which they serve and the Company’s Annual Meeting of Shareholders.  Each director attended at least 75% of the meetings of the Board and 75% of the committee meetings on which he or she served in 2021.  All of the Company’s then sitting directors attended the 2021 Annual Meeting of Shareholders.

Board Committees

The Board has three standing committees: the Audit & Risk Committee, the Human Resources & Compensation Committee, and the Nominating & Corporate Governance Committee.  The charters for the respective Board committees are posted in the Investor Relations page of the Company’s website at www.boh.com.

The Board has affirmatively determined that all of the members of the Audit & Risk, Human Resources & Compensation, and Nominating & Corporate Governance Committees (collectively the “Board Committees”) meet the independence standards of the NYSE and the Company’s Governance Guidelines.  The Board Committees’ charters require that each committee perform an annual evaluation of its performance and assess the adequacy of its charter.  Each committee has the authority to retain consultants and advisors to assist it in its duties, including the sole authority for the retention, termination and negotiation of the terms and conditions of the engagement.

Below are the members of each current standing committee.

	Audit & Risk	Human Resources & Compensation	Nominating & Corporate Governance
S. Haunani Apoliona			✓
Mark A. Burak	Chair		✓
John C. Erickson	Vice Chair		✓
Joshua D. Feldman		✓	✓
Michelle E. Hulst		✓	✓
Elliot K. Mills		✓	✓
Alicia E. Moy	✓		✓
Victor K. Nichols	✓		✓
Barbara J. Tanabe	✓	✓	✓
Raymond P. Vara, Jr.	✓	✓	Chair
Robert W. Wo		Chair	✓

Audit & Risk Committee: 14 Meetings in 2021

The Audit & Risk Committee operates under and annually reviews a charter that has been adopted by the Board. The Audit & Risk Committee’s duties include assisting the Board in its oversight of the following areas of the Company: regulatory and financial accounting, reporting and credit risk management; compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications and independence; and the performance of the Company’s internal audit and credit review functions and independent registered public accounting firm. The Audit & Risk Committee also provides oversight of management’s activities with respect to capital management and liquidity planning, including dividends and share repurchases, and overall interest rate risk management. In addition, the Audit & Risk Committee meets in private session at the conclusion of every regularly scheduled meeting to provide a confidential forum for identification and discussion of issues of importance to the Company. The Audit & Risk Committee also meets with non-member directors on a regularly scheduled basis to brief them on the content and issues discussed at the previous meeting.

The Board has determined that Messrs. Burak, Erickson, Nichols, Vara, and Ms. Moy meet the definition of “financial expert” within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Board has determined that all Audit & Risk Committee members meet the NYSE standard of financial literacy and have accounting or related financial management expertise. In addition, the Board has determined that Messrs. Burak, Erickson, and Nichols meet the definition of “risk expert” under the Federal Reserve Bank rules implementing Section 16 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and 12 CFR 252.22(d)(1).

The Audit & Risk Committee has adopted policies and procedures governing the following: pre-approval of audit and non-audit services; the receipt and treatment of complaints regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission of information by employees of the Company regarding questionable accounting or audit matters; and restrictions on the Company’s hiring of certain employees of the independent registered public accounting firm. The Audit & Risk Committee is also responsible for reviewing Company transactions involving a director or executive officer. The Audit & Risk Committee Report is located on page 68.

Human Resources & Compensation Committee: 11 Meetings in 2021

The Human Resources & Compensation Committee’s duties are set forth in its charter, and include responsibility for compensation levels of directors and members of executive management and reviewing the performance of executive management. The Human Resources & Compensation Committee reviews and approves goals and objectives relevant to CEO compensation, and evaluates performance against those goals. It is also their responsibility to review the Company’s long-term and short-term incentive compensation plans, equity-based plans, and deferred compensation programs. The Human Resources & Compensation Committee also reviews management development and training programs as well as succession planning for senior and executive management. The Human Resources & Compensation Committee charter allows for the delegation of its duties to its own subcommittee as long as such delegation is in compliance with all applicable laws, rules, and listing standards. The CEO makes recommendations with respect to non-CEO executive officer compensation. The Human Resources & Compensation Committee Report is located on page 35.

Nominating & Corporate Governance Committee: 7 Meetings in 2021

The Nominating & Corporate Governance Committee’s duties are set forth in its charter and include reviewing the qualifications of all Board candidates and recommending qualified candidates for membership on the Board and the oversight of director continuing education opportunities. The Nominating & Corporate Governance Committee reviews the Board’s organization, procedures and committees and makes recommendations concerning the size and composition of the Board and its committees. The Nominating & Corporate Governance Committee makes recommendations to the Board regarding standards for determining non-management director independence and reviews the qualifications and independence of the members of the Board and its committees. The Nominating & Corporate Governance Committee also reviews and evaluates the Company’s compliance with corporate governance requirements and leads and oversees the Board and its committees’ annual performance evaluations. Further information regarding the responsibilities performed by the Nominating & Corporate Governance Committee and the Company’s corporate governance is provided in the committee charter and the Governance Guidelines.

DIRECTOR COMPENSATION

Retainer Fees

In 2021, based on a comparative peer analysis completed by Veritas Executive Compensation Consultants, LLC (“Veritas”), the Board’s independent executive compensation consultant, it was determined that the Audit & Risk Committee (“ARC”) retainers be increased.  The annual retainer for ARC members increased from $17,000 to $22,100, the annual retainer for the Chairman of the ARC increased from $30,000 to $39,000, and the annual retainer for the Vice Chairman of the ARC increased from $25,000 to $32,500.  Veritas recommended the above changes to the Board to account for the increased workload of the ARC due to the fact that the ARC has a dual role, handling typical responsibilities of the Bank’s peer group separate audit and risk committees.  All other fees remain unchanged from last year.  The Board concurred with Veritas’ recommendation and approval of the following retainer fees effective April 20, 2021:

•	An annual retainer for service on the Board of $55,000;
•	An annual retainer for the Lead Independent Director in the amount of $35,000;
•

An annual retainer for the Nominating & Corporate Governance Committee members in the amount of $10,000 and annual retainer for the Chairman of the Nominating & Corporate Governance Committee in the amount of $20,000;

•

An annual retainer for Audit & Risk Committee members in the amount of $22,100, an annual retainer for the Chairman of the Audit & Risk Committee in the amount of $39,000, and an annual retainer for the Vice Chairman of the Audit & Risk Committee in the amount of $32,500; and

•

An annual retainer for Human Resources & Compensation Committee members in the amount of $12,000 and an annual retainer for the Chairman of the Human Resources & Compensation Committee in the amount of $21,000.

In addition to these standing committees, the Board has other committees for which directors received fees in 2021.  Messrs. Feldman, Lucien, and Nichols and Mmes. Hulst and Tokioka are members of the Digital Advisory Committee (“DAC”).  Ms. Apoliona and Messrs. Feldman and Lucien are members of the Board-appointed Benefit Plans Committee (“BPC”), and Mmes. Apoliona, Tanabe, and Tokioka and Messrs. Lucien and Wo are members of the Fiduciary Investment Management Committee (“FIMC”).  Effective April 24, 2020, the DAC annual retainer is $7,500 and the retainer for its chairman (Mr. Nichols) is $12,500.  The FIMC chairman’s (Ms. Tanabe) annual retainer remains unchanged from 2019 at $15,500 and annual retainer fees for the FIMC and BPC members remain unchanged at $9,500 and $6,500, respectively.

The Directors are reimbursed for Board-related travel expenses, and directors who reside principally on the U.S. mainland receive an additional $5,000 annually to compensate them for travel time, which remains unchanged from last year.

Director Stock Plan

The shareholders approved the 2015 Director Stock Compensation Plan (the “Director Stock Plan”) at the 2015 annual meeting.  The purpose of the Director Stock Plan is to advance the interests of the Company by encouraging and enabling eligible non-employee members of the Board to acquire and retain throughout each member’s tenure as director a proprietary interest in the Company by owning shares of Bank of Hawaii Corporation common stock.  The Director Stock Plan allows for the granting of stock options, restricted common stock, and restricted stock units.  Under the Director Stock Plan, the Board has the flexibility to set the form and terms of awards.  The Board receives an annual equity compensation value of $65,000.  Based on the fair market value on the date of grant in April 2021, each of the non-employee Board members was given a stock award of 715 shares of restricted common stock (“Restricted Shares”) with a vesting date of April 22, 2022.  Mr. Mills was elected to the Board in October 2021 and received equity compensation of 376 shares of Company restricted common stock with a vesting date of April 22, 2022, in alignment with the remainder of the unexpired term. In 2021, no stock options or restricted stock units were granted under the Director Stock Plan.

Directors’ Deferred Compensation Plan

The Company maintains the Directors’ Deferred Compensation Plan (the “Directors’ Deferred Plan”), under which each non-employee director may participate and elect to defer the payment of all of his or her annual Board and committee retainer fees, or all of his or her annual Board retainer fees, or all of his or her annual committee retainer fees.  At the director’s choice, deferred amounts under the Directors’ Deferred Plan may be payable: 1) beginning on the first day of the first month after the participating director ceases to be a director of the Company; or 2) on an anniversary date of the director’s choosing after the director ceases to be a director; or 3) a date specified by the director (which may include a date prior to the date a director ceases to be a director).  Deferred amounts are paid to the participant in a lump sum or in equal annual installments over such period of years (not exceeding 10 years) as the participant elects at the time of deferral.  If a participant dies, all deferred and previously unpaid amounts will be paid in a lump sum to the participant’s beneficiary on the second day of the calendar year following the year of death.  A participant’s deferred amounts are adjusted for appreciation or depreciation in value based on hypothetical investments in one or more mutual funds or in shares of Bank of Hawaii Corporation common stock, as may be directed by the participant.  The Company’s obligations under the Directors’ Deferred Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan.  The assets of the trust are at all times subject to the claims of the Company’s general creditors.

Director Stock Ownership Guidelines

The Board believes it is important to support an ownership culture for the Company’s directors, employees and shareholders.  To ensure that linkage to shareholders occurs among the fiduciaries of the Company each non-management director is required to own a minimum amount of five times his or her annual cash retainer in Bank of Hawaii Corporation common stock.  Directors are given five years from first joining the Board to achieve guideline levels of ownership.  As of January 31, 2022, nine of the 13 non-management directors standing for re-election have satisfied the ownership guidelines.  The four remaining directors are expected to satisfy the ownership guidelines within the required five-year period.

Director Compensation

The following table presents, for the year ended December 31, 2021, information on compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2021.  Mr. Ho did not receive any additional compensation for services provided as a director.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
S. Haunani Apoliona	81,000	64,986	—	—	—	—	145,986
Mark A. Burak	101,750	64,986	—	—	—	—	166,736
John C. Erickson	100,625	64,986	—	—	—	—	165,611
Joshua D. Feldman	91,000	64,986	—	—	—	—	155,986
Michelle E. Hulst	89,500	64,986	—	—	—	—	154,486
Kent T. Lucien	78,500	64,986	—	—	—	—	143,486
Elliot K. Mills	21,125	32,509	—	—	—	—	53,634
Alicia E. Moy	95,325	64,986	—	—	—	—	160,311
Victor K. Nichols	103,325	64,986	—	—	—	—	168,311
Barbara J. Tanabe	55,000	64,986	—	—	—	—	119,986
Dana M. Tokioka	72,000	64,986	—	—	—	—	136,986
Raymond P. Vara, Jr.	142,825	64,986	—	—	—	—	207,811
Robert W. Wo	95,500	64,986	—	—	—	—	160,486

(1)

Ms. Apoliona and Messrs. Burak, Nichols, and Wo elected to defer all of their respective fees earned in 2021.  Ms. Tanabe elected to defer all of her Board retainer fee only.  Ms. Tokioka elected to defer all of her committee retainer fees only.

(2)

The amounts in this column reflect the fair value of the restricted stock on the dates of grant.  On April 30, 2021, the Company issued grants of 715 shares of restricted common stock to each of the non-management directors, each grant having an aggregate fair value of $64,986 based on the closing price of the Company’s common stock of $90.89 on the date of the grant; 100% of the grant will vest on April 22, 2022.  As of December 31, 2021, each director had the following number of restricted stock awards accumulated in their accounts (which excludes options exercised and held as common stock in their accounts): Ms. Apoliona, 2,515 shares; Mr. Burak, 715 shares; Mr. Erickson, 715 shares; Mr. Feldman, 715 shares; Ms. Hulst, 715 shares; Mr. Lucien, 715 shares; Mr. Mills, 376 shares; Ms. Moy, 715 shares; Mr. Nichols, 715 shares; Ms. Tanabe, 715 shares; Ms. Tokioka, 715 shares; Mr. Vara, 715 shares; and Mr. Wo, 2,515 shares. On October 22, 2021, the Board elected Mr. Mills to serve the remainder of the unexpired term until the 2022 Annual Meeting and issued a grant of 376 shares for his service on the Board, which had an aggregate fair value of $32,509 based on the closing price of $86.46 on the date of the grant. These shares vested on April 22, 2022.

(3)	No option awards were granted in 2021. As of December 31, 2021, no director had outstanding options to purchase shares of the Company’s common stock.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act provides shareholders the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

As an advisory vote, this proposal is not binding upon the Company.  However, the Human Resources & Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and considers the outcome of the vote when making future compensation decisions for its executive officers.  The Company currently conducts annual advisory votes on executive compensation.  The Company’s shareholders approved its executive compensation at the 2021 Annual Meeting of Shareholders.

As described in the Compensation Discussion and Analysis, the primary focus of the Company's executive compensation programs is to encourage and reward behavior that the Board believes will promote sustainable growth in shareholder value, and to promote gender pay equity.  Our executive compensation programs are intended to balance risk and reward in relation to the Company’s overall business strategy and further align management’s interests with shareholders’ interests.  The Company’s commitment to a performance culture is reflected in its strong financial performance in recent years.  Accordingly, the Board of Directors recommends that shareholders approve the executive compensation programs by approving the following advisory resolution:

RESOLVED, that the shareholders of Bank of Hawaii Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Company’s 2022 proxy statement pursuant to the compensation disclosure rules of the SEC, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables, and the accompanying footnotes in this proxy statement.

The Board of Directors recommends a vote “FOR” the foregoing proposal.

HUMAN RESOURCES & COMPENSATION COMMITTEE REPORT

The Human Resources & Compensation Committee, composed entirely of independent directors in accordance with applicable laws, regulations, NYSE listing requirements and the Governance Guidelines, sets and administers policies that govern the Company’s executive compensation programs, and various incentive and stock programs.  As members of the Human Resources & Compensation Committee, we have reviewed and discussed the Compensation Discussion and Analysis to be included in the Company’s 2022 Proxy Statement with management and, based on these discussions, recommended to the Company’s Board (and the Board subsequently approved the recommendation) that the Compensation Discussion and Analysis be included in such Proxy Statement.

As submitted by the members of the Human Resources & Compensation Committee,

Robert W. Wo, Chairman

Joshua D. Feldman

Michelle E. Hulst

Elliot K. Mills

Barbara J. Tanabe

Raymond P. Vara, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the compensation structure, process and implementation in 2021 for our Named Executive Officers (“NEOs”).  The NEOs in 2021 were:

Peter S. Ho	Chairman of the Board of Directors, Chief Executive Officer, and President
Dean Y. Shigemura	Vice Chair, Chief Financial Officer
Sharon M. Crofts	Vice Chair, Client Solutions Group
James C. Polk	Vice Chair, Chief Commercial Officer
Mary E. Sellers	Vice Chair, Chief Risk Officer

CD&A TABLE OF CONTENTS

The CD&A is organized as follows:

Compensation-Related Highlights

•	2021 Compensation Program
◦	Short- and long-term incentive plans are 100% performance-based.
◦	The short-term incentive plan provides for 80% quantitative and 20% qualitative performance measures.
◦	The long-term incentive plan provides for a three-year performance period, with a 3-year cliff vesting period, for the 2021-2023 performance period.
◦	The short- and long-term incentive plan quantitative performance metrics are measured relative to the identified peer group performance and are not absolute.
•	Strong Operational Performance
◦

Return-on-Common-Equity and Stock Price-to-Book Ratio are key measures of the Company’s financial health and are key performance metrics in the executive compensation program.  Return-on-Common-Equity was 17.92% and Stock Price-to-Book Ratio was 2.35 as of December 31, 2021, both in the top quartile of peers.

Return-on-
Common-Equity
25.0%
20.0%
15.0%
10.0%
5.0%
BOH
75th
50th
25th

Stock Price-to-
Book Ratio
5.00
4.00
3.00
2.00
1.00
0.00
BOH
75th
50th
25th

◦

History of consistent dividends, even through the financial crisis and during the COVID-19 pandemic in 2021.  The Company increased its quarterly dividend to $0.70 per common share in the third quarter of 2021.

◦	Recognition For Excellence
▪	Rated as Hawaii's Best Bank by the readers of Honolulu Star-Advertiser, Hawaii Tribune-Herald, West Hawaii Today, and Hawaii Home + Remodeling Magazine
▪	Deposits are rated Aa3 by Moody’s Investor Service, reflecting our strong financial profile and conservative credit risk management.

•	Continued Alignment of Executive Pay with Company Performance
◦

Approximately 80% of CEO total compensation (salary, stock awards (long-term incentives), non-equity incentive plan compensation (short-term incentives), and all other compensation) is performance-based; 100% of short- and long-term incentives are performance-based.

◦	Short-term and long-term incentives are tied to rigorous performance metrics, 80% of short-term incentives and 100% of long-term incentives are based on quantitative and relative criteria.
◦	Significant stock ownership requirements (5x base salary for CEO and 2x base salary for other NEOs).
•	Consistent Shareholder Engagement
◦

During 2021, we again reached out to some of our top institutional investors to solicit their input regarding the design, or any other aspects, of our compensation program.  We received no suggestions for changing our approach to compensation, evidencing strong shareholder support for the program.

•	Say-on-Pay Results
◦	At the 2021 Annual Meeting, our say-on-pay proposal received support from 94% of votes cast.

Shareholders' Support for Executive Compensation
94%
95%
94%
2019
2020
2021

Executive Summary

2021 Executive Compensation Program Design

Pay Elements	2021 Design Elements
Short-Term Incentive Plan 100% Performance-Based

•  80% quantitative performance metrics

◦     Two performance metrics set at challenging levels relative to peers* weighted as follows:

▪  Return-on-Common-Equity (40%); and

▪  Stock Price-to-Book Ratio (40%).

◦     To achieve full payout, top quartile performance in Return-on-Common-Equity, Stock Price-to-Book Ratio must occur

◦     To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting

•  20% qualitative performance metrics

Long-Term Incentive Plan 100% Performance-Based

•  Three-year plan

•  Three-year sustained performance period

•  Three-year cliff vesting

•  100% quantitative performance metrics

◦     Two performance metrics set at challenging levels relative to peers* weighted as  follows:

▪  Return-on-Common-Equity (50%); and

▪  Stock Price-to-Book Ratio (50%).

•  To achieve full payout, top quartile performance in Return-on-Common-Equity and Stock Price-to-Book Ratio must occur

•  To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting

*S&P Supercomposite Regional Bank Index (excluding banks with assets > $50.0 billion) as of January 4, 2021.

Weighting of Performance Metrics

(100% Performance-Based)

Compensation Policies and Practices

Our executive compensation and corporate governance programs are designed to closely link pay with operational performance and increases in long-term shareholder value while minimizing excessive risk taking.  To help us accomplish these important objectives, we have adopted the following policies and practices over time:

Compensation Program Governance Summary

What we do

•      Maintain a robust shareholder engagement process

•      Demonstrate responsiveness to shareholder concerns and general feedback

•      Pay for performance by tying a substantial portion of executive compensation to performance goals

•      Evaluate executive compensation data and practices of our peer group companies as selected annually by the Committee with guidance from the independent compensation consultant

•      Regularly conduct assessments to identify and mitigate risk in compensation programs

•      Maintain significant stock ownership requirements (5x base salary for CEO, 2x for other NEOs)

•      Maintain a clawback policy

•      Engage an independent compensation consultant to evaluate and advise the Committee on executive compensation program design and pay decisions

•      Maintain an independent committee

What we don’t do

•      No employment agreements with NEOs

•      No single-trigger change-in-control provisions

•      No tax gross-ups

•      No excessive perquisites

•      No hedging and pledging stock transactions by executives and directors

•      No repricing of equity incentive awards

Business and Performance Overview

We are organized into three business segments for management reporting purposes: Consumer Banking, Commercial Banking, and Treasury and Other.

Consumer Banking offers a broad range of financial products and services, including loan, deposit and insurance products; private banking and international client banking services; trust services; investment management; and institutional investment advisory services. Consumer Banking also provides a full service brokerage offering equities, mutual funds, life insurance, and annuity products. Loan and lease products include residential mortgage loans, home equity lines of credit, automobile loans and leases, personal lines of credit, installment loans, and small business loans and leases. Deposit products include checking, savings, and time deposit accounts. Private banking and personal trust groups assist individuals and families in building and preserving their wealth by providing investment, credit, and trust services to high-net-worth individuals. The investment management group manages portfolios utilizing a variety of investment products. Also within Consumer Banking, institutional client services offer investment advice to corporations, government entities, and foundations. Products and services from Consumer Banking are delivered to customers through 54 branch locations and 307 ATMs throughout Hawaii and the Pacific Islands, e-Bankoh (online banking service), a customer service center, and a mobile banking service.

Commercial Banking offers products including corporate banking, commercial real estate loans, commercial lease financing, auto dealer financing, and deposit products.  Commercial lending and deposit products are offered to middle-market and large companies in Hawaii and the Pacific Islands.  In addition, Commercial Banking offers deposit products to government entities in Hawaii.  Commercial real estate mortgages focus on customers that include investors, developers, and builders predominantly domiciled in Hawaii.  Commercial Banking also includes international banking and provides merchant services to its customers.

Treasury consists of corporate asset and liability management activities, including interest rate risk management and a foreign currency exchange business.  This segment’s assets and liabilities (and related interest income and expense) consist of interest-bearing deposits, investment securities, federal funds sold and purchased, and short and long-term borrowings. The primary sources of noninterest income are from bank-owned life insurance, net gains from the sale of investment securities, and foreign exchange income related to customer-driven currency requests from merchants and island visitors. The net residual effect of the transfer pricing of assets and liabilities is included in Treasury, along with the elimination of intercompany transactions.

We concluded 2021 with solid financial performance.  Over the year our loan balances grew to $12.3 billion, an increase of 2.7% from 2020.  Our deposit balances reached another record high, growing to $20.4 billion, up 11.8% from 2020, driven by increases in both consumer and commercial deposits.  Our asset quality and capital and liquidity ratios remain strong.  The Return-on-Common-Equity for the year increased to 17.92% from 2020, our Return-on-Assets increased to 1.14% from 2020, and our efficiency ratio was 58.86%.

Company Performance Highlights

The following briefly summarizes the Company’s recent stock price and financial performance:

Total Shareholder Return (“TSR”) and Other Key Performance Indicators

The Company delivered solid financial performance in 2021 despite the continued impacts of the COVID-19 pandemic.  Earnings per common share was $6.25 and net income was $253.4 million for the full year of 2021.  The quarterly dividend to common shareholders was increased to $0.70 per share in the third quarter; overall dividends to common shareholders increased 2.2% compared with 2020.

Our one-year TSR was 12.9%, which reflects the impact of the ongoing COVID-19 pandemic and its particular impact on the Hawaii economy.  The average performance of the S&P Supercomposite Regional Bank Index and the S&P Supercomposite Bank Index in 2021 were 40.1% and 35.7%, respectively, and the average performance of the KBW Regional Bank Index was 36.7%.

The Company’s three-year TSR of 37.8% was also heavily impacted by the challenges of the ongoing COVID-19 pandemic and its particular impact on the Hawaii economy.  The Company’s three-year TSR was below the average performance of the S&P Supercomposite Regional Bank of 70.3%, the average performance of the S&P Supercomposite Bank Index of 63.0%, and the average performance of the KBW Regional Bank Index of 54.6%.

Key Performance Metrics

Deposit and Loan Growth

Strong Credit Risk Profile

A Balanced Approach to Capital Return

•	Dividends: In 2021, the Company raised its quarterly dividend to common shareholders to $0.70 per share in the third quarter.

•

Returning Value to Shareholders:  The Company returned $27.3 million in capital to shareholders through share repurchases in 2021.  The Company resumed the share repurchase program in the third quarter of 2021 after temporarily suspending it in March 2020 due to the COVID-19 pandemic.

Detailed Discussion and Analysis

Executive Compensation Philosophy

At Bank of Hawaii, we believe that executive compensation should reflect strong alignment between pay, performance and shareholders' interests while maintaining a balanced approach to risk and reward.  Compensation programs should reinforce support for our vision and be consistent with market compensation trends after taking into account the unique circumstances facing Bank of Hawaii in light of geographic, demographic, and economic conditions in the markets served by the Company.  The Human Resources & Compensation Committee (“the Committee”) believes that compensation should recognize short- and long-term performance by including both cash and equity components, and reflect inclusiveness and gender equality and recognize individual performance.

The primary focus of the Company's executive compensation program is to encourage and reward performance that supports the Company's long-term business strategies and promotes sustainable growth in shareholder value.  The Company believes that its goals are best supported by rewarding its NEOs for outstanding contributions to the Company's success, compensating those officers competitively with similarly situated executive officers, and providing its NEOs with equity to encourage and motivate them to focus on the Company's long-term growth and success.

The Committee is responsible for developing and implementing the executive compensation program.  With the support of its independent compensation consultant, the Committee has designed and implemented an executive compensation program that is structured to:

◦	Align executive compensation with shareholder value creation;
◦	Encourage retention and growth opportunities for executives;
◦	Compensate executives for measurable and meaningful levels of Company performance; and
◦	Balance performance incentives while not encouraging excessive risk taking by executives.

COVID-19 Impact on 2021 Compensation Expense

In 2020, due to the effect of the COVID-19 pandemic on the performance of the Company and continued uncertainty surrounding the recovery of the Hawaii economy, the Committee determined that it was prudent to reduce compensation expense for 2020.  The reduced 2020 Executive Incentive Plan payments were made half in cash and half in restricted stock equivalents granted on February 19, 2021, which will vest in thirds upon each of the first three anniversaries of the grant date.  Accordingly, the restricted stock equivalents were not reported in last year’s proxy under 2020 compensation and are reported as a stock award, in addition to the annual performance-based restricted stock grant, in this year’s proxy as part of 2021 compensation.  The timing and reporting of the restricted stock equivalents creates the appearance of an increase to compensation in 2021. In 2021, the Company returned compensation expense to 2019 payout levels.

Executive Compensation Philosophy Drives Performance

We believe that the Company’s performance on key measures is evidence that the Company’s pay for performance approach to compensation facilitates consistent strong performance and growth. The Company achieved solid financial results, despite the many challenges faced during 2021 due to the continuing COVID-19 pandemic.  Diluted earnings per common share was $6.25 for the full year of 2021, compared with $3.86 in 2020.  Net income for the year was $253.4 million, an increase of 64.7% from $153.8 million in the previous year.  The return on average assets for the full year of 2021 was 1.14%, an increase compared with 0.79 % in 2020.  The Return-on-Common-Equity for the full year of 2021 was 17.92%, an increase compared with 11.38% in 2020.  The efficiency ratio for the full year of 2021 was 58.86% compared with 54.91% during the full year of 2020.

During 2021, loan balances continued to grow and reached $12.3 billion at December 31, 2021, up 2.7% from $11.9 billion at December 31, 2020.  Total assets reached a new record high and finished 2021 at $22.8 billion, up 10.6% from $20.6 billion at December 31, 2020.  Total deposits also reached new record high and finished 2021 at $20.4 billion, up 11.8% from $18.2 billion at December 31, 2020.  The Company’s strong overall asset quality continued to remain stable during 2021. Total non-performing assets were $19.0 million at December 31, 2021, compared with $18.5 million at December 31, 2020.

The Company continued to return value to its shareholders through dividends and resumed share repurchases.  The Company increased the quarterly dividend to $0.70 per share in the third quarter of 2021. The Company purchased 328,832 shares in 2021 through its share repurchase program when it resumed in the third quarter of 2021 after temporarily suspending the program in March 2020 due to the COVID-19 pandemic.  From the beginning of the share repurchase program initiated during July 2001 through December 31, 2021, the Company has repurchased 57.4 million shares and returned over $2.3 billion to shareholders at an average cost of $40.76 per share.  Total shareholders’ equity was $1.6 billion at December 31, 2021, up from $1.4 billion at December 31, 2020.

Executive Compensation Process

The Committee’s annual process for setting NEOs’ compensation begins in the fourth quarter of each year when the Company’s senior management team sets operating and financial goals for the coming year.  Using data and analysis provided by an independent compensation consultant and considering senior management’s operating and financial goals, as well as the market environment, the Committee establishes compensation levels and challenging performance goals for the year.

The compensation program is designed and implemented as follows:

(1)

The Committee leads a robust process to set and measure challenging goals:  Company performance objectives are subject to a robust goal-setting process in which the Committee considers business-driven bottom-up and corporate top-down budgets and market projections.  In setting each NEO's total compensation, the Committee considers among other factors, Company performance, shareholder value creation, the competitive marketplace, and the awards given to NEOs in past years.

Commencing in February of each year, the Committee reviews the annual results of the Company compared to the business plan, and uses this review as the basis for the annual evaluation of the CEO.  The Committee reviews the relative performance for the quantitative performance metrics. The CEO does not attend executive sessions of the Committee when his own compensation is being reviewed or determined.  The Committee's evaluation is discussed with the full Board, excluding the CEO, and communicated to the CEO by the Lead Independent Director.

Based on similar factors and individual objectives, including an assessment of effective risk management, the CEO annually reviews the performance of each of the other NEOs.  The conclusions and recommendations based on those reviews, including any recommendations for salary adjustments, annual awards and equity components, are presented to the Committee for consideration.

The Committee believes that retaining discretion to assess the qualitative performance of the CEO and other NEOs gives the Committee members the ability to more accurately reflect individual contributions that cannot be quantified.

(2)

Substantial ‘at risk’ and variable compensation:  Approximately 85% of CEO and at least 80% of the other NEOs’ total compensation (salary, bonus, stock awards (long-term incentives), non-equity incentive plan compensation (short-term incentives), and all other compensation) is variable and impacted by pre-established Company performance metrics.

(3)

Alignment with shareholders:  Each NEO is subject to robust stock ownership guidelines that require them to hold a significant number of company shares as long as they remain employed at the Company, with the CEO’s requirement at 5x base salary and other NEOs at 2x base salary.

Peer Group and the Market Check

Each year, the Committee identifies companies to include in a peer group for purposes of benchmarking executive compensation levels and practices.  The Committee selects peer companies with the support of Willis Towers Watson, an independent compensation consultant.  For 2021, the Committee selected a bank peer group, consisting of regional banks that the Company competes against for capital and talent.  Companies selected for the peer groups are:

◦	Possible sources of, or destinations for, talent.
◦	Comparable in:
▪	Size
▪	Complexity and organizational structure; and
▪	Compensation practices and structures.
◦	In some cases, peers of our peer companies.

Peer Group Companies*
	Market Capitalization	Revenue	Total Assets	Employee Population (FTE)**

Bank Peers (dollars in millions)
Associated Banc-Corp	$3,330.2	$1,130.0	$35,104.3	4,000
Banner Corporation	$2,078.1	$626.7	$16,804.9	1,891
BOK Financial Corporation	$7,236.3	$1,973.8	$50,249.4	4,711
Cadence Bank	$5,736.0	$1,045.8	$47,669.8	6,595
Cathay General Bancorp	$3,319.8	$668.4	$20,886.7	1,205
Columbia Banking System, Inc.	$2,545.7	$616.8	$20,945.3	2,260
Commerce Bancshares, Inc.	$8,384.9	$1,492.2	$36,689.1	4,462
Community Bank System, Inc.	$4,016.8	$629.5	$15,552.7	2,927
East West Bancorp, Inc.	$11,165.3	$1,730.0	$60,870.7	3,000
First Financial Bancorp.	$2,295.5	$641.7	$16,329.1	1,994
First Hawaiian, Inc.	$3,520.6	$754.5	$24,992.4	2,000
First Midwest Bancorp, Inc.	$2,338.0	$747.9	$21,778.2	2,000
Fulton Financial Corporation	$2,742.2	$945.9	$25,796.4	3,300
Glacier Bancorp, Inc.	$6,293.7	$778.9	$25,940.6	3,415
Hancock Whitney Corporation	$4,343.1	$1,371.5	$36,531.2	3,486
Home Bancshares, Inc. (Conway, AR)	$3,984.3	$715.3	$18,052.1	1,992
International Bancshares Corporation	$2,686.1	$585.6	$16,046.2	2,181
Old National Bancorp	$3,004.5	$832.7	$24,453.6	2,374
Prosperity Bancshares, Inc.	$6,663.5	$1,133.3	$37,834.0	3,704
Renasant Corporation	$2,115.6	$652.7	$16,810.3	2,524
Synovus Financial Corp.	$6,965.6	$2,089.3	$57,317.2	4,953
Texas Capital Bancshares, Inc.	$3,049.1	$937.1	$34,731.7	1,751
Trustmark Corporation	$2,027.1	$676.4	$17,595.6	2,692
UMB Financial Corporation	$5,131.4	$1,262.7	$42,693.5	3,529
Umpqua Holdings Corporation	$4,167.9	$1,318.6	$30,640.9	4,000
United Bankshares, Inc.	$4,931.9	$1,057.1	$29,328.9	3,143
Valley National Bancorp	$5,811.5	$1,321.4	$43,446.4	3,155
Webster Financial Corporation	$5,058.5	$1,279.0	$34,915.6	2,650
Western Alliance Bancorporation	$11,114.0	$1,974.4	$55,982.6	3,139
Wintrust Financial Corporation	$5,177.4	$1,763.9	$50,142.1	5,239
Average for Bank Peer Group	$4,707.8	$1,091.8	$32,204.4	3,142
Bank of Hawaii Corporation	$3,371.6	$668.6	$22,784.9	2,056

*	Peer data provided by Willis Towers Watson Executive Compensation Consultants as of December 31, 2021, or earlier, based on available data as of March 1, 2022.
**	FTE represents Full-Time Equivalent Employees

After selecting the peer companies, the Committee does not target a specific relative level of compensation but considers the median levels (the 50th percentile) of the following when determining target pay: (1) base salaries, (2) total cash compensation, including annual incentives on both an actual and target basis, and (3) total direct compensation including long-term incentives at both actual and target levels.  If NEO base salaries, total cash compensation, or target or actual incentive compensation result in above-median compensation, it is directly because of measurable Company and/or individual executive performance.

S&P Supercomposite Regional Bank Index

In addition to the bank peer group, the Company benchmarks key performance metrics and the compensation program against the companies included in the S&P Supercomposite Regional Bank Index, excluding those companies with assets in excess of $50.0 billion.  The Committee believes that the S&P Supercomposite Regional Bank Index provides an appropriate group for comparison purposes because these are the companies with which the Company competes for capital and talent. The Committee concluded that the Company’s business mix and source of executive talent for the Company are well represented in the S&P Supercomposite Regional Bank Index.

Role of the Compensation Consultant

The Committee is responsible for retaining its compensation consultant and for determining the terms and conditions of that engagement, including fees to be paid to the consultant.  The Committee determines whether the consultant's services are performed objectively.  The Committee's current independent compensation consultant is Willis Towers Watson.  The compensation consultant reports directly to the Committee, takes instructions solely from the Committee, and performs no other services for the Company.  The Committee Chairman pre-approves all compensation consulting engagements, including the nature, scope and fees of assignments.  In 2021, the Committee considered the factors delineated by the SEC in Rule 10C-1 and determined that Willis Towers Watson was an independent compensation consultant and that the firm’s work did not raise a conflict of interest with the Company.

Veritas was the Committee’s compensation consultant for a portion of the year and helped to ensure that the Company's executive compensation practices were competitive, appropriately designed, and were aimed at linking executive compensation to the business and strategic objectives of the Company.  Veritas also provided the Committee with market data and an analysis of competitive compensation for the NEOs.  During the fall of 2021, the Committee engaged Willis Towers Watson to be its executive compensation consultant.

Compensation and Risk Management

Compensation risks are assessed and managed in the context of the Company's business strategies.  The Committee monitors the Company's financial and non-financial performance throughout the year as well as the Company's risk profile and risk management processes to ensure that the Company's compensation policies do not promote inappropriate conduct, or unnecessary or excessive risks that may threaten the value of the Company (see page 22 for greater detail).  Several areas are reviewed by the Committee including, but not limited to, how risk management is built into incentive compensation for the Company's executive management, the specific risk profile for a community bank as it relates to loans and investment securities, the controlled and disciplined approach in the compensation structure of the Company, the implementation of new processes with regard to qualitative versus quantitative measures of management performance, and the refinement of best practices.

The Committee also believes that compensation should recognize short- and long-term performance and may include both cash and equity components.  The composition of components may vary from year to year based on individual, market and other factors.  The Committee does not adhere to a specific formula when determining the mix of pay elements, or the allocation between cash and non-cash compensation or among non-cash forms of pay.

Referring to the table in the following section, neither total compensation nor any element of cash and non-cash compensation is formally benchmarked against a peer group of companies, although the Committee uses the peer group data as a reference.  In making compensation decisions, the Committee considers individual performance, experience in the position, breadth of duties, and pay parity among positions of comparable responsibility.  The Committee also reviews market data to verify that compensation is competitive and within market ranges.

Elements of the Compensation Program

In order to ensure compensation is tightly linked to long-term shareholder value creation, the Board and the Committee have implemented an executive compensation program that seeks to balance short-term financial results with long-term value through sustainable business growth in our market.  To that end, the compensation program uses a number of short- and long-term forms of executive compensation, each specifically structured to incentivize one or more aspects of Company performance the Committee believes are critical to driving long-term shareholder value.

Each NEO receives a balance of variable and fixed compensation.  The following describes the various forms of compensation:

2021 Base Salary

Base salary is driven by each NEO's responsibilities.  The Committee also considered competitive compensation data provided by Veritas.  Base salaries are generally established in connection with recruiting or retaining qualified executive officers.  The Committee reviews salary levels as part of the Company's annual performance review process, as well as upon promotion or other changes in job responsibility.  Merit-based increases to salaries for executive officers other than the CEO are determined by the Committee and include the CEO's assessment of individual performance and his recommendation.

In recommending base salaries, the CEO considers, among other factors, the needs of the Company, internal pay parity among positions of comparable responsibility, and individual performance and contribution to the Company.  The Committee also looks at market survey data to verify that salaries are competitive and within market ranges.

Based upon the foregoing, including peer group analysis, market data and recommendations by Veritas, the Committee approved, effective April 1, 2021, the following NEO base salaries:

Name	Base Salary Effective April 1, 2021 ($)
Peter S. Ho	860,000
Dean Y. Shigemura	435,000
Sharon M. Crofts	435,000
James C. Polk	435,000
Mary E. Sellers	436,000

2021 Short-Term Incentive Compensation

The CEO and other NEOs participate in the Executive Incentive Plan (the “EIP”), the Company's short-term incentive plan for executives.  The EIP is a 100% performance-based short-term incentive plan.

The EIP provides for a maximum incentive pool of 3% of the Company's net income before taxes for the fiscal year.  At the beginning of the performance period, each participating executive is allocated a maximum percentage of the incentive pool.  For 2021, the Committee allocated a maximum percentage of 35% to Mr. Ho and 11% to Mmes. Crofts and Sellers and Messrs. Polk and Shigemura.  The Company has set a target award of 100% of base salary for the CEO, with a threshold or minimum payout of 50% and maximum payout of 250% of target.  To achieve any payout, top two quartile performance must occur with actual payout determined by performance and metric weighting.  Company performance below the third quartile of the quantitative measures results in forfeiture of the entire weighted opportunity for each of the quantitative measures.  Mmes. Crofts and Sellers and Messrs. Polk, and Shigemura have a target award of 80% of base salary.  Their threshold or minimum payout is 50% of target and maximum payout is 200% of target.  Similar to the CEO, to achieve any payout, top two quartile performance must occur with actual payout determined by performance and metric weighting.

The following chart compares the targeted goals of each quantitative performance metric with actual results:

The following table describes the Short-Term Incentive Plan's disciplined other short-term metrics and achievements of the CEO and NEOs for 2021:

2021 Disciplined Other Short-Term Metrics - 20% Weighting *
Strategic Initiatives	Community Presence/Reputation	Leadership Development/Succession

•  Total loan balances grew 6%, excluding PPP loans

•  Total assets hit new record high, ending the year at  $22.8 billion

•  Total deposit balances grew 12%, primarily due to an increase in consumer and commercial deposits

•  Overall asset quality remained strong

•  Efficiency ratio was 58.86%

•  Continued to process PPP loan forgiveness for customers; 3,400 loans totaling over $287 million

•  Customer Experience

◦ Continued gathering feedback via more than 20,000 surveys that identified opportunities for future growth and service improvements

◦ Designed solutions to transform customer experiences

•Digital Transformation

◦ Expanded digital features of our online and mobile app to include timely, personalized account management services

◦ Invested in reissuing debit cards to contactless versions for all customers rather than waiting for their cards to expire

◦ Launched Zelle in mobile banking app for Guam and Saipan customers

•Call Center Operations

◦ Better integrated call center services with digital and branch services in a seamless partnership

◦ Increased staffing, updated training, streamlined processes and invigorated management and team engagement efforts resulting in decreased customer wait times

•Branch Transformation

◦ Reopened six branches that were temporarily closed due to the pandemic

◦ Opened new Branch of Tomorrow in Mililani that includes special features such as enhanced air quality systems, and provides improved energy efficiencies and upgraded technology (including free Wi-Fi and easy-deposit ATM)

◦ Opened new Waialae-Kahala Banking Center that features Branch of Tomorrow upgrades

◦ Opened the first Branch of Tomorrow on Hawaii Island

◦ Expanded the use of Bank by Appointment to facilitate in-branch interactions

•Operational Excellence

◦ Found ways to reduce waste, improve quality, and optimize work processes to provide long-term value to customers

•Employee Experience

◦ Focused on developing effective leaders, and design programming and opportunities with the employee in mind

◦ Improved employee engagement scores

•  CEO continues to be active in the community serving, on 13 local boards and in a leadership role guiding Hawaii through the COVID-19 pandemic.

•  High levels of industry and press recognition:

◦ Rated A2 “Baseline Credit Assessment” by Moody's Investors Service placing Bank of Hawaii a notch above the current US bank median and 4 notches above the current global bank median.

◦ As reported by the FDIC, Bank of Hawaii had the largest deposit share of any financial institution in the state of Hawaii, as well as the largest market share gain

◦ Bank of Hawaii Mililani Branch was selected as a 2021 Kukulu Hale Award in the New Commercial category by NAIOP Hawaii (National Association of Industrial and Office Properties)

◦ Named Best Bank by readers of the Honolulu Star-Advertiser, Hawaii Tribune-Herald, West Hawaii Today, and Hawaii Home+Remodeling magazine

•  Strong commitment to ESG in the communities we serve

◦ Supports our communities with the use of investment, philanthropic and human capital to expand access to economic opportunity within such communities

◦ Advances sustainable development through integration of environmental and social issues into financing solutions that generate positive environmental and social impacts

•  Significant charitable/community activity:

◦ Renewed commitment to Hawai‘i LGBT Legacy Foundation: Visionary sponsors of the annual Pride Parade & Festival with $15,000 each year for the next 4 years, which supports the parade and other programs, and sponsored the Honolulu Rainbow Film Festival with $4,000.

◦ Bank of Hawaii, its Foundation and employees contributed nearly $2.2 million to the community

◦ Donating $225,000 over 3 years to UHERO to provide much-needed data, economic research and comprehensive view of the state’s economy

◦ Donating $50,000 over 2 years to The Pantry to support its e-commerce website, allowing recipients to privately choose food online and pick up in a safe, contactless way.

◦ Donating $50,000 over 2 years to Maui Health Foundation to help meet the financial needs for lower-income residents across Maui County.

◦ Donated $25,000 to COVIDPAU for continued community education and public awareness for safety and health related to the pandemic.

◦ Donated $30,000 to Project Vision Hawai‘i in support of its mobile COVID clinic program.

◦ Donated $100,000 to PBS Hawai‘i in its 10-year anniversary of HIKI NŌ, for continued communication-building and education

◦ Donated $25,000 for research for the Weed & Seed Hawaii program, which aims to reduce crime in communities, build community engagement and social and economic revitalization, and beautify neighborhoods.

◦ Bank of Hawaii Scholarship Fund awarded 26 Scholars a total of $91,000 to children and grandchildren of Bank of Hawaii employees.

•   Executive Transitions:

65% of movement to executive and senior officer roles were internal promotions; 35% were strategic external hires to fill key business needs

•   Strong commitment to ESG in the workplace: committed to attracting, retaining and developing diverse talent and invests in employees through education, learning development, compensation and benefits, its commitment to workplace excellence, including wellness, diversity and inclusion

•   Advanced Leaders Program designed for senior executives and intended to create a consistent leadership culture and engage in succession planning to prepare for workforce transitions

•   Exec Connect provides an opportunity for employees to connect with executives to learn about high-level strategies, career journeys and to share general thoughts about the business

•   Manager Excellence Forum for leaders to build a strong community of Bank of Hawaii managers who connect, learn and support each other

•   Recruit Connect for employees to identify opportunities within the bank and explore and learn more about them

*   20% represents CEO weighting and performance.  For all other NEOs, this represents 10% of their weighting with the remaining 10% based on accomplishment of their pre-determined individual management/business objectives.

In evaluating the CEO performance and resulting EIP payment, the Committee employed a weighted scoring system based upon achievement of the performance metrics referenced above.  Eighty percent of the performance metrics are quantitative and were selected by the Committee as strong measures of management's ability to drive profitability (Return-on-Common-Equity), and enhance shareholder equity (Stock Price-to-Book Ratio), resulting in both short- and long-term shareholder value.  The Committee reviewed and discussed the CEO's performance against the EIP metrics and objectives, then determined the final EIP award based upon the results of the pre-determined quantitative metrics and the disciplined other short-term metrics.  The Committee certified fourth (top) quartile performance for the Return-on-Common-Equity (96.2 percentile), and Stock Price-to-Book Ratio (94.9 percentile) metrics.  Assessing performance of the qualitative measures, the Committee reviewed and discussed in detail the CEO's individual contributions and rated his performance “OUTSTANDING” in the pre-determined areas of community presence, reputation, leadership development, succession planning and strategic initiatives.

In evaluating the other NEOs, the Committee considered the recommendations of the CEO, and reviewed and discussed the other NEOs performance against the EIP metrics and objectives, the other NEOs performance in their respective managerial spheres of influence, the individual contributions and achievements of the other NEOs.  The Committee gauged the other NEOs individual performance and the Company performance against the established performance metrics and discussed the individual NEO sphere of influence achievements for each of the other NEOs.

Dean Y. Shigemura

Mr. Shigemura is Vice Chair and Chief Financial Officer.  He is a member of the Company’s Executive Committee and has overall responsibility for the Finance group.  The Finance group includes Financial and Regulatory Reporting, Tax Reporting, Accounting, Accounts Payable, Corporate Sourcing and Procurement, Financial Planning and Analytics, Treasury, and Investor Relations.

The Committee discussed Mr. Shigemura's contributions in his area of responsibilities in 2021.  Mr. Shigemura demonstrated disciplined financial management within established corporate goals and expectations, while leading his team through transformational organizational changes and top financial performance metrics for the Company.  The Committee noted his significant contribution within the area of financial management including the continued improvements of the company-wide Pricing Committee and leading the annual budget process.  In addition, Mr. Shigemura chaired the Asset/Liability Committee (“ALCO”), which oversees the balance sheet, capital and liquidity for the Company, helped lead the ALCO Pricing Committee which is responsible for loan, deposit, and fee pricing, oversaw the Company’s stress testing activities, and participated in a number of regulatory exams.  In 2021, Mr. Shigemura led the issuance of the Company’s preferred stock offering which bolstered the Company’s capital position, continued to lead several initiatives that reduced non-interest expenses and maintained financial discipline that helped the Company increase the dividends to shareholders and maintained sound levels of capital and liquidity during the disruptive COVID-19 pandemic.

Sharon M. Crofts

Ms. Crofts is the Vice Chair of the Client Solutions Group.  Ms. Crofts is a member of the Company’s Executive Committee has responsibilities for Information Technology, Enterprise Operations, Digital Channels including online, mobile and the ATM network, the Contact Center, Business Continuity and the Transformation Office.

The Committee discussed Ms. Crofts’ contributions to the Company for 2021.  These included successfully managing the transition to a new Chief Information Officer in technology that will take the technology organization to the next level with a much stronger business partnership focus, and leading operational excellence efforts that have included process redesign and centralization, digitization and robotics process automation.  In addition, under Ms. Crofts’ leadership, the digital team embarked on transformational efforts for the online and mobile platform.  Under newly hired leadership, the Contact Center began a dramatic transformational improvement which is critical in the current and future environment.  The Business Continuity area also improved greatly and is better positioned to support the Company as events occur.  And lastly, the newly created Transformation Office undertook on supporting several enterprise-wide efforts that will reap many benefits for the Company in the future.

The Committee also discussed that much of the foundational efforts that were undertaken in 2021 by Ms. Crofts and her team have positioned us well for future success in 2022 and beyond.

James C. Polk

Mr. Polk is Vice Chair and Chief Commercial Officer and is a member of the Company’s Executive Committee. Mr. Polk has responsibility for the Company’s Commercial Banking and Wealth Management businesses, as well as its Corporate Real Estate Division, which manages and maintains all of the Bank’s owned and leased real estate facilities. Additionally, Mr. Polk was instrumental in co-leading the Company’s COVID-19 Planning and COVID-19 Re-emergence teams.

The Committee discussed Mr. Polk’s contributions to the Company in 2021 including his role in stepping into and leading the trust and investment businesses through a challenging and transitionary period. In addition to ensuring the Company met its key business and performance goals, Mr. Polk initiated multiple efforts to further enhance the risk management and sales disciplines within the business. Mr. Polk also led the effort to conduct a nationwide search, which culminated in the hiring of new senior executive leadership to oversee Wealth Management.

In connection with his responsibilities for Corporate Real Estate, Mr. Polk led the team’s continued efforts to further enhance the Company’s ability to manage to the unique challenges presented by the ongoing pandemic environment with a priority focus on the safety and well-being of the Company’s employees and customers. This included a number of key initiatives including upgrading air filtration and fresh air circulation throughout the network. This was accomplished while completing the construction of the new Mililani and Kahala Branches, ensuring the timely closure of a number of in-store branches, completing the successful sale of the former Kalihi Branch and the sale and leaseback of the Hagatna Branch.

Mary E. Sellers

Ms. Sellers serves as the Vice Chair and Chief Risk Officer. In her role, she is responsible for the strategy to manage risk across the Company and is a member of the Company’s Executive Committee, as well as the Chair of the Risk Council, the Commercial and Retail Credit Policy Committees, the Capital and Liquidity Planning Committee, the Operational Risk Committee, the Employee Relations Committee, the Model Risk Committee and the Social Media Governance Committee. Areas reporting to her include Commercial and Retail Credit Administration and Approval, Special Assets, Credit Policy and Training, Enterprise Credit Analytics, Collections and Recovery, Enterprise Risk Management, Model Risk Management, Fiduciary Risk Management and Corporate Compliance.

The Committee noted Ms. Sellers’ diverse and complex areas of responsibilities in critical areas that touch virtually all performance segments of the Company. Specifically, the Committee discussed Ms. Sellers’ performance and accomplishments in 2021 and responsibilities which include ensuring the Company has the appropriate integrated enterprise risk framework and infrastructure to support its strategy and business operations while ensuring risk is managed in accordance with the Risk Appetite established by the Board of Directors.  Ms. Sellers successfully led a number of initiatives in 2021. This included continued work with customers that received some form of payment relief or support due to the COVID-19 pandemic. Portfolio management efforts remained focused on managing for the potential impact or outcomes from the COVID-19 pandemic and associated capital planning. Asset quality metrics remained strong; net charge offs for the full year were 0.05% of total average loans and leases outstanding and non-performing assets as a percentage of total loans and leases and foreclosed real estate were 0.15% as of December 31, 2021.  As the Company continued to support its customers, Ms. Sellers oversaw risk guidance on lending activities that resulted in quality loan growth of 6.3% in 2021, while also enhancing risk management routines across all lending areas to provide more timely decisions to customers.

The Committee further discussed Ms. Sellers’ success in continuing to refine the Company’s risk management infrastructure to support the Company’s strategic objectives while concurrently addressing emerging areas of risk focus. This included supporting expanded digital banking programs, new application platforms, dynamic product and process enhancements, and new products. Ms. Sellers also continued to display strong leadership in the continued development of key staff members in the Risk group and the successful recruitment of additional staff for leadership roles as part of ongoing succession planning. In addition, Ms. Sellers serves as the executive sponsor for the Company’s Women Inspired Employee Resource Group.

The Committee approved the CEO and the other NEO EIP awards as follows:

Name	Annual Base Salary as of December 31, 2021 ($)	Target Annual Incentive	Final Incentive Payout (% of Annual Base Salary)	Final Incentive Award ($)
Peter S. Ho	860,000	100%	250%	2,150,000
Dean Y. Shigemura	435,000	80%	149%	650,000
Sharon M. Crofts	435,000	80%	149%	650,000
James C. Polk	435,000	80%	149%	650,000
Mary E. Sellers	436,000	80%	149%	650,000

2021 Long-Term Incentive Compensation - Threshold, Target and Maximum Performance Levels

In setting the CEO's and other NEOs' long-term incentive compensation, the Committee considered, among other factors, Company performance, shareholder value creation, the competitive marketplace, the awards given in past years, peer group analysis and other market factors.  In applying these factors, the Committee determined the number of performance shares to be awarded under the 2021- 2023 long-term incentive plan to the CEO and other NEOs, as described in the Grants of Plan-Based Awards table on page 60.  The Company’s 2021- 2023 long-term incentive plan is 100% performance-based and awarded in the form of performance shares with a three-year cliff vesting schedule.

The plan requires achievement of a three-year sustained performance period with performance metrics and hurdles as follows:

2021 Design Elements

•  Three-year plan

•  Three-year sustained performance period

•  Three-year cliff vesting

•  100% quantitative performance metrics

◦  Two performance metrics set at challenging levels relative to peers* weighted as follows:

▪  Return-on-Common-Equity (50%); and

▪  Stock Price-to-Book Ratio (50%).

•  To achieve full payout, top quartile performance in Return-on-Common-Equity and Stock Price-to-Book Ratio must occur

•  To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting

*	S&P Supercomposite Regional Bank Index (excluding banks with assets > $50.0 billion) as of January 4, 2021

As indicated above, performance shares awarded to the NEOs pursuant to the 2021 long-term incentive plan require a three-year (2021-2023) sustained performance period, with the three-year cliff vesting determined at the conclusion of the three-year performance period. The total vesting award is determined by the quartile performance achievement over the three-year performance period.

The Company has set a target award of 100% of the performance shares to be awarded under the 2021- 2023 long-term incentive plan with a threshold or minimum award of 50% of target and maximum award of 100% of target.  To achieve any performance share award, top two quartile performance must occur with the actual award determined by performance and metric weighting.  Company performance below the third quartile of the quantitative performance measures results in forfeiture of the entire weighted opportunity for each of the performance measures.  The period of restriction terminates based upon the level of achievement of the specified financial performance criteria, where the First Category Shares are conditioned upon “Return-on-Common-Equity”, and the Second Category Shares are conditioned upon “Stock Price-to-Book Ratio” (“Financial Performance Criteria”).  In this regard, the Period of Restriction terminates with respect to the “Applicable Vesting Percentage” of the First Category Shares and Second Category Shares, as the case may be, based upon the Company’s achievement of the respective Financial Performance Criteria in accordance with the following schedule:

Return-on-Common-Equity and Stock Price-to-Book Ratio

Financial Performance Criteria -- Three Year Average Percentile Rank	Applicable Vesting Percentages

75th and Above (Maximum)	100%
62.5th - 74.9th	75%
50th - 62.49th	50%
Below 50th	0%

The terms “Return-on-Common-Equity” (generally defined as the net income available to common shareholders as a percent of average common equity, but as determined by the Committee) shall be measured as of December 31 of such year and “Stock Price-to-Book Ratio” shall be measured based on stock price as of December 31 and book value as of September 30 of such year, shall mean such terms as determined for the banks that comprise the S&P Supercomposite Regional Bank Index. With respect to the given Financial Performance Criteria, the “Three Year Average Percentile” shall mean the Company’s percentile level on the S&P Supercomposite Regional Bank Index for the average of the numerical measures over the three years 2021, 2022, and 2023.  The Financial Performance Criteria shall be determined based on references to measures and percentiles for the peer group banks that comprise the January 4, 2021, S&P Supercomposite Regional Bank Index (with peer group banks determined by excluding banks with assets >$50B).

For 2021, the Committee certified fourth (top) quartile performance for the Return-on-Common-Equity and Stock Price-to-Book Ratio metrics.

Compensatory Retention Arrangements of Certain Officers

The Company’s success largely depends on maintaining stability among its senior executives, both in terms of continuing the Company’s levels of high performance, as well as properly executing the Company’s well-defined succession planning objectives overseen by its Board. The Board’s governance of the process that creates an overlap of experience between the current executive team and the next generation of leadership provides the Company with the highest probability of maintaining long-term sustainable success.

Competition for bank executive expertise in the local marketplace is increasing, causing the Board to conclude in 2021 that additional efforts are necessary to retain the Company’s top talent.  Accordingly, on March 26, 2021, the Human Resources & Compensation Committee of the Board approved a Select Executive Retention Program (the “Retention Program”) for the following named executive officers:

•Mary E. Sellers, Vice Chair and Chief Risk Officer;

•Sharon M. Crofts, Vice Chair and Client Solutions Group;

•James C. Polk, Vice Chair and Chief Commercial Officer; and

•Dean Y. Shigemura, Vice Chair and Chief Financial Officer.

The Retention Program consists of two plans: 1) a Special Retention Incentive Plan (“SRIP”) for Mmes. Sellers and Crofts; and 2) a Supplemental Restricted Stock Grant Program (“SRSGP”) for Messrs. Polk and Shigemura.

Ms. Sellers was granted a $4,500,000 performance-based award and Ms. Crofts was granted a $3,000,000 performance-based award. These awards will payout 50% in the form of cash and 50% in the form of restricted stock with vesting following a three-year performance period, pursuant to the Bank of Hawaii Corporation 2014 Stock and Incentive Plan (“2014 Stock and Incentive Plan”). For the award to vest, Mmes. Sellers and Crofts must remain employed with the Company through March 29, 2024, and perform at “Meets Expectations” or better level.

The final award amount will depend upon the Company's performance relative to regional bank comparators, as measured by the above described performance metrics over the three-year performance period of 2021-2023. Going forward, Mmes. Sellers and Crofts will not be eligible for future equity incentive awards.

Messrs. Polk and Shigemura were each granted a $1,000,000 performance-based award in the form of restricted stock with vesting following a five-year performance period, pursuant to the 2014 Stock and Incentive Plan. For the award to vest, Messrs. Polk and Shigemura must remain employed with the Company through March 31, 2026, and perform at “Meets Expectations” or better level.

The final award amounts will also depend upon the Company's performance relative to regional bank comparators, as measured by the above described performance metrics, over the five-year performance period of 2021-2026. Messrs. Polk and Shigemura will remain eligible for annual equity incentive awards as well as EIP payouts.

The Company believes that these awards will keep the named key executives in place for the foreseeable future and ensure a smooth transition to the next generation of leadership, all of which is critical to the continued success of the organization.

Benefits and Retirement Plans Sponsored by the Company

Executive officers are eligible to participate in health and insurance plans, retirement plans, and other benefits generally available to full-time employees.  This is consistent with the Company’s belief in offering employees comprehensive health and retirement benefits that are competitive in our markets.  The retirement programs assist employees in planning for their retirement income needs.  Benefits under the qualified health and retirement plans are not directly tied to specific Company performance.  Employees who meet service requirements are eligible to participate in the Company-sponsored Retirement Savings Plan (“RSP”), a tax-qualified defined contribution pension plan.  Benefits are reviewed on a regular basis, and appropriate changes are made to ensure our program continues to be effective and competitive.

The Committee has adopted the Bank of Hawaii Corporation Executive Deferred Compensation Program (the “Deferred Compensation Program”), a program that offers senior management (including the NEOs) the ability to defer up to 80% of base salary and 100% of incentive amounts under the Executive Incentive Plan in order to allow executives to defer, along with the receipt of the compensation, the income tax liability on such payments (including any appreciation in value as a result of the deemed investment of such amounts) until receipt.  This program allows participants to manage their cash flow and estate planning needs.

The Company also maintains the Bank of Hawaii Retirement Savings Excess Benefit Plan (the “Excess Benefit Plan”), a nonqualified supplemental retirement benefit plan that compensates participants for benefits that would otherwise be payable under the Company's Retirement Savings Plan but for certain Internal Revenue Code (“IRC”) limitations.  The Committee believes that this plan is important to ensure equitability in retirement funding amounts between those that fall below and above the IRC limitations.

Gains from long-term incentive compensation are not included in the determination of nonqualified deferred compensation benefits.

Perquisites

The Company offers and provides perquisites to NEOs that the Committee believes are competitive, yet reasonable in attracting and retaining a strong executive team.  The Committee believes perquisites should be limited in scope and value.

Change-in-Control and Severance Arrangements

The Committee believes that an essential component to protecting and enhancing the best interests of the Company and its shareholders is to provide for the protection of its executive team in the event of a change-in-control of the Company.  Change-in-control benefits play an important role in attracting and retaining key executives.  The payment of such benefits ensures a smooth transition in management following a change-in-control by giving an executive the incentive to remain with the Company through the transition period, and, in the event the executive's employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he or she is likely to be unemployed.

The Change-in-Control Retention Plan (the “Retention Plan”), provides benefits only in the event that a participant's employment is terminated by the Company without cause or by the participant for “good reason” within 24 months following a change-in-control.  The Committee believes that this encourages executives to remain with the Company upon a change-in-control.  The key provisions of the Retention Plan for NEOs, including the CEO and vice chairs, are:

•	Severance benefit - a “two times base salary and bonus” payment which is payable in the month following termination of employment.
•

Payment for non-competition - an additional “one times base salary and bonus” payment that is payable only if the executive complies with the 12-month non-competition restrictions specified under the Retention Plan.

•	In addition to non-competition restrictions, the Retention Plan imposes non-disclosure, non-solicitation and non-disparagement restrictions on participants.

Each of the NEOs participates in the Retention Plan.  See the discussion under “Change-in-Control, Termination, and Other Arrangements” on page 63 for additional information.

No Excise Tax Gross-Ups

The Retention Plan does not permit the Company to pay any tax gross up payments to executives in connection with any payment or benefit under the Plan.  In addition, the Retention Plan limits any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit.

Vesting of Equity Incentive Compensation on Change-in-Control (Double-Trigger)

The terms of the Company's 2014 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock, restricted stock units, and stock options upon the occurrence of a change-in-control of the Company (as defined in the Retention Plan, which requires, among other things, a double-trigger termination for vesting to occur).  The Committee believes that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change-in-control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards.  Similarly, the Executive Incentive Plan provides that incentive awards will, upon a change-in-control of the Company, be prorated as though the applicable performance period ended on the change-in-control date and will be calculated as an amount equal to two times a participant's incentive allocation for the prorated performance period.

Other Matters

Stock Ownership Requirements

The Committee believes that significant ownership of our common stock by our executives directly aligns their interest with those of our shareholders and also helps balance the incentives for risk-taking inherent in equity-based awards. Under the Company's executive stock ownership guidelines, the CEO must own Company common stock having a market value equal to at least five times base salary and vice chairs must own Company stock having a market value equal to at least two times base salary.  Stock ownership includes the value of vested stock options, restricted stock, restricted stock units from qualified plans, and other stock held by the executive.  The guidelines require the CEO to comply with the stock ownership levels within five years of the date hired or promoted to such position within the Company; for all other NEOs the attainment period is three years.  As of December 31, 2021, all of the NEOs satisfied the stock ownership guidelines.

Officer	Stockholding Guideline (multiple of base salary)
Chairman and CEO	5x
Vice Chairs	2x

Clawback Policy

To the extent permitted by law, if the Committee determines that any bonus, incentive payment or equity-based compensation has been awarded or received by an executive officer and that such compensation was based on any financial results or operating metrics that were satisfied as a result of such officer’s fraudulent or intentional illegal conduct, as defined by applicable law, then the Committee shall recover from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances.  In determining whether to recover such payment, the Committee shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Bank in any related proceeding or investigation.  Further, following a restatement of the Bank’s financial statements, on the recommendation of the Audit & Risk Committee, the Committee shall cause the Bank to recover any compensation that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

Anti-Hedging and Pledging Policies

The Company's Securities Trading Policy specifically prohibits directors and employees from hedging the risk associated with the ownership of Bank of Hawaii Corporation's common stock.  The Policy also prohibits directors and employees from pledging transactions involving Bank of Hawaii Corporation common stock as collateral, including the use of a traditional margin account with a broker-dealer.  No officers or directors are parties to transactions involving the hedging or pledging of Company stock.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any year to a company’s chief executive officer or other named executive officers.  However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017, that have not since been materially modified) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m).  To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be awarded in a tax deductible manner and compensation payable to our executive officers may exceed the Section 162(m) deductible limit at times.  However, it is the intent of the Committee that executive compensation be deductible under the provisions of Section 162(m) to the fullest extent possible and consistent with overall corporate goals.  Approximately $11.9 million of compensation paid in 2021 was not deductible by the Company pursuant to Section 162(m).

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by our named executive officers for each of the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Peter S. Ho	2021	860,000	—	4,211,668	—	2,150,000	—	117,566	7,339,234
Chairman of the Board,	2020	850,173	—	2,500,060	—	711,563	2,855	183,841	4,248,492
Chief Executive Officer &	2019	818,173	—	2,200,066	—	2,062,500	3,607	222,826	5,307,172
President

Dean Y. Shigemura	2021	435,000	—	1,924,368	—	650,000	—	51,155	3,060,523
Vice Chair,	2020	425,173	—	700,013	—	224,250	—	70,376	1,419,812
Chief Financial Officer	2019	393,173	—	500,075	—	650,000	—	75,329	1,618,577

Sharon M. Crofts	2021	435,000	—	1,707,088	—	650,000	—	50,120	2,842,208
Vice Chair,	2020	425,173	—	600,075	—	207,000	—	67,633	1,299,881
Client Solutions Group	2019	393,173	—	475,043	—	600,000	—	71,842	1,540,058

James C. Polk	2021	435,000	—	1,907,171	—	650,000	—	67,977	3,060,148
Vice Chair,	2020	425,173	—	700,013	—	207,000	—	84,621	1,416,807
Chief Commercial Officer	2019	388,258	—	500,075	—	600,000	—	89,635	1,577,968

Mary E. Sellers	2021	436,000	—	2,474,341	—	650,000	—	51,216	3,611,557
Vice Chair,	2020	436,000	—	700,013	—	224,250	7,021	70,970	1,438,254
Chief Risk Officer	2019	436,000	—	500,075	—	650,000	8,231	81,824	1,676,130

(1)	Mr. Ho received no fees or compensation for his services on the Board of Directors. The Company pays on a bi-weekly basis.
(2)

This column represents the aggregate grant date fair value of restricted stock and restricted stock units granted to each of the NEOs in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation - Stock Compensation.”  Restricted stock are valued at the closing price of the Company's common stock on the date of the grant.  2020 performance-based EIP awards were paid out half in cash and half in restricted stock equivalents, which will vest 1/3 upon each of the first three anniversaries of the grant.  The 2021 amounts include the restricted stock portion of EIP granted on February 19, 2021, that was already earned under the performance-based EIP, performance-based restricted stock granted under the Supplemental Retention Stock Grant and Special Retention Incentive Plan.

(3)

For 2020, amounts in this column represent the cash portion of the awards earned under the performance-based Executive Incentive Plan (“EIP”).  The 2020 performance-based EIP awards were paid out half in cash and half in restricted stock equivalents, which will vest 1/3 upon each of the first three anniversaries of the grant.  The restricted stock equivalents were already earned under the performance-based EIP.

(4)

This column represents the annual change in the actuarial present value of accumulated benefits under the Employees’ Retirement Plan of Bank of Hawaii.  Mr. Ho and Ms. Sellers are the only NEOs who are participants of this plan, which was frozen at the end of 1995.  For 2021, the decrease in value of the pension benefits from the prior measurement date is primarily due to the increase in the discount rate from 2.55% to 2.89% and/or the delay in benefit commencement.  Mr. Ho’s pension value declined by $106 and Ms. Sellers’ pension value declined by $6,571.  For 2020, the increase in the value of the pension benefits from the prior measurement date is primarily due to the decrease in the discount rate (from 3.36% to 2.55%).  For Mr. Ho, the increase in value is also due to the updates in interest rate and mortality assumptions associated with lump sum payments.  The three PPA segment rates were updated from 2.04%, 3.09%, and 3.68% to 0.53%, 2.31%, and 3.09%, respectively.  The mortality assumption was also updated to reflect the latest IRS release for 2021.  For 2019, the increase in the value of the pension benefits from the prior measurement date is primarily due to the decrease in the discount rate (from 4.41% to 3.36%).  For Mr. Ho, the increase in value is also due to the updates in interest rate and mortality assumptions associated with lump sum payments.  The three PPA segment rates were updated from 3.43%, 4.46%, and 4.88% to 2.04%, 3.09%, and 3.68%, respectively.  The mortality assumption was also updated to reflect the latest IRS release for 2020.

The Company has not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in this column.

(5)	The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

ALL OTHER COMPENSATION TABLE

The following table sets forth a breakdown of All Other Compensation paid to or earned by our NEOs for each of the fiscal years indicated.

Name	Year	Retirement Savings Plan 401(k) Matching Contribution ($)(1)	Value Sharing Funding ($)(2)	Excess Plan Value Sharing Funding ($)(3)	Retirement Savings Plan Company Fixed Contribution ($)(4)	Excess Plan Company Fixed Contribution ($)(5)	Executive Deferred Compensation Restoration Contribution ($) (6)	Other Compensation ($)(7)	Total All Other Compensation ($)
Peter S. Ho	2021	11,600	8,700	38,447	8,700	38,447	—	11,672	117,566
	2020	11,400	7,083	39,676	8,550	47,893	56,567	12,672	183,841
	2019	11,200	10,580	95,907	8,400	76,145	—	20,594	222,826

Dean Y. Shigemura	2021	11,600	8,700	2,864	8,700	2,864	16,427	—	51,155
	2020	11,400	7,083	5,705	8,550	6,886	30,752	—	70,376
	2019	11,200	10,580	8,579	8,400	6,811	29,759	—	75,329

Sharon M. Crofts	2021	11,600	8,700	6,834	8,700	6,834	7,452	—	50,120
	2020	11,400	7,083	9,402	8,550	11,350	19,848	—	67,633
	2019	11,200	10,580	13,840	8,400	10,988	16,834	—	71,842

James C. Polk	2021	11,600	8,700	3,599	8,700	3,599	13,922	17,857	67,977
	2020	11,400	7,083	13,367	8,550	16,136	11,097	16,988	84,621
	2019	11,200	10,580	18,876	8,400	14,986	7,630	17,963	89,635

Mary E. Sellers	2021	11,600	8,700	11,108	8,700	11,108	—	—	51,216
	2020	11,400	7,083	19,782	8,550	23,879	276	—	70,970
	2019	11,200	10,580	23,592	8,400	18,731	9,321	—	81,824

(1)

This column represents the Company match of an individual’s salary deferral contributions to the RSP, a qualified defined contribution pension plan, subject to the Internal Revenue Code prescribed limit (which in 2021 was limited to $290,000 of eligible compensation), and is available to all eligible employees.  The Company makes a matching contribution of $1.25 for each dollar of employee contribution up to 2% of eligible compensation, and a $0.50 matching contribution for every dollar of employee contribution above 2% and up to 5% of eligible compensation.

(2)

For 2021, the total profit-sharing funding, or “Value Sharing Funding,” equaled 3.00% of eligible compensation.  The funding is allocated in the following manner and made available to all eligible employees: 1) a portion of the funding is allocated in cash, 2) to the extent permitted by IRS ($290,000 of eligible compensation in 2021) and RSP provisions, a portion is contributed to the RSP, and 3) any Value Sharing Funding on eligible compensation in excess of IRS limits are contributed to the Excess Benefit Plan (column 3).  This column represents the sum of the cash portion and the portion contributed to the RSP.  For 2021, the cash portion and the portion contributed to the RSP were $1,714 and $6,986 respectively, for each of the NEOs.

(3)

This column represents the Company's Value Sharing Funding based on 3.00% of eligible compensation in excess of the Internal Revenue Code prescribed limit ($290,000 of eligible compensation in 2021) that is contributed to the Excess Benefit Plan, and is available to all eligible employees.

(4)	The Company's Fixed Contribution to the RSP equaled 3.00% of eligible compensation, subject to the same Internal Revenue Code prescribed limits, and is available to all eligible employees.
(5)

The Company's Fixed Contribution to the RSP equaled 3.00% of eligible compensation.  This column represents the Company's Fixed Contribution in excess of the Internal Revenue Code prescribed limits that is paid into the Excess Benefit Plan, and is available to all eligible employees.

(6)

In 2021, Mr. Ho and Ms. Sellers were the only NEOs who did not defer amounts under the Deferred Compensation Program that were eligible for Restoration Benefit Contributions.  Refer to section “Nonqualified Deferred Compensation” for additional information.

(7)	For 2021, this column includes the value of perquisites for Messrs. Ho and Polk, which include club membership dues and home security.

NONQUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Program

The Company’s Executive Deferred Compensation Program (the “Deferred Compensation Program”) is a nonqualified deferred compensation plan that allows senior management (including the named executive officers) to defer up to 80% of their base salary earned for a specified year through the Executive Base Salary Deferral Plan (the “Salary Deferral Plan”), and to defer up to 100% of incentive payments under the Executive Incentive Plan.  Messrs. Polk, and Shigemura, and Ms. Crofts deferred part of their 2021 base salary and/or 2021 Executive Incentive Plan payout under the Deferred Compensation Program.

For each Plan Year beginning in 2012, with respect to the deferred amount, a Deferred Compensation Program participant who is eligible for the Company Fixed Contribution and discretionary Value Sharing Contribution under the Company’s qualified retirement plan, the Bank of Hawaii Retirement Savings Plan (“Retirement Savings Plan”), will receive an amount, referred to as “Restoration Contribution,” equal to the sum of: (a) the “Fixed Contribution Percentage” as described in the Retirement Savings Plan for the immediately preceding Plan Year multiplied by the Elective Deferral Amount; plus (b) the “Value Sharing Allocation Percentage” as determined by the Company for purposes of the Retirement Savings Plan for the immediately preceding Plan Year multiplied by the Elective Deferral Amount.

A participant is always 100% vested in his or her deferred amounts.  Deferred amounts under the Deferred Compensation Program are subject to adjustment for appreciation or depreciation in value based on hypothetical investments in one or more investment funds or vehicles permitted by the Committee and chosen by the participant.  A participant’s deferred amounts are generally payable beginning on the earliest to occur of the following: (a) a specified time chosen by the participant, or if none, the date that is six months following a separation from service, (b) the participant’s death, (c) the participant’s disability or (d) an “unforeseeable emergency” (generally, a severe financial hardship resulting from the illness of the participant or his or her spouse or dependent, or other extraordinary and unforeseeable circumstances arising from events beyond the control of the participant).  Distributions in the event of an unforeseeable emergency are subject to restrictions and are limited to an amount that is reasonably necessary to satisfy the emergency need.  For distributions upon a separation from service or at a specified time chosen by a participant, the participant may choose to receive deferred amounts as a lump sum cash payment or in annual installments over a period not to exceed five years.  The amount of each installment will be calculated using the “declining balance method,” under which each installment payment is determined by dividing a participant’s aggregate unpaid balance by the remaining years in the payment period.  For distributions resulting from all other events, payment will be made as a lump sum cash payment.

The Company's obligations with respect to deferred amounts under the Salary Deferral Plan and the Executive Incentive Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plans.  The assets of the trust are at all times subject to the claims of the Company’s general creditors.

Retirement Savings Excess Benefit Plan

The Retirement Savings Excess Benefit Plan (the “Excess Benefit Plan”) is a nonqualified supplemental retirement benefits plan that compensates participants for the amount of benefits that would otherwise be payable under the Company’s Retirement Savings Plan but for limitations under Internal Revenue Code Sections 415 and 401(a)(17) as to the amount of annual contributions to, and annual benefits payable under, the Retirement Savings Plan.  A participant’s accrued benefits under the Excess Benefit Plan are hypothetically invested in one or more funds permitted by the Plan and chosen by the participant, and are adjusted for appreciation or depreciation in value attributable to such hypothetical investments.

For an individual who became a participant in the Excess Benefit Plan after May 19, 2006, the plan provides that benefits are payable upon a separation from service according to a distribution schedule that is determined by reference to the total amount accrued for the individual under the plan.  A participant with:

•	$100,000 or less in deferred amounts will receive a lump sum payment six months after separation from service;
•	more than $100,000 but no more than $300,000 in deferred amounts will receive distributions in two installments;
•	more than $300,000 but no more than $500,000 in deferred amounts will receive distributions in three installments; and
•	more than $500,000 in deferred amounts will receive distributions in five installments.

In each case, the first installment will be paid on the first day of the seventh month following separation from service and subsequent installments will be paid in each subsequent January.  An individual who first became a participant in the Excess Benefit Plan on or prior to May 19, 2006 will receive benefits upon the participant’s separation from service and may have elected to be paid as follows: (a) according to the distribution schedule applicable to individuals who become participants after May 19, 2006, (b) in a lump sum on the first day of the seventh month following separation from service, or (c) in annual installments (not to exceed five) commencing on the first day of the seventh month following separation from service or commencing on an anniversary of the participant’s separation from service (not later than the fifth anniversary).  The amount of each installment will be calculated using the declining balance method.  If a participant dies prior to the full distribution of his or her deferred amounts, any unpaid amounts remaining will be distributed in a lump sum to the participant's beneficiary.

The Company’s obligations under the Excess Benefit Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan.  The assets of the trust are at all times subject to the claims of the Company’s general creditors.

Set forth below is information regarding the amounts deferred by or for the benefit of the named executive officers in 2021.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in 2021 ($)(1)	Registrant Contributions in 2021 ($)(2)	Aggregate Earnings in 2021 ($)	Aggregate Withdrawals or Distributions in 2021 ($)	Aggregate Balance at December 31, 2021 ($)(3)
Peter S. Ho	—	76,894	25,588	—	2,655,334
Dean Y. Shigemura	273,785	22,155	366,593	—	4,171,928
Sharon M. Crofts	124,200	21,120	278,622	—	2,497,822
James C. Polk	232,026	21,120	1,525	102,986	999,737
Mary E. Sellers	—	22,215	165,375	—	1,798,091

(1)

During 2021, Messrs. Shigemura, and Polk, deferred $94,385 and $138,876, respectively under the Base Salary Deferral Plan, and deferred $179,400 and $93,150, respectively, under the Executive Incentive Plan.  During 2021, Ms. Crofts contributed $124,200 under the Executive Incentive Plan. The table below shows the Vanguard funds deemed available for selection by participants under the Deferred Compensation Program and their annual rate of return for the calendar year ended December 31, 2021, as reported by the administrator of the Deferred Compensation Program.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard 500 Index Inv	28.54%	Vanguard Target Retirement 2030 Fund	11.38%
Vanguard Emerging Markets Stock Index	0.73%	Vanguard Target Retirement 2035 Fund	12.96%
Vanguard Explorer Inv	16.26%	Vanguard Target Retirement 2040 Fund	14.56%
Vanguard Federal Money Market Investor	0.01%	Vanguard Target Retirement 2045 Fund	16.16%
Vanguard High-Yield Corporate Inv	3.68%	Vanguard Target Retirement 2050 Fund	16.41%
Vanguard International Growth Inv	(0.85)%	Vanguard Target Retirement 2055 Fund	16.44%
Vanguard Mid Cap Growth Inv	9.77%	Vanguard Target Retirement 2060 Fund	16.44%
Vanguard Mid Cap Index Inv	24.36%	Vanguard Target Retirement 2065 Fund	16.46%
Vanguard Selected Value Inv	27.75%	Vanguard Target Retirement Income Fund	5.25%
Vanguard Short-Term Federal Fund Investor Shares	(0.58)%	Vanguard Total Bond Market Index Inv	(1.77)%
Vanguard Small Cap Index Inv	17.59%	Vanguard US Growth Inv	12.34%
Vanguard Target Retirement 2015 Fund	5.78%	Vanguard Wellington Inv	19.01%
Vanguard Target Retirement 2020 Fund	8.17%	Vanguard Windsor Fund Investor Shares	27.98%
Vanguard Target Retirement 2025 Fund	9.80%

(2)

These amounts represent Excess Benefit Plan and Restoration contributions by the Company for fiscal year 2021 which were paid in 2022 and accordingly are not included in the Aggregate Balance at Last Fiscal Year-End column.  See columns 3, 5, and 6 of the “All Other Compensation Table” for additional details.

(3)

A portion of each amount listed in this column has been reported in the “Summary Compensation Table” in current and prior years' proxy statements for the years in which the named executive officer appeared in these proxy statements.  The amounts reported are as follows: Mr. Ho, $2,487,547; Mr. Shigemura, $2,152,800; Ms. Crofts, $526,647; Mr. Polk, $759,973; and Ms. Sellers, $1,248,310.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes the equity-based awards granted in 2021 to the named executive officers in the Summary Compensation Table.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of	All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name		Type of Award (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Securities Underlying Options(#)	Option Awards ($/Share)	Option Awards ($)
Peter S. Ho	(2)	PSG	2/19/2021	—	—	—	—	39,282	39,282	—	—	—	3,500,026
	(3)	RSG	2/19/2021	—	—	—	—	—	—	7,987	—	—	711,642

Dean Y. Shigemura	(2)	PSG	2/19/2021	—	—	—	—	7,857	7,857	—	—	—	700,059
	(3)	RSG	2/19/2021	—	—	—	—	—	—	2,517	—	—	224,265
	(4)	SRSG	3/26/2021	—	—	—	—	10,737	10,737	—	—	—	1,000,044

James C. Polk	(2)	RSG	2/19/2021	—	—	—	—	7,857	7,857	—	—	—	700,059
	(3)	RSG	2/19/2021	—	—	—	—	—	—	2,324	—	—	207,068
	(4)	SRSG	3/26/2021	—	—	—	—	10,737	10,737	—	—	—	1,000,044

Sharon M. Crofts	(2)	RSG	2/19/2021	—	—	—	—	—	—	2,324	—	—	207,068
	(5)	SRIG	3/26/2021	—	1,500,000	—	—	16,105	16,105	—	—	—	1,500,020

Mary E. Sellers	(2)	RSG	2/19/2021	—	—	—	—	—	—	2,517	—	—	224,265
	(5)	SRIG	3/26/2021	—	2,250,000	—	—	24,158	24,158	—	—	—	2,250,076

(1)	Types of Awards: PSG - Performance-Based Restricted Stock Grant

  RSG - Service-Based Restricted Stock Grant

   SRSG - Performance-Based Supplemental Restricted Stock Grant

   SRIG - Performance-Based Special Retention Incentive Plan Grant

(2)

Performance-based restricted stock was granted, of which 50% are First Category Shares and 50% are Second Category Shares, which vests once the Committee has certified the Three Year Average Percentiles for each of the performance metrics, provided service and performance criteria are met.  Vesting is conditioned upon the Company’s three year (for the years 2021, 2022, and 2023) average percentile ranking in the S&P Supercomposite Regional Bank Index (less banks with assets greater than $50 billion) and the grantee must remain an employee of the Company through the vesting date.  The S&P Supercomposite Regional Bank Index was determined as of January 2 or next following business day of the calendar year.  The First Category Shares will vest 100% if the three year average percentile ranking for Return-on-Common-Equity is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.99th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile.  The Second Category Shares will vest 100% if the three year average percentile ranking for Stock Price-to-Book Ratio is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.99th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile.

(3)

Performance-based 2020 Executive Incentive Plan payments were made half in cash and half in restricted stock equivalent granted on February 19, 2021, which will vest in thirds upon each of the first three anniversaries of the grant once the Company's Human Resources & Compensation Committee has certified the grantee remained an employee of the Company through the vesting date.

(4)

Performance-based restricted stock was granted as a Supplemental Restricted Stock Grant, of which 50% are First Category Shares and 50% are Second Category Shares, which vests once the Committee has certified the Five Year Average Percentiles for each of the performance metrics, provided employment and performance criteria are met.  Vesting is conditioned upon the Company’s five year (for the years 2021, 2022, 2023, 2024 and 2025) average percentile ranking in the S&P Supercomposite Regional Bank Index (less banks with assets greater than $50 billion) and the grantee must remain an employee of the Company through the vesting date.  The S&P Supercomposite Regional Bank Index was determined as of January 4, 2021.  The First Category Shares will vest 100% if the five year average percentile ranking for Return-on-Common-Equity is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.99th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile.  The Second Category Shares will vest 100% if the five year average percentile ranking for Stock Price-to-Book Ratio is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.99th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile.

(5)

Performance-based award was granted under the Special Retention Incentive Plan (50% in the form of cash and 50% in the form of restricted stock) of which 50% are First Category Shares and 50% are Second Category Shares, which vests once the Committee has certified the Three Year Average Percentiles for each of the performance metrics, provided employment and performance criteria are met.  Vesting is conditioned upon the Company’s three year (for the years 2021, 2022, and 2023) average percentile ranking in the S&P Supercomposite Regional Bank Index (less banks with assets greater than $50 billion) and the grantee must remain an employee of the Company through the vesting date.  The S&P Supercomposite Regional Bank Index was determined as of January 4, 2021.  The First Category Shares will vest 100% if the three year average percentile ranking for Return-on-Common-Equity is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.99th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile.  The Second Category Shares will vest 100% if the three year average percentile ranking for Stock Price-to-Book Ratio is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.99th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile.

OUTSTANDING EQUITY AWARDS

The following table presents a summary of unexercised stock options and restricted stock and unit awards held as of December 31, 2021, by the named executive officers in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Peter S. Ho	—	—	—	—	—	—		—	26,542	(1)	2,223,158
	—	—	—	—	—	—		—	27,943	(2)	2,340,506
	—	—	—	—	—	—		—	39,282	(3)	3,290,260
	—	—	—	—	—	7,987	(4)	668,991	—		—
Dean Y. Shigemura	—	—	—	—	—	—		—	6,033	(1)	505,324
	—	—	—	—	—	—		—	7,824	(2)	655,338
	—	—	—	—	—	—		—	7,857	(3)	658,102
	—	—	—	—	—	2,517	(4)	210,824	—		—
	—	—	—	—	—	—		—	10,737	(6)	899,331
James C. Polk	—	—	—	—	—	—		—	6,033	(1)	505,324
	—	—	—	—	—	—		—	7,824	(2)	655,338
	—	—	—	—	—	—		—	7,857	(3)	658,102
	—	—	—	—	—	2,324	(4)	194,658	—		—
	—	—	—	—	—	—		—	10,737	(6)	899,331
Sharon M. Crofts	—	—	—	—	—	—		—	5,731	(1)	480,029
	—	—	—	—	—	—		—	6,707	(2)	561,778
	—	—	—	—	—	—		—	16,105	(5)	1,348,955
	—	—	—	—	—	2,324	(4)	194,658	—		—
Mary E. Sellers	—	—	—	—	—	—		—	6,033	(1)	505,324
	—	—	—	—	—	—		—	7,824	(2)	655,338
	—	—	—	—	—	—		—	24,158	(5)	2,023,474
	—	—	—	—	—	2,517	(4)	210,824	—		—

(1)	These are performance-based restricted stock in which the performance targets were achieved and vested on February 18, 2022.
(2)	These are performance-based restricted stock, which will vest on the date of certification of achievement of service and performance targets by the Committee in 2023.
(3)	These are performance-based restricted stock, which will vest on the date of certification of achievement of service and performance targets by the Committee in 2024.
(4)

These are service-based restricted stock issued as part of the performance-based 2020 Executive Incentive Plan payout. One third of the grant vested on February 22, 2022, and the remaining two-thirds with vest dates of February 20, 2023, and February 19, 2024.

(5)	These are performance-based restricted stock with a vest date of March 29, 2024.
(6)	These are performance-based restricted stock with a vest date of March 31, 2026.
(7)	The amounts in these columns are based on the closing market stock price of the Company's common stock on December 31, 2021, of $83.76.

OPTION EXERCISES AND STOCK VESTED

The following table includes values realized for stock options exercised, the vesting of restricted stock, and the payouts on performance-based restricted stock units in 2021.  For further information on the vesting criteria for these restricted stock awards see the table “Outstanding Equity Awards.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Peter S. Ho	46,666	1,801,366	26,272	2,340,835
Dean Y. Shigemura	23,333	916,225	5,971	532,016
Sharon M. Crofts	5,834	251,854	5,374	478,823
James C. Polk	—	—	5,971	532,016
Mary E. Sellers	30,000	1,170,550	6,568	585,209

(1)

Value determined by subtracting the exercise price per share from the closing market price per share of the Company's common stock on the date of exercise and multiplying the difference by the number of shares acquired on exercise.

(2)

Value determined by multiplying the number of vested shares by the closing market price per share of the Company's common stock on the vesting date or on the next business day in the event the vesting date was not on a business day.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information with respect to all of the Company’s compensation plans (including individual compensation arrangements) under which securities are authorized for issuance as of December 31, 2021.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)(A)	Weighted average exercise price of outstanding options, warrants and rights ($)(B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A)) (#)(C)
Equity compensation plans approved by security holders	17,301	47.72	1,287,913

PENSION BENEFITS

The Employees’ Retirement Plan of Bank of Hawaii (the “Retirement Plan”) provides retirement benefits for eligible employees based on the employee’s years of service and average annual salary during the 60 consecutive months resulting in the highest average salary (excluding overtime, incentive plan payouts, and discretionary cash awards).  The Retirement Plan was frozen as of December 31, 1995, except that for the five-year period commencing January 1, 1996, benefits for certain eligible participants were increased in proportion to the increase in the participant’s average annual salary.  As of December 31, 2000, the benefits under the Retirement Plan were completely frozen and not subject to increase for any additional years of service or increase in average annual salary.  Mr. Ho and Ms. Sellers are the only named executive officers who are participants in the Retirement Plan.  A summary of their benefits are listed below:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Peter S. Ho	Employees’ Retirement Plan of Bank of Hawaii	2	19,459	—
Mary E. Sellers	Employees’ Retirement Plan of Bank of Hawaii	7	101,370	—

CHANGE-IN-CONTROL, TERMINATION, AND OTHER ARRANGEMENTS

Bank of Hawaii’s Change-in-Control Retention Plan (the “Retention Plan”) provides a participant with benefits in the event of a change-in-control of the Company.  The Retention Plan includes a “Double-Trigger” payout requirement; there must be a change-in-control of the Company, and a termination of the participant’s employment with the Company either by the Company without cause or by the participant for “good reason” in each case within 24 months following the change-in-control.  All of the current named executive officers are participants in the Retention Plan.  Two levels of benefits are payable to participants in the Retention Plan, with executives holding the position of Vice Chair or above being eligible for the higher tier of benefits.  Messrs. Ho, Shigemura, and Polk, and Mmes. Crofts and Sellers are eligible for the higher tier of benefits (described in the table below).  In consideration of the benefits payable under the Retention Plan, participants are, for 12 months following termination of employment, subject to non-disclosure, non-competition (generally with respect to any other financial institution doing business in Hawaii), non-solicitation of business and employees, and non-disparagement restrictions.

The Retention Plan limits any payment or benefit under the Plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit, and prohibits the payment under the Plan of any tax gross up payments to executives in connection with any payment or benefit under the Plan.

Under the Retention Plan, a “change-in-control” will be deemed to have occurred if:

•	any person or group becomes the beneficial owner of 25% or more of the combined voting power of the Company’s securities that are entitled to vote for the election of directors;
•

a reorganization, merger or consolidation of the Company or the sale of substantially all of its assets occurs (excluding a transaction in which beneficial owners of the Company immediately prior to the transaction continue to own more than 60% of the total outstanding stock of the resulting entity and of the combined voting power of the entity’s securities that are entitled to vote for the election of directors); or

•

individuals who constituted the Board of Directors as of April 30, 2004, cease to constitute a majority of the Board, including as a result of actual or threatened election contests or through consents by or on behalf of a party other than the Board (but disregarding directors whose nomination or election was approved by at least a majority of the directors as of April 30, 2004, or other directors approved by them).

A participant is deemed to have “good reason” if one or more of the following occur after a change-in-control without the participant’s written consent:

•	a material reduction in the participant’s base salary, authority, duties or responsibilities, or in the budget over which the participant has authority;
•	a material reduction in the authority, duties or responsibilities of the participant’s supervisor;
•

the participant is required to relocate to a different Hawaiian Island for employment or to a place more than 50 miles from the participant’s base of employment immediately prior to the change-in-control; or

•	any other action or inaction that constitutes a material breach by the Company of the Retention Plan or the participant’s employment agreement.

The terms of the Company's 2014 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock, restricted stock units, and stock options upon the occurrence of a change-in-control of the Company.  We believe that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change-in-control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards.  All restricted stock, restricted stock units and stock option agreements which, by their terms, provide for acceleration of vesting in the event of a change-in-control, require a “Double-Trigger” for acceleration to occur, as provided in the Retention Plan.  The Executive Incentive Plan provides that incentive awards will, upon a change-in-control of the Company, be prorated as though the applicable performance period ended on the change-in-control date, and will be calculated as an amount equal to two times a participant’s incentive allocation for the prorated performance period.

The table below sets forth the benefits that would have been payable to each of the named executive officers had a qualifying termination occurred under the terms of the Retention Plan or plans with change-in-control provisions on December 31, 2021.

Name	Base Salary and Bonus Payment ($)(1)(8)	Executive Incentive Plan Payment ($)(2)(8)	Health Benefits ($)(3)	Outplacement ($)(4)	Relocation Payment ($)(5)	Acceleration of Restricted Stock ($)(6)(8)	Non- competition Payment ($)(7)	Total ($)
Peter S. Ho	3,440,000	1,720,000	80,679	27,100	150,000	8,522,915	1,720,000	15,660,694
Dean Y. Shigemura	1,566,000	696,000	63,437	27,100	150,000	2,060,667	783,000	5,346,204
Sharon M. Crofts	1,566,000	696,000	53,766	27,100	150,000	2,585,420	783,000	5,861,286
James C. Polk	1,566,000	696,000	52,890	27,100	150,000	2,912,754	783,000	6,187,744
Mary E. Sellers	1,569,600	697,600	26,874	27,100	150,000	3,394,960	784,800	6,650,934

(1)

Under the Retention Plan, participants who hold the position of Vice Chair or above would be entitled to the sum of (a) two times the participant’s highest annual base salary in the three fiscal years preceding termination of employment (the “Highest Base Salary”), and (b) two times the product of the participant’s annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant’s Highest Base Salary.  Amounts would be payable in a lump sum in the month following termination unless the participant is a “key employee” as defined in Treasury Regulation Section 416(i)(1)(A)(i), (ii) or (iii), in which case amounts would be payable in a lump sum on the first day of the seventh month following termination.

(2)

The Executive Incentive Plan provides that upon a change-in-control of the Company, a participant who would otherwise be entitled to a final award for a performance period ending after the date of the change-in-control will be entitled to an amount equal to two times the participant’s annual bonus target percentage under the plan (calculated based on the participant’s annualized salary), prorated to the number of months elapsed in the applicable performance period.  The final award would be paid within ten days after the end of the shortened performance period.

(3)

In lieu of Company-paid health benefits, Retention Plan participants who hold the position of Vice Chair or above would be entitled to an amount equal to three times the cost of annual COBRA premiums for the medical, dental and vision plan coverage that was provided to the participant immediately prior to termination (or coverage provided to employees generally if the participant was not covered by the Company’s health plans prior to termination).  Amounts would be payable in a lump sum as described in (1) above.

(4)

Under the Retention Plan, participants who hold the position of Vice Chair or above would be entitled to reimbursement for outplacement expenses not to exceed $20,000 (adjusted for inflation after 2007).

(5)

For participants who hold the position of Vice Chair or above, the Retention Plan provides for reimbursement of reasonable moving expenses incurred by the participant within 24 months following a qualifying termination (to the extent not reimbursed by another employer).  The maximum reimbursement for real estate transaction expenses shall not exceed $100,000 and the maximum reimbursement for all other reasonable moving expenses shall not exceed $50,000.

(6)

Under the 2014 Stock and Incentive Plan, a change-in-control would accelerate the lapsing of restrictions applicable to any restricted stock, restricted stock units, and stock options granted under such plan.  All restricted stock, restricted stock units and stock option agreements which, by their terms, provide for acceleration of vesting in the event of a change-in-control, require a “Double-Trigger” for acceleration to occur, as provided in the Retention Plan.

(7)

Under the Retention Plan, a participant who holds the position of Vice Chair or above is eligible to receive an amount equal to the sum of (a) one times the participant’s Highest Base Salary, and (b) the product of the participant’s annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant’s Highest Base Salary, provided that the participant refrains from competing against the Company (generally with respect to any other financial institution doing business in Hawaii) and also complies with the non-solicitation, non-disclosures and non-disparagement provisions of the plan for twelve months following the date of termination.  The payment described in this section would be paid in a lump sum in the thirteenth month following termination.

(8)

In 2009, the Company amended the Retention Plan to limit any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit.  Under the terms of the Retention Plan, if it is determined that any payment or benefit would be subject to Excise Tax, then the benefit payments will be reduced first from equity compensation and then from salary and bonus to the extent that the value of the reduced benefit payments will not be subject to any Excise Tax.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information:

For 2021:

•	The median of the annual total compensation of all employees of our Company (other than our CEO), was $66,230; and
•	The annual total compensation of Mr. Ho, our Chairman, Chief Executive Officer, and President was $7,339,234.

Based on this information, the ratio for 2021 of the annual total compensation of our Chairman, Chief Executive Officer, and President to the median of the annual total compensation of all employees is 111 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•

As of October 8, 2021, our U.S. employee population consisted of 2,084 employees, including any full-time, part-time, temporary, or seasonal employees employed on that date.  This date was selected because it aligned with a payroll cycle and allowed us to identify employees in a reasonably efficient manner.  As permitted by SEC rules, we excluded approximately 14 employees located in Palau, which accounted for less than 1% of our total U.S. and non-U.S. employee population of 2,098.

•

To find the median of the annual total compensation of our employees (other than our CEO), we used total earnings as reported to the Internal Revenue Service on Form W-2 plus nontaxable earnings from our payroll records for fiscal year 2021.  In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on October 8, 2021, but did not work for us the entire year.  No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
•

After identifying the median employee, we added together all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation of $66,230.

•

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table, prepared in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has written ethics and business conduct policies and procedures to monitor and approve related party transactions, including procedures related to any loans the Company makes to executive officers and directors.  The Company also conducts ethics training for its officers and directors.  In accordance with applicable NYSE listing standards, each related party transaction is reviewed and evaluated by an appropriate group, generally the Audit & Risk Committee, to determine whether a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued.  The Company also has adopted a written Code of Business Conduct and Ethics (the “Code”) for all directors, officers and employees to address, among other topics, possible conflicts of interest, corporate opportunities, compliance responsibilities, and reporting and accountability.  The Code stresses personal accountability.  Directors, officers, or employees who become aware of conflicts of interest or are concerned that a conflict might develop are required to disclose the matter promptly.

In accordance with the applicable NYSE listing standards and the Code, any material transactions or relationships involving a director or executive officer that could reasonably be expected to give rise to a conflict of interest must be approved or ratified by the Audit & Risk Committee and a list of those approvals and ratifications must be submitted semi-annually to the Board of Directors.  The Audit & Risk Committee approves or ratifies material transactions or relationships involving a director or executive officer based on the facts and circumstances of each case.  In addition to self-reporting, information about potential conflicts of interest is obtained as part of the annual questionnaire process.  In response to the annual Directors’ and Officers’ Questionnaire, each director and executive officer submits to the Corporate Secretary a description of any current or proposed related party transactions.  These transactions are presented to the Audit & Risk Committee for review and approval or ratification.

The Company and its subsidiaries are also subject to extensive federal regulations regarding certain transactions, including banking regulations relating to the extension of credit by subsidiary banks to insiders, such as executive officers and directors, as well as entities in which these individuals have specified control positions.

During 2021, the Company and its banking and investment subsidiaries engaged in transactions in the ordinary course of business with one or more of the Company’s directors and executive officers, members of their immediate families, corporations and organizations of which one or more of them was a beneficial owner of 10% or more of a class of equity securities, certain of their associates and affiliates, and certain trusts and estates of which one or more of them was a trustee or beneficiary.  All loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and did not involve more than the normal risk of collectability or present of other unfavorable features.

Ms. Dana M. Tokioka, a current director and director nominee, serves as a vice president of Atlas Insurance Agency, Inc. (“Atlas”), a Honolulu-based insurance agency which has provided insurance brokerage services to the Company since July 2009, predating Ms. Tokioka’s appointment to the Board.   In 2021, the Company paid Atlas insurance brokerage fees in the amount of $454,799, relating to professional liability, property, casualty and other insurance related products and services. The above-mentioned transactions were made in the ordinary course of business and on terms and conditions comparable to contracts with other vendors not related to the Company.

PROPOSAL 3: RATIFICATION OF THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2022 FISCAL YEAR

The Audit & Risk Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.  The Board recommends that the shareholders ratify this appointment.  Ernst & Young LLP has been the Company’s independent registered public accounting firm since its incorporation in 1971.  We expect representatives of Ernst & Young LLP to attend the annual meeting.  Ernst & Young LLP has indicated that they will have no statement to make but will be available to respond to questions.  If this Proposal does not pass, the appointment of the independent registered public accounting firm will be reconsidered by the Audit & Risk Committee.

The Board of Directors recommends a vote “FOR” the foregoing proposal.

ERNST & YOUNG LLP FEES

Ernst & Young LLP’s fees for professional services rendered for 2021 and 2020 were as follows:

Service	2021	2020
Audit Fees	$1,706,000	$1,799,500
Audit-Related Fees	379,000	237,500
Tax Fees	81,588	54,125
All Other Fees	—	—
Total	$2,166,588	$2,091,125

Audit Fees

The audit fees represent audit fees and administrative expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting.  Audit fees also represent fees for professional services rendered for statutory and subsidiary audits.

Audit-Related Fees

The audit-related fees represent fees for employee benefit plan audits, services with respect to Statement on Standards for Attestation Engagements No. 18 related to the Company’s trust operations and mortgage compliance, and other attestation reports.

Tax Fees

The tax fees represent fees for tax advisory and compliance services.

All Other Fees

The all other fees represent fees for non-tax related advisory and consulting services.

AUDIT & RISK COMMITTEE REPORT

As members of the Audit & Risk Committee, we review the Company’s financial reporting process on behalf of the Board of Directors.  The Audit & Risk Committee Charter, which outlines the Committee’s responsibilities, is available on the Company’s website at www.boh.com.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls.  In this context, we have met and held discussions with management and the independent registered public accounting firm.  Management represented to us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent registered public accounting firm reports to us.  We have sole authority to appoint and to terminate the engagement of the independent registered public accounting firm.  As a matter of best practice, we submit the appointment of the independent registered public accounting firm to shareholders for ratification.

We have discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Accounting Standard No. 1301, “Communications with Audit Committees,” including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.  In addition, we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm its independence from the Company and its management.  In concluding that the independent registered public accounting firm is independent, we determined, among other things, that the audit and non-audit services provided by Ernst & Young LLP were compatible with its independence.  Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit & Risk Committee has adopted policies to avoid compromising the independence of the independent registered public accounting firm, such as prior committee approval of audit, non-audit, tax, and all other services, and required audit partner rotation.

We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002.  We met with our internal auditors and independent registered public accounting firm, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  We also periodically met in executive session.

In reliance on the reviews and discussions referred to above, as members of the Audit & Risk Committee, we recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.  We have also appointed the Company’s independent registered public accounting firm, subject to shareholder ratification, for the 2022 fiscal year.

As submitted by the members of the Audit & Risk Committee,

Mark A. Burak, Chairman

John C. Erickson, Vice Chairman

Alicia E. Moy

Victor K. Nichols

Barbara J. Tanabe

Raymond P. Vara, Jr.

AUDIT & RISK COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

On an annual basis, the Audit & Risk Committee pre-approves all auditing and permitted non-audit services to be provided by Ernst & Young LLP, except that the Audit & Risk Committee need not pre-approve any permitted non-audit services that meet the requirements of any de minimis exception established by SEC rules.  The pre-approved list of services consists of audit services, audit-related services, and tax services.  The Audit & Risk Committee or its designee, the Committee Chairman, must specifically approve any type of service that is not included on the pre-approved list of services, provided that any such pre-approval by the Committee Chairman is presented to the full Audit & Risk Committee at its next meeting.  Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded also requires specific pre-approval by the Audit & Risk Committee or its designee, the Committee Chairman, provided that any such pre-approval by the Committee Chairman is presented to the full Audit & Risk Committee at its next meeting.

All of the services provided by, and fees paid to, Ernst & Young LLP in 2021 were pre-approved by the Audit & Risk Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

OTHER BUSINESS

The Board of Directors knows of no other business for consideration at the annual meeting.  However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, telephone, or the Internet will vote as they deem in the best interests of Bank of Hawaii Corporation.

A copy of the Company’s Annual Report on Form 10-K, including the related consolidated financial statements and schedules filed with the SEC, is available without charge to any shareholder who requests a copy in writing.  Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing.  Written requests should be made to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813.

Bank of Hawaii Corporation

VOTE

C 1234567890

000004

ENDORSEMENT_LINE______________ SACKPACK______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Online

Go to **www.envisionreports.com/BOH** or scan the QR code — login details are located in the shaded bar below.

Shareholder Meeting Notice 1234 5678 9012 345

Important Notice Regarding the Availability of Proxy Materials for the Bank of Hawaii Corporation Shareholders' Meeting to be Held on April 29, 2022

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, 2021 Annual Report on Form 10-K and Summary Annual Report to shareholders are available at:

www.envisionreports.com/BOH

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/BOH**.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before April 19, 2022 to facilitate timely delivery.

2 N O T C O Y

03KFAA

Shareholder Meeting Notice

The 2022 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held on Friday, April 29, 2022 at 8:30 A.M. Hawaii time, virtually via the internet at www.meetnow.global/MFQZ9X7. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR all nominees and FOR Proposals 2 and 3:

1. Election of Directors.

01 - S. Haunani Apoliona	02 - Mark A. Burak	03 - John C. Erickson
04 - Joshua D. Feldman	05 - Peter S. Ho	06 - Michelle E. Hulst
07 - Kent T. Lucien	08 - Elliot K. Mills	09 - Alicia E. Moy
10 - Victor K. Nichols	11 - Barbara J. Tanabe	12 - Dana M. Tokioka
13 - Raymond P. Vara, Jr.	14 - Robert W. Wo	

2. Say on Pay – An advisory vote to approve executive compensation.
3. Ratification of Re-appointment of Ernst & Young LLP for 2022.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/BOH**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials for Bank of Hawaii Corporation" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by April 19, 2022.

0

Bank of Hawaii Corporation

VOTE

C123456789

000004

00000000.000000 ext 00000000.000000 ext
00000000.000000 ext 00000000.000000 ext
00000000.000000 ext 00000000.000000 ext

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/BOH** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BOH

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - S. Haunani Apoliona	☐	☐	☐
02 - Mark A. Burak	☐	☐	☐
03 - John C. Erickson	☐	☐	☐
04 - Joshua D. Feldman	☐	☐	☐
05 - Peter S. Ho	☐	☐	☐
06 - Michelle E. Hulst	☐	☐	☐
07 - Kent T. Lucien	☐	☐	☐
08 - Elliot K. Mills	☐	☐	☐
09 - Alicia E. Moy	☐	☐	☐
10 - Victor K. Nichols	☐	☐	☐
11 - Barbara J. Tanabe	☐	☐	☐
12 - Dana M. Tokioka	☐	☐	☐
13 - Raymond P. Vara, Jr	☐	☐	☐
14 - Robert W. Wo	☐	☐	☐

Proposal	For	Against	Abstain
2. Say on Pay – An advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of Re-appointment of Ernst & Young LLP for 2022.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

C 1234567890 J N T

1 P C F 5 2 7 4 9 9

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03KF8B

The 2022 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held on Friday, April 29, 2022, 8:30 A.M. Hawaii time, virtually via the internet at www.meetnow.global/MFQZ9X7.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BOH

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Bank of Hawaii Corporation

Notice of 2022 Annual Meeting of Shareholders

Proxy Solicited by the Board of Directors for Annual Meeting — April 29, 2022

Patrick McGuirk and Russell Lum, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bank of Hawaii Corporation to be held virtually on April 29, 2022 at 8:30 a.m., Hawaii Time, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For those who are participants in the Bank of Hawaii Retirement Savings Plan (the "Plan"), this proxy also covers all shares of Bank of Hawaii Corporation stock for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Plan. Please instruct the Trustee how to vote on these proposals by indicating your selection on the reverse of this Proxy card.

If the Trustee does not receive written instructions from you before 5:00PM Central time on April 26, 2022, the Trustee will vote your shares held in the Plan in the same proportion as the shares for which instructions are received.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.